
                               AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 2000
                                                                                                        REGISTRATION NO. 333-38688

====================================================================================================================================
                                      SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, D.C. 20549

                                                  --------------

                                                    FORM S-1/A

                                               REGISTRATION STATEMENT
                                                       UNDER
                                              THE SECURITIES ACT OF 1933

                                                  --------------
                                                COVAD COMMUNICATIONS GROUP, INC.
                                     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                  --------------

       DELAWARE                                                 4813                                      77-0461529
(STATE OR OTHER JURISDICTION OF                     (PRIMARY STANDARD INDUSTRIAL                       (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                       CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                                                   4250 BURTON DRIVE
                                              SANTA CLARA, CALIFORNIA 95054
                                                      (408) 987-1000
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                                   --------------

                                              ROBERT E. KNOWLING, JR.
                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                            COVAD COMMUNICATIONS GROUP, INC.
                                                4250 BURTON DRIVE
                                           SANTA CLARA, CALIFORNIA 95054
                                                   (408) 987-1000

             (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                                         COPIES TO:
                                                 Meredith S. Jackson, Esq.
                                                    Ashok W. Mukhey, Esq.
                                                Geoffrey M. Trachtenberg, Esq.
                                                    Irell & Manella LLP
                                                 1800 Avenue of the Stars
                                              Los Angeles, California 90067
                                                      (310) 277-1010

                                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                          As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                              CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                       PROPOSED
                 TITLE OF                                        MAXIMUM OFFERING PRICE    PROPOSED MAXIMUM
         EACH CLASS OF SECURITIES              AMOUNT TO BE          PER SHARE (2)            AGGREGATE             AMOUNT OF

           TO BE REGISTERED (1)                 REGISTERED                               OFFERING PRICE (2)    REGISTRATION FEE (3)
====================================================================================================================================
Common Stock, $0.001 par value (2).......    5,013,466 shares           $20.75             $104,029,419.50         $27,463.76
====================================================================================================================================
 (1)  Includes associated preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.
 (2)  Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the common stock reported on the Nasdaq National Market on July 13, 2000 in accordance with Rule 457(c) under the
Securities Act of 1933.
 (3)  $42,882.31 previously paid in connection with filing on June 6, 2000 is being applied to this filing.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.
====================================================================================================================================

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
********************************************************************************

                    SUBJECT TO COMPLETION, DATED JULY 17, 2000

PRELIMINARY PROSPECTUS


                                5,013,466 SHARES


                                  [COVAD LOGO]

                                  COMMON STOCK

                               ($0.001 PAR VALUE)

                                 --------------

     This prospectus relates to the public offering of up to 5,536,231 shares of our common stock, par value $0.001, which are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders. The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares, however, we are paying for the costs of registering the shares covered by this prospectus.


     The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. While this offering is not being underwritten, the selling shareholders and the brokers or other third parties through whom the selling shareholders sell the common stock may be deemed "underwriters" as that term is defined in the Securities Act of 1933, as amended, for purposes of the resale of the shares of common stock offered in this prospectus.

     Our common stock is traded on the Nasdaq National Market under the symbol "COVD." On July 13, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $21 15/16 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.


                                 --------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Covad," "we," "us," and "our" refer to Covad Communications Group, Inc., its predecessors and its consolidated subsidiaries.

                                 --------------


                   The date of this prospectus is July , 2000.

                               PROSPECTUS SUMMARY


                        COVAD COMMUNICATIONS GROUP, INC.

OUR COMPANY

       We are a leading provider of broadband communications services to Internet service provider, enterprise, telecommunications carrier and other customers. These services include a range of high-speed, high capacity Internet and network access services using digital subscriber line ("DSL") technology, and related value-added services. Internet service providers purchase our services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase our services directly or indirectly from us to provide employees with high-speed remote access to the enterprise's local area network ("RLAN access"), which improves employee productivity and reduces network connection cost. Telecommunications carrier customers purchase our services for resale to their Internet service provider affiliates, Internet users and enterprise customers.


       As of March 31, 2000, we believe we have the nation's largest DSL network with 1,350 operational central offices passing over at least 35 million homes and businesses. As of March 31, 2000, we had installed 93,000 DSL based high-speed access lines and received orders for our services from more than 295 Internet service provider, enterprise, and telecommunications carrier customers, including AT&T Corporation ("AT&T"), Concentric Network Corporation, Flashcom, Inc., EarthLink, Inc., Oracle Corporation, Prodigy Communications
Corporation, PSINet, Inc., Qwest Communications International Inc., Stanford University, Sun Microsystems, Inc., UUNET Technologies (an MCI WorldCom company) and Verio, Inc.

       By March 31, 2000, we had deployed our network in a total of 62 metropolitan statistical areas. When our 165 metropolitan statistical area build-out is completed, which we expect to be by the end of 2000, our network will pass more than 45% of homes and 50% of businesses in the United States.


       We plan to continue to pursue rapid network expansion and installation of high-speed access lines. We also plan to develop a variety of services that are enhanced or enabled by our expanding network by entering into business arrangements with broadband-related service providers in order to bring a variety of value-added service offerings to our customers and their end-users.

OUR MARKET OPPORTUNITY

       We believe that we have a substantial business opportunity for the following reasons:

       o There is a growing market demand for broadband communications services.

       o Broadband communications services are enabling new applications for businesses and consumers.

       o DSL is a cost-effective technology for broadband communications.

       o The current regulatory environment facilitates the provision of competitive broadband communications service offerings.

OUR COMPETITIVE STRENGTHS

       WE OFFER AN ATTRACTIVE VALUE PROPOSITION COMPARED TO ALTERNATIVE TECHNOLOGIES. For business Internet users, our high-end services offer bandwidth comparable to that offered by T1 and frame relay circuits (which are up to 25 times the speed of most analog modems) at a substantially lower cost than traditional T1 service. For the RLAN market, our mid-range services are three to six times the speed of ISDN lines and up to ten times the speed of most analog modems at monthly rates similar to or lower than those for heavily-used ISDN lines. For consumer Internet users, our consumer services are comparably priced to other services, such as cable modem services, but offer significant advantages in security, network performance and speed.


       WE HAVE LEVERAGED OUR FIRST-MOVER ADVANTAGE TO RAPIDLY EXPAND OUR NETWORK AND GROW OUR NUMBER OF LINES INSTALLED. We were the first to widely roll out DSL services on a commercial basis, making DSL service available for purchase in the San Francisco Bay Area in December 1997. We believe that we have leveraged our first-mover advantage to rapidly expand our network into our targeted metropolitan regions and grow our number of line installations. We believe we have the nation's largest DSL network with more than 1,350 operational central offices passing over more than 35 million homes and businesses. As of March 31, 2000, we had installed a total of 93,000 lines nationwide.


       OUR SERVICES ARE WIDELY AVAILABLE, CONTINUOUSLY CONNECTED AND SECURE. Our strategy of providing blanket coverage in each region we serve is designed to ensure that our services are available to the vast majority of our customers' end-users. Our networks provide a 24-hour continuous connection, unlike ISDN lines and analog modems which require customers to dial-up each time for Internet or RLAN access. Also, because we use dedicated connections from each end-user to the Internet service provider or enterprise network, our customers can reduce the risk of unauthorized access. These factors are important to our customers because any Internet service they market to their end-users must actually be available for them to purchase and be secure enough to not risk their own reputation or business with any security lapses.


       OUR MANAGEMENT TEAM HAS EXTENSIVE INDUSTRY EXPERIENCE. Our management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling, Jr., Chairman of the Board, President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications, Inc.), Catherine Hemmer, Executive Vice President and Chief Operations Officer (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS Communications Company, Inc.), Timothy Laehy, Executive Vice President and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Robert Davenport, III, Executive Vice President, Business Development (former Senior Vice President and Chief Operating Officer of Tele-Communication, Inc.'s Internet Services subsidiary TCI.NET), Joseph Devich, Executive Vice President, Corporate Services (former Vice President, Operations and Technologies Staff of U S WEST Communications, Inc.), Dhruv Khanna, Executive Vice President, General Counsel and Secretary, Jane Marvin, Executive Vice President of Human Resources (former Vice President of Human Resources for the General Business Services unit of Ameritech Corporation), Terry Moya, Executive Vice President, External Affairs (former Vice President and Chief Financial Officer, Capital Management, Network Operations and Technologies at U S WEST Communications, Inc), Michael Lach, Executive Vice President, Business Integration (former Vice President, Customer Provisioning and Maintenance of Ameritech Corporation), John McDevitt, Executive Vice President, Sales and Marketing (former Vice President of Sales and Marketing at Danly IEM and former Business Director at Praxair, Inc; and Jimmy LaValley, Executive Vice President, Community Relations (former Vice President, Human Resources at US WEST).


OUR BUSINESS STRATEGY

       Our objective is to become the leading nationwide provider of broadband services and a critical element in the proliferation of e-commerce and other applications that are enabled or enhanced by broadband communications. The key elements of our strategy to achieve this objective are as follows:


       EXPAND OUR NETWORK AND ROLL OUT SERVICE RAPIDLY IN OUR TARGETED METROPOLITAN STATISTICAL AREAS. As of March 31, 2000, we introduced our services in 62 of the top metropolitan statistical areas nationwide. We have announced our plan to expand our services to a total of 165 metropolitan statistical areas by the end of 2000. In the aggregate, these 165 metropolitan statistical areas cover more than 45% of homes and 50% of businesses in the United States. In addition, we have recently begun to assess the regulatory and competitive environments in other countries.

       PROVIDE PERVASIVE COVERAGE IN EACH METROPOLITAN STATISTICAL AREA. We are pursuing a blanket coverage strategy of providing service in a substantial majority of the central offices in each region that we enter since our Internet service provider customers desire to market their Internet access services on a region-wide basis. Blanket coverage is also important to our enterprise customers since most of them desire to offer RLAN access to all employees regardless of where they reside. In addition, we believe our presence in 165 metropolitan statistical areas will allow us to better serve our Internet service provider, enterprise, telecommunications carrier and other customers. These customers are increasingly seeking a single supplier in multiple metropolitan areas.


       ESTABLISH AND MAINTAIN SALES AND MARKETING RELATIONSHIPS WITH LEADING INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER DSL RESELLERS. We principally target Internet service providers, telecommunications carriers and other DSL resellers that can offer their end-users cost and performance advantages for Internet access using our services. We primarily provide connections to Internet service providers, which in turn offer high-speed Internet access using our network. In other cases, we provide wholesale DSL and Internet access services for resale by our customers such as Prodigy Communications Corporation and Juno Online Services. In this way, we:

       o carry the traffic of multiple Internet service providers, telecommunications carriers and other customers in any region, increasing our volume and reducing our costs;

       o leverage our selling efforts through the sales and support staff of these Internet service providers, telecommunications carriers and other customers;

       o offer Internet service providers, telecommunications carriers and other customers an alternative, since the traditional telephone company typically provides its own retail Internet access services in competition with our customers; and

       o provide Internet service providers, telecommunications carriers and other customers a high-speed service offering to compete with cable-based Internet access.

       DEVELOP A NATIONAL BRAND. We believe that we can enhance our competitive position and increase demand for our services by actively developing a positive brand and image for our Company and our services through a combination of television, print and radio advertisements on both a national and local basis. In October 1999, we commenced a significant national advertising campaign in pursuit of this strategy. This branding strategy has created the opportunity for us to provide end-user leads to our existing customers.

       DEVELOP AND COMMERCIALIZE VALUE-ADDED SERVICES. We intend to introduce value-added services to our customers and leverage the value of the network access we offer today. Offering services such as voice over DSL, DSL plus International Protocol (DSL + IP), and our Virtual Broadband Service Provider
(VBSP) offering will allow us to bundle service offerings to our customers and improve the quality of content delivery to their end-users as well as reduce costs. We believe this is an important part of our strategy and will allow us to build upon our success to date in adding and retaining subscribers.


       ACQUIRE AND ENTER INTO BUSINESS ARRANGEMENTS WITH NETWORK AND BROADBAND-RELATED SERVICE PROVIDERS. We believe that the pace of deployment of our network can be increased by acquiring and entering into business arrangements with other network service providers, some of which may be located outside of the United States. We also believe our network deployment will enable the delivery of a variety of broadband-related services and content that are desired by our customers. We expect to make these services available to our customers through acquiring and entering into business arrangements with leading providers of broadband-related services or content. For example, we recently acquired Laser Link.Net, Inc. This acquisition will allow us to better provide DSL and IP services on a wholesale basis and better enable us to serve customers who do not wish to maintain any network facilities. Our agreement to acquire BlueStar Communications Group will expand our selling capabilities in smaller cities and rural areas, increase our distribution methods, and will enhance our ability to deliver enhanced broadband solutions to small businesses.


       TAKE ADVANTAGE OF NEW REGULATORY DEVELOPMENTS. In late 1999, the FCC required the major local phone companies to provide us, and other competitive local carriers, with "line sharing." This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. In addition, some of the Ameritech/SBC merger conditions adopted by the FCC in October 1999 also contain provisions on line sharing and provide for reductions in costs for telephone wires in certain circumstances. In many cases, line sharing would allow us to provision our asymmetric DSL services on the same telephone wire as the existing local phone companies' voice service. Currently, we provide our DSL services over a separate additional telephone wire. Asymmetric DSL and standard telephone service can exist on a single line and most, if not all, of the traditional telephone companies provision their own asymmetric services on the same line as existing voice services.


       We see line sharing as an extremely important opportunity for us for three primary reasons. First, line sharing should significantly reduce the monthly recurring charges we incur for telephone wires. Second, line sharing should reduce the time it takes traditional telephone companies to deliver telephone wires because the telephone wire will already exist. Third, line sharing should resolve lack of telephone wire problems that we have encountered when ordering telephone wires in some areas of the country. We have entered into line sharing agreements with U S West Communications, Inc., BellSouth Corporation and Bell Atlantic Corporation. We have also entered into line sharing agreements with SBC in California and we are negotiating agreements for the remaining states in SBC's territory. We have entered into a line sharing agreement with GTE for all of its major markets other than Texas. We recently received a decision from the Texas Public Utilities Commission implementing line sharing in Texas. We have started implementing line sharing in several states. We expect the traditional local phone companies to implement line sharing on a wide scale later this year.

RECENT DEVELOPMENTS

       On March 20, 2000 we completed the acquisition of Laser Link.Net, Inc., a leading provider of branded internet access, based in Media, Pennsylvania in a transaction accounted for as a purchase. Under the acquisition agreement, we issued 6.45 million split-adjusted shares of common stock for all Laser Link.Net outstanding shares, plus assumption of all outstanding debt. We anticipate that this acquisition will allow us to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband Internet services to their customers, members, or affiliates. Laser Link.Net currently provides a similar service using dial-up access. The total consideration related to the acquisition was valued at approximately $411.1 million based on the trading price of our common stock at the time of the signing of the agreement.

       On May 16, 2000, we announced that the American Arbitration Association issued its Intended Award of Damages to us in our arbitration hearings against Pacific Bell for violations of the Telecommunications Act of 1996. The arbitrators awarded us $27.2 million plus attorneys' fees and costs which is in addition to the panel's January 1999 interim decision to award us $257,166 in damages and $474,995 in attorneys' fees and costs. In November 1998, the arbitrators determined that Pacific Bell had violated the 1996 Telecommunications Act as well as its contract with us by failing to timely deliver collocation space and operable loops.

       On June 16, 2000, we announced our agreement to acquire BlueStar Communications Group Inc., a provider of broadband and Internet services for small- and medium-sized businesses throughout the Southeastern
United States. Under the acquisition agreement, we will issue 8 million shares of our common stock for all of BlueStar's outstanding shares, plus assumption of $55 million in debt and operating leases, in a transaction currently scheduled to close in the third quarter of 2000. Up to five million additional shares of our common stock may be issued to the BlueStar shareholders if certain performance targets are met by BlueStar over the 2001 fiscal year. We anticipate that our acquisition of BlueStar will provide the following benefits:

       o Speed to market in implementing our direct sales strategy in Tier 3 markets;

       o Increased ability to provide enhanced broadband solutions to small businesses;

       o   A large, experienced direct sales force; and

       o   BlueStar's customer base.

       In addition, our acquisition of BlueStar will provide us with 135 new central offices that were built out by BlueStar and had not been built out by us. We believe that we acquired these new central offices at a cost savings in comparison with what it would have cost us to build, operate and support those central offices and the underlying business associated with the markets they serve.

       In connection with our announcement of the BlueStar acquisition, we announced a reduction in the number of end-user lines that we expected to be in service on June 30, 2000. At the same time, we reduced end-user line growth expectations for 2000 to 330%, primarily because of the channel conflict with our resellers that may result from our acquisition of BlueStar, which sells directly to end-users.

       On June 27, 2000, we announced the appointment of John McDevitt as our Executive Vice President of Sales and Marketing. Mr. McDevitt assumed this role July 5, 2000 and replaced Robert Grant, who was serving in this position on an interim basis.

       We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to the complex nature of the widespread implementation of SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ended December 31, 2000. The SEC intends to issue further definitive guidance on the implementation of SAB 101. When and if that guidance is received, we will fully evaluate this guidance and respond and comply accordingly. If SAB 101 is implemented and its implementation is contrary to our current practice, it may have an adverse effect on our financial statements.

                                  THE OFFERING

       The shares to be offered for resale in this offering are shares of our common stock issued to the former shareholders of LaserLink.Net, which we acquired in March 2000.



Securities offered by the selling
shareholders...................................      5,013,466 shares of common stock

Common stock outstanding as of
July 1, 2000...................................      154,433,087 shares(1)

Use of Proceeds................................      We will not receive any proceeds from the sale
                                                     of the common stock by the selling  shareholders. SEE
                                                     "Use of Proceeds."
Risk Factors...................................      The shares  of common  stock  offered under this
                                                     prospectus involve a high degree of risk. SEE "Risk
                                                     Factors."
Nasdaq National Market Symbol..................      COVD

--------------
  (1) This number excludes approximately 28,003,758 shares reserved for issuance in connection with the Company's stock-based compensation plans or for conversion and exchange of the Company's convertible and exchangeable securities.

                                   --------------


       The address of our principal executive office is 4250 Burton Drive, Santa Clara, California 95054, and our telephone number is (408) 987-1000.

     "Covad(TM)," "TeleSpeed(R)," "TeleSurfer(SM)," "The Speed to Work(SM)," "The Internet As It Should Be(SM)" and the Covad logos, names and marks are some of our trademarks and servicemarks. This prospectus contains other product names, trade names and trademarks of ours and of other organizations.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                    YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                             --------------------------------------  ----------------------------
                                               1997         1998          1999          1999           2000
                                             ----------  ------------ -------------  ------------  --------------
                                                    (DOLLARS IN THOUSANDS)                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................   $      26   $     5,326  $     66,488    $    5,596   $      41,807
Operating expenses:
   Network and product costs..............          54         4,562        55,347         4,960          31,349
   Sales, marketing, general and
     administrative.......................       2,374        31,043       140,372        18,113          89,171
   Amortization of deferred compensation..         295         3,997         4,768         1,653           1,186
   Depreciation and amortization..........          70         3,406        37,602         4,647          20,782
                                             ----------  ------------ -------------  ------------  --------------
     Total operating expenses.............       2,793        43,008       238,089        29,373         142,488
                                             ----------  ------------ -------------  ------------  --------------
Loss from operations......................      (2,767)      (37,682)     (171,601)      (23,777)       (100,681)
   Net interest expense...................         155       (10,439)      (23,796)       (5,127)         (7,543)
   Other income...........................          --            --            --            --             999
                                             ----------  ------------ -------------  ------------  --------------
Net loss..................................      (2,612)      (48,121)     (195,397)      (28,904)       (107,225)
Preferred dividends.......................          --            --        (1,146)       (1,146)             --
                                             ----------  ------------ -------------  ------------  --------------
Net loss attributable to Common              $  (2,612)     $(48,121) $   (196,543)   $  (30,050)  $    (107,225)
Stockholders..............................
                                             ==========  ============ =============  ============  ==============
Net loss per share--basic and diluted......  $    (.35)  $     (3.75) $      (1.83)       $(0.37)         $(0.73)
                                             ==========  ============ =============  ============  ==============
Weighted average shares used in computing
   net loss per share
  --basic and diluted.....................   7,360,978    12,844,203   107,647,812    80,432,965     146,967,581
                                             ==========  ============ =============  ============  ==============
OTHER FINANCIAL DATA:
EBITDA(1).................................   $  (2,402)  $   (30,154) $   (129,486)      (17,477)        (74,987)
Capital expenditures......................   $   2,253   $    59,503  $    208,186        42,802         110,652


                                                                     AS OF DECEMBER 31,          AS OF MARCH 31,
                                                             ----------------------------------- ----------------
                                                               1997       1998         1999           2000
                                                             --------- -----------  ------------ ----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments......   $  4,378  $   64,450   $   767,357        1,062,789
Net property and equipment................................      3,014      59,145       237,542          329,159
Total assets..............................................      8,074     139,419     1,147,606        1,947,453
Long-term obligations, including current portion..........        783     142,879       375,049          805,864
Total stockholders' equity (net capital deficiency).......      6,498     (24,706)      690,291          984,825


                                                                     AS OF DECEMBER 31,          AS OF MARCH 31,
                                                             ----------------------------------- ----------------
                                                               1997       1998         1999           2000
                                                             --------- -----------  ------------ ----------------
OTHER OPERATING DATA:
Homes and businesses passed...............................    278,000   6,023,217    29,000,000    35,000,000
Lines installed...........................................         26       3,922        57,000        93,000

--------------
  (1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

       o an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or

       o an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

       EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

                                  RISK FACTORS



       AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO REVIEWING OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WE USE WORDS SUCH AS "ANTICIPATES," "BELIEVES," "PLANS," "EXPECTS," "FUTURE," "INTENDS" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

REJECTIONS OF OUR APPLICATIONS FOR CENTRAL OFFICE AND REMOTE TERMINAL SPACE BY TRADITIONAL TELEPHONE COMPANIES ARE LIKELY TO DELAY THE EXPANSION OF OUR NETWORK AND THE ROLL OUT OF OUR SERVICES

       We must secure physical space from traditional telephone companies for our equipment in their central offices in order to provide our services in our targeted metropolitan statistical areas. In the past, we have experienced rejections of our applications to secure this space in many central offices, and we continue to receive rejections in some central offices. In addition, to provide a full range of DSL services, we must access remote terminals, which are used by traditional telephone companies to serve end-users through a combination of fiber optic technology and copper wires. Traditional telephone companies are increasing their deployment of fiber-fed remote terminal architectures (for example, SBC and "Project Pronto"). For Covad to provide copper based DSL services to these end users, Covad needs to access the copper telephone wires that terminate at these remote terminals.

       We expect that, as we proceed with our deployment, we will face additional rejections of our applications for central office space in our other targeted metropolitan statistical areas. These rejections have in the past resulted, and could in the future result, in delays and increased expenses in the rollout of our services in our targeted metropolitan statistical areas, including delays and expenses associated with engaging in legal proceedings with the traditional telephone companies. This has harmed our business and is likely to continue to harm our business in the future periods.

       We face other challenges in dealing with the traditional telephone companies:

       o there may be real limitations on the availability of central office space in certain central offices and remote terminals;

       o they frequently claim lack of available facilities when asked by us to provide connections between central offices, remote terminals, and telephone wires to end-users;

       o they frequently fail to promise delivery of, and actually deliver, properly connected telephone wires to our end-users on time;

       o they frequently do not cooperate in providing us with relevant telephone wire information such as the length of the wire;

       o they frequently do not deploy and provide us with integrated software systems that allow us to seamlessly place large volumes of orders for telephone lines; and

       o they frequently do not cooperate in maintaining and resolving problems relating to delivery of telephone lines.

       o they frequently do not cooperate in providing relevant information about the presence and types of remote terminals that may be serving end users.

       We are engaged in a variety of negotiations, regulatory disputes and legal actions to resolve these situations. We may be unable to resolve these matters successfully.

       The Federal Communications Commission ("FCC") has been reviewing the policies and practices of the traditional telephone companies with the goal of facilitating the efforts of competitive telecommunications companies to obtain central office space and telephone wires more easily and on more favorable terms. On March 31, 1999, the FCC adopted rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, the FCC's new rules have not been uniformly implemented in a timely manner, may not ultimately enhance our ability to obtain central office space, and have been subject to litigation.

       Moreover, in March 2000, a federal appeals court struck portions of the FCC's new rules, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       On November 5, 1999, the FCC adopted rules that require traditional telephone companies to provide access to remote terminal locations and to require them to provide access to copper wires that terminate at these terminals. These rules went into effect in May 2000. These rules are currently being appealed. In addition, SBC is seeking a waiver from the FCC of one of the merger conditions it agreed to in its merger with Ameritech; this waiver would facilitate SBC deploying a remote terminal architecture (called "Project Pronto"). Covad has been very active in these and other regulatory proceedings in order to ensure that it receives the full nondiscriminatory access to these remote terminals and copper wires.

CHARGES FOR UNBUNDLED NETWORK ELEMENTS ARE OUTSIDE OF OUR CONTROL BECAUSE THEY ARE PROPOSED BY THE TRADITIONAL TELEPHONE COMPANIES AND ARE SUBJECT TO COSTLY REGULATORY APPROVAL PROCESSES

       Traditional telephone companies provide the unbundled DSL-capable lines or telephone wires that connect each end-user to our equipment located in the central offices. The 1996 Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. The nonrecurring and recurring monthly charges for DSL-capable lines (telephone wires) that we require vary greatly. These rates are subject to the approval of the state regulatory commissions. The rate approval processes for DSL-capable lines and other unbundled network elements typically involve a lengthy review of the rates proposed by the traditional telephone companies in each state. The ultimate rates approved typically depend on the traditional telephone company's initial rate proposals and the policies of the state public utility commission. These rate approval proceedings are time-consuming and expensive. Consequently, we are subject to the risk that the non-recurring and recurring charges for DSL-capable lines and other unbundled network elements will increase based on rates proposed by the traditional telephone companies and approved by state regulatory commissions from time to time, which would harm our operating results.

THE FAILURE OF TRADITIONAL TELEPHONE COMPANIES TO ADEQUATELY PROVIDE TRANSMISSION FACILITIES AND PROVISION TELEPHONE WIRES IS LIKELY TO IMPAIR OUR ABILITY TO INSTALL LINES AND ADVERSELY AFFECT OUR GROWTH RATE

       We interconnect with and use traditional telephone companies' networks to service our customers. This presents a number of challenges because we depend on traditional telephone companies:

       o to use their technology and capabilities to meet certain telecommunications needs of our customers and to maintain our service standards;

       o to cooperate with us for the provision and maintenance of transmission facilities; and

       o to provide the services and network components that we order, for which they depend significantly on unionized labor. Labor issues have in the past, and may in the future, hurt the telephone companies' performance.

       Our dependence on the traditional telephone companies has caused and could continue to cause us to encounter delays in establishing our network and providing higher speed DSL services. We rely on the traditional telephone companies to provision telephone wires to our customers and end-users. We must establish efficient procedures for ordering, provisioning, maintaining and repairing large volumes of DSL capable lines from the traditional telephone companies. We must also establish satisfactory electronic billing and payment arrangements with the traditional telephone companies. We may not be able to do these things in a manner that will allow us to retain and grow our customer and end-user base.

       It has been and continues to be our experience that, at any given time, one or more of the traditional telephone companies will fail to deliver the central office space, transmission facilities, telephone wires or other elements, features and functions that our business requires. For example, the traditional telephone companies currently are significantly impairing our ability to efficiently install our services, and this has adversely affected the growth in the volume of orders we receive. The failure of the traditional telephone companies to consistently and adequately deliver operable telephone wires to us on time has significantly contributed to an increase in the backlog of uninstalled orders. The continued inadequate performance of the traditional telephone companies could slow the growth in our revenues and reduce the growth in orders placed by our customers, which could materially harm our business.

       On November 18, 1999, the FCC decided that the traditional local telephone companies must provide us and other competitive local exchange carriers with access to line sharing. This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. The FCC has directed the traditional local telephone companies to enter into agreements with competitors, such as ourselves, and take the necessary steps to provide such access by mid-2000. However, it is unclear whether the traditional telephone companies will provide us with such access in a meaningful way this year.

       Although we have entered into interim line sharing agreements with the major local telephone carriers the permanent rates, terms and conditions of line sharing access have not yet been mutually agreed to between the traditional local phone companies and us. State commissions have not yet arbitrated disputes or set line sharing rates in connection with failed negotiations between traditional local phone companies and us. The efforts of traditional local telephone companies to provide us with line sharing may inadvertently or purposefully cause disruption and dislocation to our existing processes for obtaining full telephone lines and our ability to provide our services.

WE DEPEND ON THE TRADITIONAL TELEPHONE COMPANIES FOR THE QUALITY AND AVAILABILITY OF THE TELEPHONE WIRES THAT WE USE

       We depend significantly on the quality and availability of the traditional telephone companies' telephone wires, shared lines and the traditional telephone companies' maintenance of such wires. We may not be able to obtain the telephone wires and the services we require from the traditional telephone companies at satisfactory quality levels, rates, terms and conditions. Our inability to do so could delay the expansion of our network and degrade the quality of our services to our customers.

OUR BUSINESS WILL SUFFER IF OUR INTERCONNECTION AGREEMENTS ARE NOT RENEWED OR IF THEY ARE MODIFIED ON UNFAVORABLE TERMS

       We are required to enter into and implement interconnection agreements in each of our targeted metropolitan statistical areas with the appropriate traditional telephone companies in order to provide service in those regions. We have not yet entered into all of the interconnection agreements we require to complete our 165 metropolitan statistical area build-out. We may be unable to timely enter into these agreements, which is prerequisite for us to provide service in those areas. Many of our existing interconnection agreements have a maximum term of three years. Therefore, we will have to renegotiate these agreements with the traditional telephone companies when they expire. We may not succeed in extending or renegotiating them on favorable terms or at all.

       As the FCC modifies, changes and implements rules related to unbinding and collocation, Covad generally has to renegotiate its interconnection agreements with the traditional telephone companies in order to implement those new or modified rules. We may be unable to timely renegotiate these agreements, or we may be forced to arbitrate and litigate with the traditional telephone company agreement terms that fully comply with FCC rules. As a result, although the FCC may implement rules or policies designed to speed or improve Covad's ability to provide its services, Covad may not be able to timely implement those rules or policies.

       Additionally, disputes have arisen and will continue to arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed the deployment of our network, and resolution of the litigated matters will cause us ongoing expenditure of money and management time. They may have also negatively affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. In addition, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that harms our business.


OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY

       We were incorporated in October 1996 and introduced our services commercially in the San Francisco Bay Area in December 1997. Because of our limited operating history, you have limited operating and financial data upon which to evaluate our business. You should consider that we have the risks of an early stage company in a new and rapidly evolving market. To overcome these risks, we must:

       o   rapidly expand the geographic coverage of our services;

       o attract and retain customers within our existing and in new metropolitan statistical areas;

       o   increase awareness of our services;

       o   respond to competitive developments;

       o   continue to attract, retain and motivate qualified persons;

       o continue to upgrade our technologies in response to competition and market factors;

       o   manage our traditional telephone company suppliers;

       o   rapidly install high-speed access lines;

       o   effectively manage the growth of our operations; and

       o deliver additional value-added services to our customers without causing existing customers to cease reselling our services or reducing the volume or rate of growth of sales of our services.

WE HAVE A HISTORY OF LOSSES AND EXPECT INCREASING LOSSES IN THE FUTURE

       We have incurred substantial losses and experienced negative cash flow each fiscal quarter since our inception. As of March 31, 2000, we had an accumulated deficit of approximately $353.4 million. We intend to increase our capital expenditures and operating expenses in order to expand our business. As a result, we expect to incur substantial additional net losses and substantial negative cash flow for the next several years due to continued development, commercial deployment and expansion of our network. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our network and operating our business, as well as our revenues, will depend on a number of factors including:

       o the number of regions entered, the timing of entry and services offered;


       o   network deployment schedules and associated costs;


       o the rate at which customers and end-users purchase our services and the pricing of such services;


       o the level of marketing required to acquire and retain customers and to attain a competitive position in the market place;


       o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology; and

       o   unanticipated opportunities.


       In addition, we expect our net losses to increase in the future due to interest and amortization charges related to our 13 1/2% senior discount notes (the "1998 notes") due 2008, our 12 1/2% senior notes (the "1999 notes") due 2009, our 12% senior notes due 2010 (the "2000 notes") and the amortization charges related to our issuance of preferred stock to AT&T Ventures and two affiliated funds ("AT&T Ventures"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications International Inc. ("Qwest") in January 1999. For example:


       o Interest and amortization charges relating to the 1998 notes were approximately $22.3 million during the year ending December 31, 1999. These charges will increase each year until the year ending December 31, 2004, during which period the interest and amortization charges will be approximately $36.9 million. This increase is due to the accretion of the 1998 notes to $260 million through March 2003.

       o Interest and amortization charges relating to the 1999 notes were approximately $24.8 million during the year ending December 31, 1999 and will increase slightly each year to approximately $29.3 million during the year ending December 31, 2008.

       o Interest and amortization charges relating to the 2000 notes will be approximately $48.2 million during the year ending December 31, 2000 and will be $52.2 million each following year through the maturity of the notes in February 2010.

       o We recorded intangible assets of $28.7 million associated with the issuance of our preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization charges relating to our preferred stock issuance were approximately $8.2 million during the year ending December 31, 1999. These amounts will result in an annual amortization charge of approximately $8.4 million in each of the years in the two-year period ending December 31, 2001.

OUR BUSINESS WILL SUFFER IF OUR INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER THIRD PARTIES ARE NOT SUCCESSFUL IN MARKETING AND SELLING OUR SERVICES


       We primarily market our Internet access services through Internet service providers, telecommunications carriers and other customers for resale to their business and consumer end-users. To date, a limited number of Internet service providers have accounted for the significant majority of our revenues. As a result, a significant reduction in the number of end-users or revenues provided by one or more of our key Internet service providers could materially harm our operating results in any given period. We expect that our Internet service provider customers and telecommunications carriers will account for the majority of our future market penetration and revenue growth. Our agreements with our customers are generally non-exclusive. Many of our customers also resell services offered by our competitors. In addition, a number of our customers have committed to provide large numbers of end-users in exchange for price discounts. If our customers do not meet their volume commitments or otherwise do not sell our services to as many end-users as we expect, our business will suffer. In addition, these and future relationships we may establish with other third parties may not result in significant line orders or revenues.


OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE IN FUTURE PERIODS AND, MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS

       Our annual and quarterly operating results are likely to fluctuate significantly in the future as a result of numerous factors, many of which are outside of our control. These factors include:

       o the timing and willingness of traditional telephone companies to provide us with central office space and the prices, terms and conditions on which they make available the space to us;

       o the amount and timing of capital expenditures and other costs relating to the expansion of our network and the marketing of our services;

       o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

       o the ability to develop and commercialize new services by us or our competitors;

       o the ability to order or deploy our services on a timely basis to adequately satisfy end-user demand;

       o   our ability to successfully operate our network;

       o   the rate at which customers subscribe to our services;

       o decreases in the prices for our services due to competition, volume-based pricing and other factors;

       o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

       o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

       o the success of our relationship with AT&T and other potential third parties in generating significant end-user demand;

       o the development and operation of our billing and collection systems and other operational systems and processes;

       o the rendering of accurate and verifiable bills by our traditional telephone company suppliers and resolution of billing disputes;

       o the incorporation of enhancements, upgrades and new software and hardware products into our network and operational processes that may cause unanticipated disruptions; and

       o the interpretation and enforcement of regulatory developments and court rulings concerning the 1996 Telecommunications Act, interconnection agreements and the anti-trust laws.


       o   The availability of equipment and services from key vendors.


       As a result, it is likely that in some future quarters our operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely decline.

WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL BECAUSE OUR BUSINESS STRATEGY IS LARGELY UNPROVEN

       We believe that we were the first competitive telecommunications company to widely provide high-speed Internet and network access using DSL technology. To date, our business strategy remains significantly unproven. To be successful, we must develop and market services that achieve broad commercial acceptance by Internet service provider, enterprise and telecommunications carrier customers in our targeted metropolitan statistical areas. Because our business and the demand for high-speed digital communications services are in the early stages of development, we are uncertain whether our services will achieve broad commercial acceptance.

       It is uncertain whether our strategy of selling and providing our service through Internet service providers, telecommunication carriers and others will be successful. This strategy creates marketing, operational and other challenges and complexities that are less likely to appear in the case of a single entity providing integrated DSL and ISP services. For example, cable modem service providers, such as Excite@Home Corporation and Time Warner, Inc., market, sell and provide high-speed services, Internet access and content services on an integrated basis. Also, our new DSL + IP and VBSP services may adversely affect our relationship with our current ISP customers, since we will be providing some of the services that they provide. We do not anticipate that this will have a substantial adverse effect on our relationship with our ISP customers because we will be able to provide our ISP customers with these additional services at a lower cost then they would pay if they developed these additional services internally.


       Three recently-announced mergers and acquisitions--between America Online, Inc. and Time Warner, Inc., between NTT and Verio, and between NEXTLINK and Concentric Network Corporation--highlight a growing trend among service providers and telecommunications carriers to combine the marketing, selling and provision of high-speed data transmission services, Internet access and content services. While we do not believe that such combined entities providing integrated services will adversely affect our business, no assurance can be given that such combinations will not ultimately have such an adverse effect. Further, no assurance can be given that additional acquisitions of Internet service providers by traditional and local competitive telecommunications carriers, and other strategic alliances between such entities, will not harm our business.

       In light of our acquisition of Laser Link.Net, Inc. and other changes we have made in our business to provide Internet access services on a wholesale basis to Internet service providers, such as Prodigy Communications Corporation and Juno On-Line, some of our existing Internet service provider customers may perceive us as a potential or actual competitor instead of as a supplier. Similarly, our agreement to acquire BlueStar, which sells its services directly to end-users, may cause our existing Internet service provider customers to view us a a competitor. Such Internet service providers may therefor reduce the volume or the rate of growth of the sales of our services, or may cease to resell our services. No assurance can be given that our provision of additional services will not alienate some or all of our existing customers and thus harm our business.


WE MAY EXPERIENCE DECREASING PRICES FOR OUR SERVICES, WHICH MAY IMPAIR OUR ABILITY TO ACHIEVE PROFITABILITY OR POSITIVE CASH FLOW

       We may experience decreasing prices for our services due to competition, volume-based pricing, an increase in the proportion of our revenues generated by our consumer services and other factors. Currently, we charge higher prices for some of our services than some of our competitors do for their similar services. As a result, we cannot assure you that our customers and their end-user customers will select our services over those of our competitors. In addition, prices for digital communications services in general have fallen historically, and we expect this trend to continue. We have provided and expect in the future to provide price discounts to customers that commit to sell our services to a large number of their end-user customers. Our consumer-grade services have lower prices than our business-grade services. As a result, expected increases in the percentage of our revenues which we derive from our consumer services will likely reduce our overall profit margins. We also expect to reduce prices periodically in the future to respond to competition and to generate increased sales volume. As a result, we cannot predict whether demand for our services will exist at prices that enable us to achieve profitability or positive cash flow.


OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY MAY DELAY OUR NETWORK EXPANSION AND SERVICE ROLLOUT

       Our strategy is to significantly expand our network within our existing metropolitan statistical areas and to deploy our network in substantially all of our 165 targeted metropolitan statistical areas by the end of 2000. The execution of this strategy involves:


       o   obtaining the required government authorizations;

       o identifying, accessing and initiating service in key central offices within existing and target regions;

       o designing, maintaining and upgrading adequate operational support, billing and collection systems;

       o obtaining central office space and maintaining connections between central offices;

       o obtaining phone lines and electronic ordering facilities from our traditional telephone company suppliers on a timely basis; and

       o entering into and renewing interconnection agreements with the appropriate traditional telephone companies on satisfactory terms and conditions.

       To accomplish this strategy, we must, among other things:

       o market to and acquire a substantial number of customers and end-users;

       o continue to implement and improve our operational, financial and management information systems, including our client ordering, provisioning, dispatch, trouble ticketing and other operational systems as well as our billing, accounts receivable and payable tracking, collection, fixed assets and other financial management systems;

       o hire and train additional qualified management and technical personnel;

       o manage and resolve any disputes which may arise with our traditional telephone company suppliers;

       o establish and maintain relationships with third parties to market and sell our services, install network equipment and provide field service; and

       o   continue to expand and upgrade our network infrastructure.

       We may be unable to do these things successfully. As a result, we may be unable to deploy our network as scheduled, deploy our services in a timely manner or achieve the operational growth necessary to achieve our business strategy.


       Our growth has placed, and is expected to continue to place, significant demands on our management and operational resources. We expect to continue to significantly increase our employee base to support the deployment of our network. We also expect to implement system upgrades, new software systems and other enhancements, which could cause disruption and dislocation in our business. If we are successful in implementing our marketing strategy, we may have difficulty responding to demand for our services and technical support in a timely manner and in accordance with our customers' expectations. We expect these demands to require the addition of new management personnel and the increased outsourcing of Company functions to third parties. We may be unable to do this successfully, in which case we could experience a reduction in the growth of our line orders and therefore our revenues.

       In February to March 2000, we deployed new software systems that caused some disruption to our business while enhancing the productivity and efficiency of certain operational practices. Future changes in our processes that we introduce or we are required to introduce as a result of our arrangements with the traditional telephone companies could cause similar or more serious disruption to our ability to provide our services and to our overall business.

Thus far we have electronically linked our own ordering software systems to the software systems of five of the traditional telephone companies. Such electronic linkage is essential for us to successfully place a large volume of orders for access to telephone wires. There is no assurance that we will be successful in electronically linking our software system to those of all of the traditional telephone companies who we rely on for the supply of access to their telephone wires. Even if we have such electronic links, we cannot assure you that we will be able to process all of our orders through such electronic links, which would require additional human intervention. Our failure to electronically link our systems with those of all major traditional telephone companies would severely harm our ability to provide our services in large volume to our customers.

THE MARKETS WE FACE ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

       The markets we face for business and consumer Internet access and RLAN access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. In addition, the traditional telephone companies dominate the current market and have a monopoly on telephone wires. We pose a competitive risk to the traditional telephone companies and, as both our competitors and our suppliers, they have the ability and the motivation to harm our business. We also face competition from cable modem service providers, competitive telecommunications companies traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition, better strategic relationships and significantly greater financial, technical or marketing resources than we do. As a result, these competitors:

       o may be able to develop and adopt new or emerging technologies and respond to changes in customer requirements or devote greater resources to the development, promotion and sale of their products and services more effectively than we can;

       o   may form new alliances and rapidly acquire significant market share;
           and

       o may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing high-speed digital services.

       The intense competition from our competitors, including the traditional telephone companies, the cable modem service providers and the competitive telecommunications companies could harm our business.

       The traditional telephone companies represent the dominant competition in all of our target service areas, and we expect this competition to intensify. For example, they have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own telephone wires and can bundle digital data services with their existing analog voice services to achieve economies of scale in serving customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $19-$29 per month, placing pricing pressure on our TeleSurfer services. While we may be allowed to provide our data services over the same telephone wires that they provide analog voice services, we may be unable to obtain this ability. Even if we do obtain this ability, there is no assurance that we will be permitted to provide our services in this manner without running into operational or technical obstacles; including those created by the traditional telephone companies. Further, they can offer service to end-users from certain central offices where we are unable to secure central office space and offer service. Accordingly, we may be unable to compete successfully against the traditional telephone companies.

       Cable modem service providers, such as Excite@Home Corporation and MediaOne, the broadband services arm of MediaOne Group (formerly U S West Media Group), and their respective cable partners, are deploying high-speed Internet access services over coaxial cable networks. Where deployed, these networks provide similar, and in some cases, higher-speed Internet access and RLAN access than we provide. They also offer these services at lower price points than our TeleSurfer services. As a result, competition with the cable modem service providers may have a significant negative effect on our ability to secure customers and may create downward pressure on the prices we can charge for our services.

       Many competitive telecommunications companies offer high-speed data services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. In addition, some competitive telecommunications companies have extensive fiber networks in many metropolitan areas primarily providing high-speed digital and voice circuits to large corporations, and have interconnection agreements with traditional telephone companies pursuant to which they have acquired central office space in many of our existing and target markets. Further, certain of our customers have made investments in our competitors. As a result of these factors, we may be unsuccessful in generating a significant number of new customers or retaining existing customers.

OUR LEVERAGE IS SUBSTANTIAL AND WILL INCREASE, MAKING IT MORE DIFFICULT TO RESPOND TO CHANGING BUSINESS CONDITIONS


       As of March 31, 2000 we had approximately $823.8 million of long-term obligations (including current portion), which consists primarily of the 1998 notes, the 1999 notes and the 2000 notes. Because the 1998 notes accrete to $260 million through March 2003, we will become increasingly leveraged until then, whether or not we incur new indebtedness in the future. We may also incur additional indebtedness in the future, subject to certain restrictions contained in the indentures governing the 1998 notes, the 1999 notes and the 2000 notes, to finance the continued development, commercial deployment and expansion of our network and for funding operating losses or to take advantage of unanticipated opportunities. The degree to which we are leveraged could have important consequences. For example, it could:


       o materially limit or impair our ability to obtain additional financing or refinancing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

       o require us to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which reduces the availability of cash flow to fund working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

       o limit our ability to redeem the 1998 notes, the 1999 notes and the 2000 notes in the event of a change of control; and

       o increase our vulnerability to economic downturns, limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS; OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL

       We expect to continue to generate substantial net losses and negative cash flow for at least the next several years. We may be unable to maintain a level of cash flow from operations sufficient to permit us to pay the principal and interest on our current indebtedness, and any additional indebtedness we may incur. The 1998 notes accrete to $260 million through March 2003 and we must begin paying cash interest on those notes in September 2003. We have provided for the first six payments on the 1999 notes by setting aside approximately $74.1 million in government securities to fund such payments. We began paying cash interest on the 1999 notes in August 1999 and will begin paying cash interest on the 2000 notes in August 2000.


       Our ability to make scheduled payments with respect to indebtedness will depend upon, among other things:

       o   our ability to achieve significant and sustained growth in cash flow;

       o   the rate and success of the commercial deployment of our network;

       o   successful operation of our network;

       o the market acceptance, customer demand, rate of utilization and pricing for our services;

       o our ability to successfully complete development, upgrades and enhancements of our network;

       o   and our ability to complete additional financings, as necessary.

       Each of these factors is affected by economic, financial, competitive and other factors, many of which are beyond our control. If we are unable to generate sufficient cash flow to service our indebtedness, we may have to reduce or delay network deployments, restructure or refinance our indebtedness or seek additional equity capital, strategies that may not enable us to service and repay our indebtedness. Any failure to satisfy our obligations with respect to the 1998 notes, the 1999 notes or the 2000 notes at or before maturity would be a default under the related indentures and could cause a default under agreements governing our other indebtedness. If such defaults occur, the holders of the indebtedness would have enforcement rights, including the right to accelerate payment of the entire amount of the debt and the right to commence an involuntary bankruptcy proceeding against us.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

       We regard certain aspects of our products, services and technology as proprietary. We attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

       Currently, we have been issued one patent and we have a number of additional patent applications pending. We intend to prepare additional applications and to seek patent protection for our systems and services. These patents may not be issued to us. If issued, they may not protect our intellectual property from competition. Competitors could seek to design around or invalidate these patents.

       Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. The steps that we have taken may not prevent misappropriation or infringement of our technology. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could harm our business.


       In addition, others may sue us with respect to infringement of their intellectual property rights. Last year we were sued by Bell Atlantic for an alleged infringement of a patent issued to them September 1998 entitled "Variable Rate and Variable Mode Transmission System." Although the court recently held that we do not infringe Bell Atlantic's patent, this ruling is still subject to appeal. As litigation is inherently unpredictable, there is no guarantee that we will prevail on an appeal of this ruling. An unfavorable outcome on appeal of this ruling, or in any other lawsuit that may be brought against us, could limit our ability to provide all our services and require us to pay damages, which could significantly harm our business.


WE WILL NEED ADDITIONAL FUNDS IN THE FUTURE IN ORDER TO CONTINUE TO GROW OUR BUSINESS


       We believe our current capital resources will be sufficient for our funding and working capital requirements for the deployment and operation of our network into the second quarter of 2001. Thereafter, we will be required to raise additional capital through the issuance of debt or equity financings. We may choose to raise additional capital sooner, depending on market conditions. The actual amount and timing of our future capital requirements will depend upon a number of factors, including:


       o the number of geographic areas targeted and entered and the timing of entry and services offered;

       o   network deployment schedules and associated costs;

       o the rate at which customers and end-users purchase our services and the pricing of such services;

       o the level of marketing required to acquire and retain customers and to attain a competitive position in each region we enter;

       o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology; and

       o investment opportunities in complementary businesses, acquisitions or other opportunities.

       We also may be unsuccessful in raising sufficient capital at all or on terms that we consider acceptable. If this happens, our ability to continue to expand our business or respond to competitive developments would be impaired.

       In addition, indentures governing our existing indebtedness contain covenants that may restrict our business activities and our ability to raise additional funds. As a result, we may not be able to undertake certain activities which management believes are in our best interest to develop our business. We also may be unable to raise as much additional funding through the issuance of debt securities as we may need in the future. This could require us to raise funding through the issuance of equity securities or amend our indentures, which we may be unable to do on acceptable terms.

THE SCALABILITY AND SPEED OF OUR NETWORK REMAIN LARGELY UNPROVEN

       As of March 31, 2000, we had deployed our network in a total of 62 metropolitan statistical areas, many of which have been deployed only in the last several months. As a result, the ability of our DSL networks and operational support systems to connect and manage a substantial number of online end-users at high speeds is still unknown. Consequently, there remains a risk that we may not be able to scale our network and operational support systems up to our expected end-user numbers while achieving superior performance. Peak digital data transmission speeds currently offered across our DSL networks are
1.5 megabits per second downstream. However, the actual data transmission speeds over our network could be significantly slower and will depend on a variety of factors, including:

       o   the type of DSL technology deployed;

       o   the distance an end-user is located from a central office;

       o   the configuration of the telecommunications line being used;

       o quality of the telephone wires provisioned by traditional telephone companies; and

       o   our operational support systems which manage our network.

       As a result, our network may be unable to achieve and maintain the highest possible digital transmission speed. Our failure to achieve or maintain high-speed digital transmissions would significantly reduce customer and end-user demand for our services.

INTERFERENCE IN THE TRADITIONAL TELEPHONE COMPANIES' COPPER PLANT COULD DEGRADE THE PERFORMANCE OF OUR SERVICES

       Certain tests indicate that some types of DSL technology may cause interference with, and be interfered with by other signals present in a traditional telephone company's copper plant, usually with lines in close proximity. In addition, as we continue to implement line sharing with the traditional local telephone companies, our deployment of our ADSL data services could interfere with the voice services of the traditional local telephone companies carried over the same line or adjacent lines. If it occurs, such interference could cause degradation of performance of our services or the services of the traditional local telephone companies and render us unable to offer our services on selected lines. The amount and extent of such interference will depend on the condition of the traditional telephone company's copper plant and the number and distribution of DSL and other signals in such plant and cannot now be ascertained.

       When interference occurs, it is difficult to detect. The procedures to resolve interference issues between competitive telecommunications companies and traditional telephone companies are still being developed and may not be effective. In the past we have agreed to interference resolution procedures with certain traditional telephone companies. However, we may be unable to successfully negotiate similar procedures with other traditional telephone companies in future interconnection agreements or in renewals of existing interconnection agreements. In addition, the failure of the traditional telephone companies to take timely action to resolve interference issues could harm the provision of our services. If our TeleSpeed and TeleSurfer services cause widespread network degradation or are perceived to cause that type of interference, actions by the traditional telephone companies or state or federal regulators could harm our reputation, brand image, service quality, customer satisfaction and retention, and overall business. Moreover, ostensible interference concerns have in the past been, continue to currently and may in the future be used by the traditional telephone companies as a pretext to delay the deployment of our services and otherwise harm our business.

A SYSTEM FAILURE COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our operations depend upon our ability to support our highly complex network infrastructure and avoid damage from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. The occurrence of a natural disaster or other unanticipated problem at our network operations center or any our regional data centers could cause interruptions in our services. Additionally, failure of a traditional telephone company or other service provider, such as competitive telecommunications companies, to provide communications capacity that we require, as a result of a natural disaster, operational disruption any other reason, could cause interruptions in our services. Any damage or failure that causes interruptions in our operations could harm our business.

A BREACH OF NETWORK SECURITY COULD DELAY OR INTERRUPT SERVICE TO OUR CUSTOMERS

       Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Internet service provider, telecommunications carrier and corporate networks have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and the customers' end-users. This might result in liability to our customers and also might deter potential customers. We intend to implement security measures that are standard within the telecommunications industry and newly developed security measures. We have not done so yet and may not implement such measures in a timely manner. Moreover, if and when implemented, such measures may be circumvented, and eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and such customers' end-users, which could harm our business.


WE DEPEND ON A LIMITED NUMBER OF THIRD PARTIES FOR EQUIPMENT SUPPLY SERVICE, AND INSTALLATION

       We rely on outside parties to manufacture our network equipment and provide certain network services. These services and equipment include:


       o   digital subscriber line access multiplexers;

       o   customer premise equipment modems;

       o   network routing and switching hardware;

       o   network management software;

       o   systems management software;

       o   database management software;

       o   collocation space; and

       o   Internet connectivity and Internet protocol services.



       As we sign additional service contracts, we will need to increase significantly the amount of manufacturing and other services supplied by third parties in order to meet our contractual commitments. For example, we have a service arrangement with Lucent Technologies Inc. to increase our ability to install our central office facilities and associated equipment.

       We have in the past experienced supply problems with certain of our vendors. These vendors may not be able to meet our needs in a satisfactory and timely manner in the future. In addition, we may not be able to obtain additional vendors when needed. We have identified alternative suppliers for technologies that we consider critical. However, it could take us a significant period of time to establish relationships with alternative suppliers for critical technologies and substitute their technologies into our network.

       Our reliance on third-party vendors involves additional risks, including:

       o   the absence of guaranteed capacity; and

       o reduced control over delivery schedules, quality assurance, production yields and costs.

       The loss of any of our relationships with these suppliers could harm our business.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL, OUR ABILITY TO HIRE ADDITIONAL KEY PERSONNEL AND THE MAINTENANCE OF GOOD LABOR RELATIONS


       We depend on the performance of our executive officers and key employees. In particular, our senior management has significant experience in the data communications, telecommunications and personal computer industries, and the loss of any of them, such as the losses of Robert Roblin and Robert Grant, could negatively affect our ability to execute our business strategy. Additionally, we do not have "key person" life insurance policies on any of our employees.


       Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical, sales, marketing, legal and managerial personnel in connection with our expansion within our existing regions and the deployment, legal and marketing of our network into targeted regions. Competition for such qualified personnel is intense. This is particularly the case in software development, network engineering and product management. We also may be unable to attract, assimilate or retain other highly qualified technical, operations, sales, marketing and managerial personnel. Our business will be harmed if we cannot attract the necessary technical, sales, marketing and managerial personnel. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

WE HAVE AND MAY MAKE ACQUISITIONS OF COMPLEMENTARY TECHNOLOGIES OR BUSINESSES IN THE FUTURE, WHICH MAY DISRUPT OUR BUSINESS AND BE DILUTIVE TO OUR EXISTING STOCKHOLDERS


       In addition to our acquisition of Laser Link.Net, Inc. and our agreement to acquire BlueStar Communications Group, we intend to consider acquisitions of businesses and technologies in the future on an opportunistic basis. Acquisitions of businesses and technologies involve numerous risks, including the diversion of management attention, difficulties in assimilating the acquired operations, loss of key employees from the acquired company, and difficulties in transitioning key customer relationships. In addition, these acquisitions may result in dilutive issuances of equity securities, the incurrence of additional debt, large one-time expenses and the creation of goodwill or other intangible assets that result in significant amortization expense. Any of these factors could materially harm our business or our operating results in a given period.


AN ECONOMIC DOWNTURN COULD ADVERSELY IMPACT DEMAND FOR OUR SERVICES

       In the last few years the general health of the economy, particularly the California economy, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear such a decline is imminent, such individuals and companies may reduce, in the near term, expenditures such as those for our services. Any such decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Such delays would have a material adverse effect on our business, prospects, operating results and financial condition.

OUR STOCK PRICE HAS BEEN AND IS LIKELY TO CONTINUE TO BE VOLATILE

       The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:


       o actual or anticipated variations in quarterly operating results, including the pace of the expansion of our business;


       o announcements of new products or services by us or our competitors or new competing technologies;

       o   the addition or loss of ISP or enterprise customers or subscribers;


       o changes in financial estimates or recommendations by securities analysts;


       o the adoption of new, or changes in existing, accounting rules, guidelines and practices, which may materially impact our financial statements and may materially alter the expectations of securities analysts or investors;

       o conditions or trends in the telecommunications industry, including regulatory developments;

       o   growth of the Internet and online commerce industries;

       o announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

       o   additions or departures of key personnel;

       o future equity or debt offerings or our announcements of such offerings;

       o   general market and general economic conditions; and

       o   other events or factors, many of which are beyond our control.


     We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to the complex nature of the widespread implementation of SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ended December 31, 2000. The SEC intends to issue further definitive guidance on the implementation of SAB 101. When and if that guidance is received, we will fully evaluate this guidance and respond and comply accordingly. If SAB 101 is implemented and its implementation is contrary to our current practice, it may have an adverse effect on our financial statements.


FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE


       Sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares available for sale, could adversely affect the market price for our common stock. As of July 1, 2000, we had 154,433,087 shares of common stock outstanding. We have a significant number of these shares of which are not currently publicly traded but are available for immediate resale to the public, subject to certain volume limitations and under the securities laws and lock-up arrangements. We also have 32,383,377 shares of our common stock remaining that are reserved for issuance pursuant to options under our 1997 Stock Plan, and of which 26,553,754 shares were subject to outstanding options at July 1, 2000. We have reserved 975,656 shares of our common stock for issuance pursuant to options we assumed in connection with our acquisition of Laser Link.Net. We have also reserved 1,732,716 shares of common stock for issuance under our 1998 Employee Stock Purchase Plan as of July 1, 2000. Shares underlying vested options are generally eligible for immediate resale in the public market. In addition, a significant portion of our stockholders have certain registration rights with respect to their shares


ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS, DELAWARE LAW, OUR INDENTURES AND STOCKHOLDER PROTECTION RIGHTS PLAN

       Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter and bylaws provide for a classified board of directors, limitations on the ability of stockholders to call special meetings and act by written consent, the lack of cumulative voting for directors and procedures for advance notification of stockholder nominations and proposals. These provisions, as well as Section 203 under the Delaware General Corporation Law to which we are subject, could discourage potential acquisition proposals and could delay or prevent a change of control.

       The indentures relating to the 1998 notes, 1999 notes and 2000 notes provide that, in the event of certain changes in control, each holder of the notes will have the right to require us to repurchase such holder's notes at a premium over the aggregate principal amount or the accreted value, as the case may be, of such debt. In addition, our Stockholder Protection Rights Plan contains provisions that make a hostile takeover prohibitively expensive and, in effect, requires interested suitors to cooperate with the Board of Directors prior to acquiring more than 15% of the Company. There is no guarantee that the Stockholder Protection Rights Plan will not discourage takeover attempts which would otherwise result in a premium to our stockholders.

       The provisions in the charter, bylaws, indentures and Stockholder Protection Rights Plan could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

       Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code filed and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

       We have reviewed our internally developed information technology systems and programs and believe that our systems are Year 2000 compliant and that there are not significant Year 2000 issues within our systems or services. We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. We believe that our non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, we utilize third-party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or traditional telephone company equipment or software to operate properly with regard to the Year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, prospects, operating results and financial condition.

       To date, we have not experienced any problems in complying with Year 2000 requirements, nor have we experienced any operational difficulties related to Year 2000 issues.

THE BROADBAND COMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGES, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE


       The broadband communications industry is subject to rapid and significant technological change, including continuing developments in DSL technology, which does not presently have widely accepted standards, and alternative technologies for providing broadband communications, such as cable modem technology. As a consequence:


       o we will rely on third parties, including some of our competitors and potential competitors, to develop and provide us with access to communications and networking technology;

       o our success will depend on our ability to anticipate or adapt to new technology on a timely basis; and

       o we expect that new products and technologies will emerge that may be superior to, or may not be compatible with, our products and technologies.

       If we fail to adapt successfully to technological changes or fail to obtain access to important technologies, our business will suffer.

OUR STRATEGY DEPENDS ON GROWTH IN DEMAND FOR DSL-BASED SERVICES

       The demand for high-speed Internet and RLAN access is in the early stages of development. As a result, we cannot predict the rate at which this demand will grow, if at all, or whether new or increased competition will result in satisfying all demand. Various providers of high-speed digital communications services are testing products from various suppliers for various applications. We do not know whether DSL will offer the same or more attractive price-performance characteristics. Critical issues concerning commercial use of DSL for Internet and RLAN access, including security, reliability ease and cost of access and quality of service remain unresolved and may impact the growth of such services. If the demand for our services grows more slowly than we anticipate or is satisfied by competitors, our ability to achieve revenue growth and positive cash flow will be harmed.

WE MUST COMPLY WITH FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICE THE LEVELS OF WHICH ARE UNCERTAIN


       Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate services and intrastate services. Interstate surcharges include Federal Universal Service Fees, Common Carrier Regulatory Fees and TRS Fund fees. In addition, state regulators impose similar surcharges and fees on intrastate services. The division of our services between interstate services and intrastate services is a matter of interpretation and may in the future be contested by the FCC or relevant state commission authorities. The FCC is currently considering the jurisdictional nature of ISP-bound traffic, as a result of a March 24, 2000 decision by the United States Court of Appeals for the D.C. Circuit related to the jurisdictional nature of analog, dial-up traffic to the Internet. A change in the characterization of their jurisdictions could cause our payment obligations, pursuant to the relevant surcharges, to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid. Also, a determination of the jurisdictional nature of our DSL services may require us to commit additional resources to regulatory compliance, such as tariff filings.


OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

       Our services are subject to federal, state and local government regulations. The 1996 Telecommunications Act, which became effective in February 1996, introduced widespread changes in the regulation of the telecommunications industry, including the digital access services segment in which we operate. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications services business and sets basic criteria for relationships between telecommunications providers.


       Among other things, the 1996 Telecommunications act removes barriers to entry in the local telecommunications markets by preempting state and local laws that restrict competition by providing competitors interconnection, access to unbundled network elements, collocation, and retail services at wholesale rates. The FCC's primary rules interpreting the 1996 Telecommunications Act were issued on August 8, 1996. These rules have been reviewed by the U.S. Court of Appeals for the Eighth Circuit, the U.S. Court of Appeals for the District of Columbia, and the U.S. Supreme Court. The U.S. Supreme Court overruled the Eighth Circuit in January 1999 and upheld most of the FCC rules. On November 5, 1999, the FCC implemented unbundling rules that responded to the Supreme Court's January 1999 decision. Currently pending before the Eighth Circuit are the legality of the FCC's decision to require traditional telephone companies to sell unbundled network elements to companies like Covad at total element, long-run incremental cost. An adverse decision in that proceeding could increase the amount we must pay these for copper wires, transport links, and collocation.

       Since August 1996, the FCC has proposed and adopted further rules related to our ability to obtain access to unbundled network elements and other services.

       In August 1998, the FCC stated that its rules required traditional local telephone companies to provide us access to copper wires in order to provide "advanced services", such as our DSL services. In that same proceeding, the FCC proposed new rules that would allow traditional telephone companies to provide their own DSL services free from traditional telephone company regulation through a separate affiliate. The provision of DSL services by an affiliate of a traditional telephone company not subject to such regulation could harm our business. The FCC has not implemented such separate affiliate rules as of this date. However, the FCC, in approving the merger of SBC and Ameritech in October 1999, required SBC/Ameritech to create such an affiliate throughout the SBC/Ameritech service territory. In June 2000, Bell Atlantic and GTE were ordered by the FCC to create such an affiliate, in the context of their merger. The FCC requires SBC/Ameritech and Bell Atlantic/GTE to provide all of their in-region DSL services through this "separate affiliate".

       In March 1999, the FCC revised its collocation and unbundled network element rules, in order to facilitate the deployment of advanced services by companies like Covad. In March 2000, the U.S. Circuit Court for the District of Columbia struck portions of the FCC's new collocation rules and has required the FCC to reconsider and review those rules. In particular, the D.C. Circuit required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises, the method in which we may be permitted to connect that equipment to other new entrants, and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

       In November 1999, the FCC ruled that traditional local telephone companies must provide access to "line-sharing" on an unbundled basis. Line-sharing permits us to provide a DSL service on the same telephone wire in which an end-user has analog, local telephone service. Only certain DSL technologies, such as ADSL, are designed to work on the same line as analog telephone service. Most traditional telephone companies provide ADSL service excusively over line-sharing. Without access to line-sharing, we have to have the traditional telephone company install an additional telephone line to an end-user's premises. Without line-sharing, we may not be able to provide a product that is competitive with the traditional telephone company's offering. A group of traditional telephone companies has appealed this decision, and an adverse result in that court proceeding could harm our business.

       We have not entered into interconnection agreements that take full advantage of these new federal rules. We anticipate that traditional telephone companies will challenge these new rules in regulatory proceedings and court challenges. In addition, we anticipate that traditional telephone companies will resist full implementation of these federal and state rules. Any unfavorable decisions by the courts, the FCC, or state telecommunications regulatory commissions could harm our business. In addition, a failure to enforce these rules by the appropriate court, FCC, or state authority in a timely basis could slow down our deployment of services or could otherwise harm our business.

       Changes to current regulations, the adoption of new regulations by the FCC or state regulatory authorities, court decisions, or legislation, such as changes to the 1996 Telecommunications Act, could harm our business. In particular, several bills pending before the 106th Congress, including H.R. 2420, H.R. 1686, and S. 877, would directly harm our business by taking away some of the legal rights we have to unbundled network elements and collocation, or by diminishing the incentive the Regional Bell Operating Companies have to provide us the elements, collocation and services we need to provide our services. Passage of any of these bills or similar legislation would adversely and significantly harm our business, and may cause us to eliminate or even disconnect certain services to particular end-users. In addition, passage of any of these bills may cause us to disrupt and change our existing network design and configuration.

                                 USE OF PROCEEDS


       The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the shareholders who may be selling pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

       Because this prospectus relates only to the resale of previously issued shares of the common stock, we did not determine an offering price. The selling shareholders will individually determine the offering price of the common stock. The selling shareholders may use this prospectus from time to time to sell their common stock. The price at which the common stock is sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.


                                 DIVIDEND POLICY

       We have not paid any cash dividends since our inception. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business. Thus, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of the indentures relating to the 1998 notes, the 1999 notes and the 2000 notes restrict our ability to pay cash dividends on our capital stock.

                         PRICE RANGE OF OUR COMMON STOCK

       Our common stock has been traded on the NASDAQ National Market under the symbol "COVD" since January 22, 1999, the date of our initial public offering. Prior to that time, there was no public market for our common stock. The following table sets forth, for the period indicated, the high and low closing sales prices for our common stock as reported by the NASDAQ National Market. THESE PRICES HAVE BEEN SPLIT-ADJUSTED TO ACCOUNT FOR THE STOCK SPLITS IN MAY, 1999 AND MARCH, 2000.



FISCAL YEAR ENDED DECEMBER 31, 1999                     HIGH     LOW
---------------------------------                     --------  -------
First  Quarter......................................    47.50    12.00
Second Quarter......................................    72.38    39.56
Third Quarter.......................................    67.50    37.31
Fourth Quarter......................................    65.38    38.78


FISCAL YEAR ENDED DECEMBER 31, 2000
----------------------------------
First Quarter.......................................    66.25    38.63
Second Quarter......................................    45.75    15.44
Third Quarter (Through July 12).....................    19.50    17.38

       On July 12, 2000 the last reported sale price for our common stock on the NASDAQ National Market was $19.50 per share. As of July 1, 2000, there were 594 holders of record of our common stock, and there were no holders of record of our class B common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

       The following selected consolidated financial data for the years ended December 31, 1997, 1998 and 1999 have been derived from our audited Consolidated Financial Statements and the related Notes, which are included elsewhere in this prospectus. You should read the following selected consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related Notes included elsewhere in this prospectus.

                                                    YEAR ENDED DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                             --------------------------------------  ----------------------------
                                               1997         1998          1999          1999           2000
                                             ----------  ------------ -------------  ------------  --------------
                                                    (DOLLARS IN THOUSANDS)                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................   $      26   $     5,326  $     66,488    $    5,596   $      41,807
Operating expenses:
   Network and product costs..............          54         4,562        55,347         4,960          31,349
   Sales, marketing, general and
     administrative.......................       2,374        31,043       140,372        18,113          89,171
   Amortization of deferred compensation..         295         3,997         4,768         1,653           1,186
   Depreciation and amortization..........          70         3,406        37,602         4,647          20,782
                                             ---------   -----------  ------------   -----------   -------------
     Total operating expenses.............       2,793        43,008       238,089        29,373         142,488
                                             ---------   -----------  ------------   -----------   -------------
Loss from operations......................      (2,767)      (37,682)     (171,601)      (23,777)       (100,681)
   Net interest expense...................         155       (10,439)      (23,796)       (5,127)         (7,543)
   Other income...........................          --            --            --            --             999
Net loss..................................      (2,612)      (48,121)     (195,397)      (28,904)       (107,225)
Preferred dividends.......................          --            --        (1,146)       (1,146)             --
                                             ---------   -----------  ------------   -----------   -------------
Net loss attributable to Common              $  (2,612)     $(48,121) $   (196,543)  $   (30,050)  $    (107,225)
Stockholders..............................
                                             =========   ===========  ============   ===========   =============
Net loss per share--basic and diluted......   $   (.35)  $     (3.75) $      (1.83)       $(0.37)         $(0.73)
                                             =========   ===========  ============   ===========   =============
Weighted average shares used in computing
   net loss per share
  --basic and diluted.....................   7,360,978    12,844,203   107,647,812    80,432,965     146,967,581
                                             =========   ===========  ============   ===========   =============

OTHER FINANCIAL DATA:
EBITDA(1).................................   $  (2,402)  $   (30,154) $   (129,486)      (17,477)        (74,987)
Capital expenditures......................   $   2,253   $    59,503  $    208,186        42,802         110,652



                                                                     AS OF DECEMBER 31,          AS OF MARCH 31,
                                                             ----------------------------------- ----------------
                                                               1997       1998         1999           2000
                                                             --------- -----------  ------------ ----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents and short-term investments......   $  4,378  $   64,450   $   767,357        1,062,789
Net property and equipment................................      3,014      59,145       237,542          329,159
Total assets..............................................      8,074     139,419     1,147,606        1,947,453
Long-term obligations, including current portion..........        783     142,879       375,049          805,864
Total stockholders' equity (net capital deficiency).......      6,498     (24,706)      690,291          984,825

                                                                     AS OF DECEMBER 31,          AS OF MARCH 31,
                                                             ----------------------------------- ----------------
                                                               1997       1998         1999           2000
                                                             --------- -----------  ------------ ----------------
OTHER OPERATING DATA:
Homes and businesses passed...............................    278,000   6,023,217    29,000,000     35,000,000
Lines installed...........................................         26       3,922        57,000         93,000

--------------
  (1) EBITDA consists of net loss excluding net interest, taxes, depreciation and amortization, non-cash stock-based compensation expense and other non-operating income or expenses. We have provided EBITDA because it is a measure of financial performance commonly used in the telecommunications industry as well as to enhance an understanding of our operating results. EBITDA should not be construed as either:

       o an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or

       o an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

       EBITDA as calculated by us may be calculated differently than EBITDA for other companies. See our consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THE ACCURACY OF WHICH INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS FOR MANY REASONS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "--FORWARD LOOKING STATEMENTS."

OVERVIEW


     We are a leading provider of broadband communications services to Internet service provider, enterprise and telecommunications carrier, and other customers. Since March 1998, we have raised $1,580.4 million of gross proceeds from debt and equity financings to fund the deployment and expansion of our network. By March 31, 2000, we had deployed our services in 62 metropolitan statistical areas. We plan to build our network and offer our services in a total of 165 metropolitan statistical areas nationwide. As of March 31, 2000, our network passed 35 million homes and businesses, and we had installed 93,000 end-user lines.


     In connection with our expansion within existing metropolitan statistical areas and into new metropolitan statistical areas, we expect to significantly increase our capital expenditures, as well as our sales and marketing expenditures, to deploy our network and support additional end-users in those regions. Accordingly, we expect to incur substantial and increasing net losses for at least the next several years.

     We derive revenue from:

     o monthly recurring service charges for connections from the end-user to our facilities and for backhaul services from our facilities to the Internet service provider or enterprise customer;

     o    service order set-up and other non-recurring charges; and

     o the sale of customer premise equipment that we provide to our customers due to the general unavailability of customer premise equipment through retail channels.

     We expect prices for the major components of both recurring and non-recurring revenues to decrease each year in part due to the effects of competitive pricing and future volume discounts. We believe our revenues from the sale of customer premise equipment will decline over time, as customer premise equipment becomes more generally available. We expect that the prices we charge to customers for customer premise equipment will decrease each year.

     The following factors comprise our network and service costs:

     o MONTHLY NON-RECURRING AND RECURRING CIRCUIT FEES. We pay traditional telephone companies and other competitive telecommunications companies non-recurring and recurring fees for services including installation, activation, monthly line costs, maintenance and repair circuits between and among our digital subscriber line access multiplexers and our regional data centers, customer backhaul, and end-user lines. As our end-user base grows, we expect that the largest element of network and product cost will be the traditional telephone companies' charges for our leased telephone wires; and

     o OTHER COSTS. Other costs that we incur include those for materials in installation and the servicing of customers and end-users, and the cost of customer premise equipment.

     The development and expansion of our business will require significant expenditures. The principal capital expenditures incurred during the buildup phase of any metropolitan statistical area involve the procurement, design and construction of our central office cages, end-user DSL line cards, and expenditures for other elements of our network design. Currently, the average capital cost to deploy our facilities in a central office, excluding end-user line cards, is approximately $85,000 per central office facility. This cost may vary in the future due to the quantity and type of equipment we initially deploy in a central office facility as well as regulatory limitations imposed on the traditional phone companies relative to pricing of central office space, including cageless physical collocation. Following the build-out of our central office space, the major portion of our capital expenditures is the purchase of

DSL line cards to support incremental end-users. We expect that the average cost of such line cards will decline over the next several years. Network expenditures will continue to increase with the number of end-users. However, once an operating region is fully built out, a substantial majority of the regional capital expenditures will be tied to incremental customer and end-user growth. In addition to developing our network, we will use our capital for marketing our services, acquiring Internet service provider, enterprise, and telecommunication carrier customers, and funding our customer care and field service operations.

     In connection with rolling out service on a national basis we have commenced a branding campaign to differentiate our service offerings in the marketplace. As a result, we expect our selling, general and administrative expenses to increase significantly in future periods as we implement increased marketing efforts as part of the campaign.


RECENT DEVELOPMENTS

     On March 20, 2000 we completed the acquisition of Laser Link.Net, Inc., a leading provider of branded internet access, based in Media, Pennsylvania in a transaction accounted for as a purchase. Under the acquisition agreement, we issued 6.45 million split-adjusted shares of common stock for all Laser Link.Net outstanding shares, plus assumption of all outstanding debt. We anticipate that this acquisition will allow us to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband Internet services to their customers, members, or affiliates. Laser Link.Net currently provides a similar service using dial-up access. The total consideration related to the acquisition is approximately $411.1 million.

     On May 16, 2000, we announced that the American Arbitration Association issued its Intended Award of Damages to us in our arbitration hearings against Pacific Bell for violations of the Telecommunications Act of 1996. The arbitrators awarded us $27.2 million plus attorneys' fees and costs which is in addition to the panel's January 1999 interim decision to award us $257,166 in damages and $474,995 in attorneys' fees and costs. In November 1998, the arbitrators determined that Pacific Bell had violated the 1996 Telecommunications Act as well as its contract with us by failing to timely deliver collocation space and operable loops.

     On June 16, 2000, we announced the signing of an agreement to acquire BlueStar Communications Group Inc., a provider of broadband and Internet services for small- and medium-sized businesses throughout the Southeastern United States. Under the acquisition agreement, we will issue 8 million shares of our common stock for all of BlueStar's outstanding shares, plus assumption of $55 million in debt and operating leases. Up to five million additional shares of our common stock may be issued to the BlueStar shareholders if certain performance targets are met by BlueStar over the 2001 fiscal year. We anticipate that this acquisition will accelerate the national expansion of our network. We anticipate that our acquisition of BlueStar will provide the following benefits:

     o Speed to market in implementing our direct sales strategy in Tier 3 markets.

     o    A large, experienced direct sales force.

     o    BlueStar's customer base.

     o Increased ability to provide enhanced broadband solutions to small businesses.

     In addition, our acquisition of BlueStar will provide us with 135 new central offices that were built out by BlueStar and had not been built out by us. We believe that we acquired these new central offices at a cost savings in comparison with what it would have cost us to build, operate and support those central offices and the underlying business associated with the markets they serve.

     In connection with our announcement of the BlueStar acquisition, we announced a reduction in the number of end-user lines that we expected to be in service on June 30, 2000. At the same time, we reduced line growth expectations for 2000 to 330%, primarily because of the channel conflict with our customers that may result from our acquisition of BlueStar, which sells directly to end-users.

     On June 27, 2000, we announced the appointment of John McDevitt as our Executive Vice President of Sales and Marketing. Mr. McDevitt assumed this role July 5, 2000 and replaced Robert Grant, who was serving in this position on an interim basis.

     We are currently aware of a Staff Accounting Bulletin entitled SAB 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which was issued in December 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to the complex nature of the widespread implementation of SAB 101, the SEC has deferred the implementation date of SAB 101 until the quarter ended December 31, 2000. The SEC intends to issue further definitive guidance on the implementation of SAB 101. When and if that guidance is received, we will fully evaluate this guidance and respond and comply accordingly. If SAB 101 is implemented and its implementation is contrary to our current practice, it may have an adverse effect on our financial statements.

RESULTS OF OPERATIONS

     Results of operations are as follows:

     Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

     REVENUES

     We recorded revenues of $41.8 million for the three months ended March 31, 2000 compared to $5.6 million for the three months ended March 31, 1999. This increase is attributable to growth in the number of customers and end-users resulting from our increased sales and marketing efforts and the expansion of our national network. We expect revenues to increase in future periods as we expand our network within our existing regions, deploy networks in new regions and increase our sales and marketing efforts in all of our regions.

     NETWORK AND PRODUCT COSTS

     We recorded network and product costs of $31.3 million for the three months ended March 31, 2000 and $5.0 million for the three months ended March 31, 1999. This increase is attributable to the expansion of our networks and increased orders resulting from our sales and marketing efforts. We expect network and product costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

     SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

     Sales, marketing, general and administrative expenses consist primarily of salaries, expenses for the development of our business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of our management team, and sales commissions. Sales, marketing, general and administrative expenses were $89.2 million for the three months ended March 31, 2000 and $18.1 million for the three months ended March 31, 1999. This increase is attributable to growth in headcount in all areas of our company, continued expansion of our sales and marketing efforts, deployment of our networks and building of our operating infrastructure. Sales, marketing, general and administrative expenses are expected to increase significantly as we continue to expand our business.

     DEFERRED COMPENSATION

       Through March 31, 2000, we recorded a total of approximately $17.7 million of deferred compensation, with an unamortized balance of approximately $7.4 million on our March 31, 2000 consolidated balance sheet. Deferred compensation is a result of us granting stock options to our employees, certain of our directors, and certain contractors with exercise prices per share below the fair values per share for accounting purposes of our common stock at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option using a graded vesting method. Amortization of deferred compensation was $1.2 million for the three months ended March 31, 2000 and $1.7 million for the three months ended March 31, 1999.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes:

     o    depreciation of network costs and related equipment;

     o    depreciation of information systems, furniture and fixtures;

     o amortization of improvements to central offices, regional data centers and network operations center facilities and corporate facilities;

     o    amortization of capitalized software costs; and

     o    amortization of intangible assets.

     In January 1999, we recorded intangible assets of $28.7 million from the issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization of these assets was $2.1 and $1.9 million during the three months ended March 31, 2000, and 1999, respectively and is included in depreciation and amortization on the accompanying consolidated statement of operations. Annual amortization of these assets will be approximately $8.4 million in each of the years in the three year period ending December 31, 2001, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004. Depreciation and amortization was approximately $20.8 million for the three months ended March 31, 2000 and $4.6 for the three months ended March 31, 1999. This increase was due to the increase in equipment and facilities placed in service throughout the period as well as amortization of intangible assets. We expect depreciation and amortization to increase significantly as we increase our capital expenditures to expand our networks.


     NET INTEREST INCOME AND EXPENSE


     Net interest income and expense consists primarily of interest income on our cash balance and interest expense associated with our debt. Net interest expense for the three months ended March 31, 2000, was $7.5 million. Net interest expense during this period consisted primarily of interest expense on the 1998 notes and the 1999 notes and capital lease obligations partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes and the 1999 notes as well as our initial public offering and our issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. Net interest expense for the three months ended March 31, 1999, was $5.1 million. Net interest expense during these periods consisted primarily of interest expense on the 1998 notes and capital lease obligations, partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes. We expect interest expense to increase significantly over time, primarily because the 1998 notes accrete to $260 million by March 15, 2003.

     INCOME TAXES

     We made no provision for taxes because we operated at a loss for the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000.


     Three Years Ended December 31, 1999

     REVENUES

     We recorded revenues of $66.5 million for the year ended December 31, 1999, $5.3 million for the year ended December 31, 1998 and $26,000 for the year ended December 31, 1997. The increase in revenues in all periods is attributable to growth in the number of customers and end-users resulting from our increased sales and marketing efforts and the expansion of our national network. We expect revenues to increase in future periods as we expand our network within our existing regions, deploy networks in new regions and increase our sales and marketing efforts in all of our regions.

     NETWORK AND PRODUCT COSTS

     We recorded network and product costs of $55.3 million for the year ended December 31, 1999, $4.6 million for the year ended December 31, 1998 and $54,000 for the year ended December 31, 1997. The increase in network costs in all periods is attributable to the expansion of our network and increased orders resulting from our sales and marketing efforts. We expect network and product costs to increase significantly in future periods due to increased sales activity and expected revenue growth.

     SALES, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

     Sales, marketing, general and administrative expenses were $140.4 million for the year ended December 31, 1999, $31.0 million for the year ended December 31, 1998 and $2.4 million for the year ended December 31, 1997. Sales, marketing and general and administrative expenses consist primarily of salaries, expenses for the development of our business, the development of corporate identification, promotional and advertising materials, expenses for the establishment of our management team, and sales commissions. The increase in sales, marketing, general and administrative expense for all years is attributable to growth in headcount in all areas of our Company, continued expansion of our sales and marketing efforts, deployment of our network, expansion of our facilities and building of our operating infrastructure. In addition, in 1999, sales, marketing, general and administrative increased over 1998 due to our advertising campaign initiated in 1999. Sales, marketing, general and administrative expenses are expected to increase significantly as we continue to expand our business.

     DEFERRED COMPENSATION

     Through December 31, 1999, we recorded a total of approximately $15.6 million of deferred compensation, with an unamortized balance of approximately $6.5 million remaining on our December 31, 1999 consolidated balance sheet. Deferred compensation is a result of us granting stock options to our employees, certain of our directors, and certain contractors with exercise prices per share below the fair values per share for accounting purposes of our common stock at the dates of grant. We are amortizing the deferred compensation over the vesting period of the applicable option using a graded vesting method. Amortization of deferred compensation was $4.8 million for the year ended December 31, 1999, $4.0 million for the year ended December 31, 1998, and $295,000 for the year ended December 31, 1997.

     DEPRECIATION AND AMORTIZATION

     Depreciation and amortization includes:

     o    depreciation of network costs and related equipment;

     o    depreciation of information systems, furniture and fixtures;

     o amortization of improvements to central offices, regional data centers and network operations center facilities and corporate facilities;

     o    amortization of capitalized software costs; and

     o    amortization of intangible assets.

     In January 1999, we recorded intangible assets of $28.7 million from the issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. Amortization of these assets was $8.2 million during the year ended December 31, 1999, and is included in depreciation and amortization on the accompanying consolidated statement of operations. Annual amortization of these assets will be approximately $8.4 million in each of the years in the two-year period ending December 31, 2001, decreasing to approximately $1.2 million per year for each subsequent year through the year ending December 31, 2004.

     Depreciation and amortization was approximately $37.6 million for the year ended December 31, 1999, $3.4 million for the year ended December 31, 1998, and $70,000 for the year ended December 31, 1997. The increase for both years was due to the addition of equipment and facilities placed in service throughout the year as well as amortization of intangible assets recorded in 1999. We expect depreciation and amortization to increase significantly as we increase our capital expenditures to expand our network.

     NET INTEREST INCOME AND EXPENSE

     Net interest income and expense consists primarily of interest income on our cash balance, cash equivalents, and short term investments, offset by interest expense associated with our debt. Net interest expense for the years ended December 31, 1999, 1998, and 1997 was $23.8 million, $10.4 million and ($155,000), respectively. Net interest expense during these periods consisted primarily of interest expense on our 13 1/2% Senior Discount Notes due 2008 issued in March 1998 (the "1998 notes") and our 12 1/2% senior notes due 2009 issued in February 1999 (the "1999 notes") and capital lease obligations. Net interest expense was partially offset by interest income earned primarily from the investment of the proceeds raised from the issuance of the 1998 notes and the 1999 notes as well as our initial public offering and our issuance of preferred stock to AT&T Ventures, NEXTLINK and Qwest. We expect interest expense to increase significantly over time, primarily because the 1998 notes and 1999 notes mature in 2008 and 2009, respectively, and because we issued $425.0 million of new long-term debt in January 2000.

     INCOME TAXES

     We made no provision for taxes because we operated at a loss for the years ended December 31, 1999, 1998 and 1997.

QUARTERLY FINANCIAL INFORMATION

     The following table presents certain unaudited consolidated statements of operations data for our most recent eight quarters. This information has been derived from our unaudited consolidated financial statements. In our opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                         JUNE 30,   SEPT. 30,  DEC. 31,  MAR. 31,  JUNE 30,   SEP. 30,   DEC. 31,  MAR. 31,
                          1998        1998      1998      1999      1999        1999     1999        2000
                         ---------  ---------  --------  --------  ---------  ---------  --------  ----------
                                                       (DOLLARS IN THOUSANDS)
Revenues..............   $    809   $  1,565   $ 2,766   $ 5,596   $ 10,833   $ 19,141   $30,918      41,807
Operating Expenses:
Network and products
   costs..............        758      1,355     2,246     4,960     10,565     16,694    23,128      31,349
Sales, marketing,
   general and
   administrative.....      4,606     10,681    13,812    18,113     24,976     37,697    59,586      89,171
Amortization of
   deferred
   compensation.......        631      1,837     1,302     1,653      1,234      1,008       873       1,186
Depreciation and
   amortization.......        446        738     2,058     4,647      8,671     10,593    13,691      20,782
                         ---------  ---------  --------  --------  ---------  ---------  --------  ----------
Total operating             6,441     14,611    19,418    29,373     45,446     65,992    97,278     142,488
expenses..............
                         ---------  ---------  --------  --------  ---------  ---------  --------  ----------
Loss from operations..     (5,632)   (13,046)  (16,652)  (23,777)   (34,613)   (46,851)  (66,360)   (100,681)
Net interest income
   (expense)..........     (3,291)    (3,511)   (3,208)   (5,127)    (7,239)    (7,254)   (4,176)     (7,543)
   Other income.......         --         --        --        --         --         --        --         999
                         ---------  ---------  --------  --------  ---------  ---------  --------  ----------
Net loss..............   $ (8,923)  $(16,557)  $(19,86)  $(28,904  $(41,852)  $(54,105)  $(70,53)   (107,225)
                         =========  =========  ========  ========  =========  =========  ========  ==========
Net loss per share....   $  (1.11)  $  (1.84)  $ (1.83)  $ (0.56   $  (0.61)  $  (0.70)  $ (0.80)      (0.73)
                         =========  =========  ========  ========  =========  =========  ========  ==========

     We have generated increasing revenues in each of the last eight quarters, reflecting increases in the number of customers and end-users. Our network and product costs have increased in every quarter, reflecting costs associated with customer and end-user growth and the deployment of our network in existing and new regions. Our selling, marketing, general and administrative expenses have increased in every quarter and reflect sales and marketing costs associated with the acquisition of customers and end-users, including sales commissions, and the development of regional and corporate infrastructure. Depreciation and amortization has increased in each quarter, primarily reflecting the purchase of equipment associated with the deployment of our networks. We have experienced increasing net losses on a quarterly basis as we increased operating expenses and increased depreciation as a result of increased capital expenditures, and we expect to sustain increasing quarterly losses for at least the next several years. See "Risk Factors--We have a history of losses and expect increasing losses in the future." Our annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors. Factors that may affect our operating results include:

     o the willingness, timing and ability of traditional telephone companies to provide us with central office space;

     o the rate at which traditional telephone companies can provide us telephone wires over which we sell our service;

     o    the rate at which customers subscribe to our services;

     o decreases in the prices for our services due to competition, volume-based pricing and other factors;

     o our ability to retain Internet service provider, enterprise and telecommunications carrier customers and limit end-user churn rates;

     o the success of our relationships with strategic partners, and other potential third parties in generating significant subscriber demand;

     o the ability to order or deploy our services on a timely basis to adequately satisfy end-user demand;

     o delays in the commencement of operations in new regions and the generation of revenue because certain network elements have lead times that are controlled by traditional telephone companies and other third parties;

     o the mix of line orders between consumer end-users and business end-users (which typically have higher margins);

     o the amount and timing of capital expenditures and other costs relating to the expansion of our network;

     o the ability to develop and commercialize new services by us or our competitors;

     o the impact of regulatory developments, including interpretations of the 1996 Telecommunications Act; and

     o    our ability to successfully operate our network.

     Many of these factors are outside of our control. In addition, we plan to increase operating expenses to fund operations, sales, marketing, general and administrative activities and infrastructure, including increased expenses associated with our relationships with strategic partners. If these expenses are not accompanied by an increase in revenues, we could experience a material adverse effect on our business, prospects, operating results and financial condition and our ability to service and repay our indebtedness. See "Risk Factors--Our operating results are likely to fluctuate in future periods and, therefore, are difficult to predict."

LIQUIDITY AND CAPITAL RESOURCES

     Our operations have required substantial capital investment for the procurement, design and construction of our central office cages, the purchase of telecommunications equipment and the design and development of our networks. Capital expenditures were approximately $110.7 million for the three months ended March 31, 2000. We expect that our capital expenditures will be higher in future periods in connection with the purchase of infrastructure equipment necessary for the development and expansion of our networks and the development of new regions.

     From our inception through March 31, 2000, we financed our operations primarily through private placements of $10.6 million of equity securities, $129.3 million in net proceeds raised from the issuance of the 1998 notes, $150.2 million in net proceeds raised from our initial public offering, $60.0 million in net proceeds raised from strategic investors, $205.0 million in net proceeds raised from the issuance of the 1999 notes, $568.8 million in net proceeds raised from our public offering on November 3, 1999 and $413.3 million in net proceeds from the issuance of the 2000 notes. As of March 31, 2000, we had an accumulated deficit of $353.4 million, and cash, cash equivalents, and short-term investments of $1,062.8 million.

     Net cash used in our operating activities was $17.0 million for the three months ended March 31, 2000. The net cash used for operating activities during this period was primarily due to net losses and increases in current assets, offset by non-cash expenses and increases in accounts payable and accrued liabilities. Net cash used in our investing activities was $30.3 million for the three months ended March 31, 2000. The net cash used for investing activities during this period was primarily due to purchases of property and equipment, the acquisition of Laser Link, and a $23 million equity investment was made with a strategic partner.

     Net cash provided by financing activities for the three months ended March 31, 2000 was $420.4 million, which primarily related to the net proceeds of $413.3 million from the issuance of the 2000 notes with an aggregate principal amount of $425.0 million.

       We believe that our current cash, cash equivalents and short-term investments, including the proceeds received from our recently completed issuance of 12% senior notes (2000 notes), will be sufficient to meet our anticipated cash needs for working capital and capital expenditures into the second quarter of 2001.

     We expect to experience substantial negative cash flow from operating activities and negative cash flow before financing activities for at least the next several years due to continued development, commercial deployment and expansion of our networks. We may also make investments in and acquisitions of businesses that are complementary to ours to support the growth of our business. Our future cash requirements for developing, deploying and enhancing our networks and operating our business, as well as our revenues, will depend on a number of factors including:

     o the number of regions entered, the timing of entry and services offered;

     o    network development schedules and associated costs;

     o the rate at which customers and end-users purchase our services and the pricing of such services;

     o the level of marketing required to acquire and retain customers and to attain a competitive position in the marketplace;

     o the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology;

     o    existing and future technology; and

     o    unanticipated opportunities

     We will be required to raise additional capital, the timing and amount of which we cannot predict. We expect to raise additional capital through debt or equity financings, depending on market conditions, to finance the continued development, commercial deployment and expansion of our networks and for funding operating losses or to take advantage of unanticipated opportunities. If we are unable to obtain required additional capital or are required to obtain it on terms less satisfactory than we desire, we may be required to delay the expansion of our business or take or forego actions, any or all of which could harm our business.

     In addition, we may wish to selectively pursue possible acquisitions of or investments in businesses, technologies or products complementary to ours in the future in order to expand our geographic presence and achieve operating efficiencies. We may not have sufficient liquidity, or we may be unable to obtain additional debt or equity financing on favorable terms or at all, in order to finance such an acquisition or investment.

YEAR 2000 ISSUES

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     We have reviewed our internally developed information technology systems and programs and believe that our systems are Year 2000 compliant and that there are no significant Year 2000 issues within our systems or services. We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors. To the extent that such issues exist, these systems may need to be replaced or upgraded to become Year 2000 compliant. We believe that our non-information technology systems will not present any significant Year 2000 issues, although there can be no assurance in this regard. In addition, we utilize third-party equipment and software and interact with traditional telephone companies that have equipment and software that may not be Year 2000 compliant. Failure of such third-party or traditional telephone company equipment or software to operate properly with regard to the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, prospects, operating results and financial condition.

     To date, we have not experienced any problems in complying with Year 2000 requirements, nor have we experienced any operational difficulties related to Year 2000 issues.

FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are "forward-looking statements" (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act), which can be identified by the use of forward-looking terminology such as "estimates," "projects," "anticipates," "expects," "intends," "believes," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Examples of such forward-looking statements include but are not limited to:

     o our plans to expand our existing networks or to commence service in new metropolitan statistical areas;

     o estimates regarding the timing of launching our service in new metropolitan statistical areas;

     o expectations regarding the time frames, rates, terms and conditions for implementing "line sharing;"

     o expectations regarding the extent to which enterprise customers roll out our service;

     o expectations regarding our relationships with our strategic partners and other potential third parties;

     o    expectations as to pricing for our services in the future;

     o expectations as to the impact of our TeleSurfer service offerings on our margins;

     o the possibility that we may obtain significantly increased sales volumes;

     o the impact of our national advertising campaign on brand recognition and operating results;

     o plans to make strategic investments and acquisitions and the affect of such investments and acquisitions;

     o    estimates of future operating results;

     o    plans to develop and commercialize value-added services;

     o    our anticipated capital expenditures;

     o plans to enter into business arrangements with broadband-related service providers;

     o    expectations regarding the commencement of our voice service;

     o    the effect of regulatory reform and regulatory litigation; and

     o other statements contained in this prospectus regarding matters that are not historical facts.

     These statements are only estimates or predictions and cannot be relied upon. We can give you no assurance that future results will be achieved. Actual events or results may differ materially as a result of risks facing us or actual results differing from the assumptions underlying such statements. Such risks and assumptions that could cause actual results to vary materially from the future results indicated, expressed or implied in such forward-looking statements include our ability to:

     o    successfully market our services to current and new customers;

     o generate customer demand for our services in the particular regions where we plan to market services;

     o    achieve favorable pricing for our services;

     o    respond to increasing competition;

     o    manage growth of our operations; and

     o access regions and negotiate suitable interconnection agreements with the traditional telephone companies, all in a timely manner, at reasonable costs and on satisfactory terms and conditions consistent with regulatory, legislative and judicial developments.

     All written and oral forward-looking statements made in connection with this prospectus which are attributable to us or persons acting on our behalf are expressly qualified in their entirety by the "Risk Factors" and other cautionary statements included in this prospectus. We disclaim any obligation to update information contained in any forward-looking statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to financial market risk, including changes in interest rates and marketable equity security prices, relates primarily to our investment portfolio and outstanding debt obligations. We typically do not attempt to reduce or eliminate our market exposure on our investment securities because a substantial majority of our investments are in fixed-rate, short-term securities. We do not have any derivative instruments. The fair value of our investments portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the fixed-rate, short-term nature of the substantial majority of our investment portfolio. In addition, substantially all of our outstanding indebtedness at March 31, 2000 including our 1998 notes, our 1999 notes, and our 2000 notes, is fixed-rate debt.

                                    BUSINESS

     THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--FORWARD LOOKING STATEMENTS."

OVERVIEW

     We are a leading provider of broadband communications services to Internet service provider, enterprise telecommunications carrier and other customers. These services include a range of high-speed, high capacity Internet and network access services using digital subscriber line (DSL) technology, and related value-added services. Internet service providers purchase our services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase our services directly or indirectly from us to provide employees with high-speed remote access to the enterprise's local area network (RLAN access), which improves employee productivity and reduces network connection cost. Telecommunications carrier customers purchase our services for resale to their Internet service provider affiliates, Internet users and enterprise customers.

     As of March 31, 2000, we believe we have the nation's largest DSL network with 1,350 operational central offices passing over at least 35 million homes and businesses. As of March 31, 2000, we had installed 93,000 DSL based high-speed access lines and received orders for our services from more than 295 Internet service provider, enterprise, and telecommunications carrier customers, including AT&T, Concentric Network, Flashcom, MindSpring Enterprises Inc. (now Earthlink, Inc.), Oracle Corporation, Prodigy Communications Corporation, PSINet, Qwest Communications International Inc., Stanford University, Sun Microsystems, UUNET Technologies (an MCI WorldCom Company) and Verio.

     By March 31, 2000, we had deployed our network in a total of 62 metropolitan statistical areas. When our 165 metropolitan statistical area (MSA's) build-out is completed, which we expect to be by the end of 2000, our network will pass more than 45% of homes and 50% of businesses in the United States.

     We plan to continue to pursue rapid network expansion and installation of high-speed access lines, and to develop a variety of services that are enhanced or enabled by our expanding network, by entering into business arrangements with broadband-related service providers in order to bring a variety of value-added service offerings to our customers and their end-users.

INDUSTRY BACKGROUND

     GROWING MARKET DEMAND FOR BROADBAND COMMUNICATIONS BANDWIDTH SERVICES

     High-speed connectivity has become important to small- and medium-sized businesses and consumers due to the dramatic increase in Internet usage. According to International Data Corporation, the number of Internet users worldwide reached approximately 196 million in 1999 and is forecasted to grow to approximately 502 million by 2003. The popularity of the Internet with consumers has driven the rapid proliferation of the Internet as a commercial medium. Businesses are increasingly establishing Web sites and corporate intranets and extranets to expand their customer reach and improve their communications efficiency. Consumers are increasingly using the Internet to carry out commercial transactions. International Data estimates that the value of goods and services sold world wide via the Internet will increase from $111 billion in 1999 to over $1.3 trillion in 2003. Accordingly, to remain competitive, small- and medium-sized businesses increasingly need high-speed Internet connections to maintain complex Web sites, access critical business information and communicate more effectively with employees, customers and business partners. Broadband connections are also becoming increasingly important to businesses and consumers as rich Internet content--such as multi-media advertising, news and entertainment--and on-line consumer transactions and e-commerce become more widely available and widely used.

     The demand for broadband communications services for RLAN access is also growing rapidly. Over the past ten years, high-speed local area networks have become increasingly important to enterprises to enable employees to share information, send e-mail, search databases and conduct business. We believe that a large majority of personal computers used in enterprises are connected to local area networks. Enterprises are now seeking to extend this same high-speed connectivity to employees accessing the local area networks from home to improve employee productivity and reduce operating costs. The number of home office households on the Internet grew from 12.0 million at the end of 1997 to an estimated 27 million by the end of 1999 and is expected to grow to 30.2 million households by 2002. Only 3.7% of these users currently access the Internet through a broadband connection of any type.

     As use of the Internet, intranets and extranets increases, we expect the market size for both small- and medium-sized business and consumer Internet and RLAN access to continue to grow rapidly causing the demand for broadband communications services to also grow rapidly. However, the full potential of Internet and local area network applications cannot be realized without removing the performance bottlenecks of the existing public switched telephone network. Increases in telecommunications bandwidth have significantly lagged improvements in microprocessor performance over the last ten years. Since 1988, microprocessor performance has improved nearly 80-fold, while the fastest consumer modem connection has improved from 9.6 kilobits per second to 56.6 kilobits per second, a factor of six. According to industry analysts, there are nearly 40 million personal computers in U.S. homes today, and most of them can only connect to the Internet or their corporate local area network by low-speed analog lines. Higher speed connections are available, including:

     o INTEGRATED SERVICES DIGITAL NETWORKS--An ISDN line provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to compatible PBX systems.

     o T1 LINE AND FRACTIONAL T1--These are telephone industry terms for a digital transmission link with a capacity of 1.544 megabits per second or portions thereof.

     o FRAME-RELAY--A high-speed packet-switched data communications protocol.

     o    CABLE MODEM--Internet access over hybrid fiber coaxial cable.

     While these services have recently experienced dramatic growth in the U.S., they are frequently expensive, complex to order, install and maintain, and in some cases are not as widely available as DSL technology.

     EMERGENCE OF DSL TECHNOLOGY

     DSL technology first emerged in the 1990s and is commercially available today to address performance bottlenecks of the public switched telephone network. DSL equipment, when deployed at each end of standard copper telephone lines, increases the data carrying capacity of copper telephone lines from analog modem speeds of 56.6 kilobits per second, for the fastest consumer modems, and ISDN speeds of 128 kilobits per second to DSL speeds of up to 6 megabits per second depending on the length and condition of the copper line. Recent advances in semiconductor technology and digital signal processing algorithms and falling equipment prices have made the widespread deployment of DSL technology more economical over time. We anticipate that equipment prices will continue to fall as a result of continued advances in semiconductor technologies and increases in equipment production volumes.

     Because DSL technology reuses the existing copper plant, it is significantly less expensive to deploy on a broad scale than alternative technologies, such as cable modems, wireless data and satellite data. As a result, a significant portion of the investment in a DSL network is success-based, requiring a comparatively lower initial fixed investment. Subsequent variable investments in DSL technology are directly related to the number of paying customers.

     IMPACT OF REGULATORY DEVELOPMENTS

     The passage of the 1996 Telecommunications Act created a legal framework for competitive telecommunications companies to provide local analog and digital communications services in competition with the traditional telephone companies. The 1996 Telecommunications Act eliminated a substantial barrier to entry for competitive telecommunications companies by enabling them to leverage the existing infrastructure built by the traditional telephone companies, which required a $200 billion investment by these telephone companies and their ratepayers, rather than constructing a competing infrastructure at significant cost. The 1996 Telecommunications Act requires traditional telephone companies, among other things:

     o to allow competitive telecommunications companies to lease telephone wires on a line by line basis;

     o to provide central office space for the competitive telecommunications companies' DSL and other equipment required to connect to the leased telephone wires;

     o to lease access on their inter-central office fiber backbone to link the competitive telecommunications companies' equipment; and

     o to allow competitive telecommunications companies to electronically connect into their operational support systems to place orders and access their databases.

     The 1996 Telecommunications Act, as interpreted by the Federal Communications Commissions (FCC), in particular emphasized the need for competition-driven innovations in the deployment of advanced telecommunications services, such as DSL services.

OUR COMPETITIVE STRENGTHS

     We were formed to capitalize on the substantial business opportunity created by the growing demand for broadband Internet and network access, the commercial availability of low-cost DSL technology and the passage of the 1996 Telecommunications Act. Key aspects of our solution to provide broadband communications services include:

     o an attractive value proposition that provides high-speed connections at similar or lower prices than alternative high-speed technologies currently available to customers;

     o a rapid network deployment and service rollout with significant increases in line installations to date;

     o a widely available, continuously connected, secure network that facilitates deployment of Internet and intranet applications; and

     o a management team experienced in the data communications, telecommunications and personal computer industries.

     ATTRACTIVE VALUE PROPOSITION. We offer higher bandwidth digital connections than alternative services at similar or lower prices that do not vary with usage. For business Internet users, our high-end services offer bandwidth comparable to that offered by T1 and frame-relay circuits at approximately 25% of the cost. For the RLAN market, our mid-range services are three to six times the speed of ISDN lines and up to ten times the speed of analog modems at monthly rates similar to or lower than those for heavily used ISDN lines. We believe that many of our enterprise customers can justify deploying lines to their employees if their productivity improves by only a few hours per month based on increases in the number of hours worked and decreases in commute time and time spent waiting for information. For consumer Internet users, our consumer services are comparably priced to current cable modem services. Unlike cable modems, the speed of our service does not decrease when more users are added.


     WE HAVE LEVERAGED OUR FIRST-MOVER ADVANTAGE TO RAPIDLY EXPAND OUR NETWORK AND GROW OUR NUMBER OF LINES INSTALLED. We were the first to widely roll out DSL services on a commercial basis, making DSL service available for purchase in the San Francisco Bay Area in December 1997. We believe that we have leveraged our first-mover advantage to rapidly expand our network into our targeted metropolitan regions and grow our number of line installations. We believe we have the nation's largest DSL network with more than 1,350 operational central offices passing over more than 35 million homes and businesses. As of March 31, 2000, we had installed a total of 93,000 lines nationwide.

     WIDELY AVAILABLE, ALWAYS-CONNECTED SECURE NETWORK. Our strategy of providing blanket coverage in each region we serve is designed to ensure that our services are available to the vast majority of our customers' end-users. Our network provides 24-hour, always-on connectivity, unlike ISDN lines and analog modems which require customers to dial-up each time for Internet or RLAN access. Also, because we use dedicated connections from each end-user to the Internet service provider or enterprise network, our customers can reduce the risk of unauthorized access. These factors are important to our customers because any Internet service they market to their end-users must actually be available for them to purchase and be secure enough to not risk their own reputation or business with any security lapses.

     EXPERIENCED MANAGEMENT TEAM. Our management team includes individuals with extensive experience in the data communications, telecommunications and personal computer industries, including Robert Knowling, Jr., Chairman of the Board, President and Chief Executive Officer (former Executive Vice President of Operations and Technology at U S WEST Communications), Catherine Hemmer, Executive Vice President and Chief Operations Officer (former Vice President, Network Reliability and Operations at U S WEST Communications, Inc., former General Manager, Network Provisioning at Ameritech Corporation and former Vice President, Network Services at MFS), John McDevitt, Executive Vice President, Sales and Marketing (former Vice President of Sales and Marketing at Danly IEM and former Business Director at Praxair, Inc.), Timothy Laehy, Executive Vice President and Chief Financial Officer (former Vice President of Corporate Finance and Treasurer of Leasing Solutions, Inc.), Robert Davenport, III, Executive Vice President, Business Development (former Senior Vice President and Chief Operating Officer of Tele-Communication, Inc.'s Internet Services subsidiary TCI.NET), Joseph Devich, Executive Vice President, Corporate Services (former Vice President, Operations and Technologies Staff of U S WEST Communications), Dhruv Khanna, Executive Vice President, General Counsel and Secretary, Jane Marvin, Executive Vice President of Human Resources (former Vice President of Human Resources for the General Business Services unit of Ameritech Corporation), Terry Moya, Executive Vice President, External Affairs (former Vice President & Chief Financial Officer, Capital Management, Network Operations and Technologies at U S WEST Communications, Inc), Michael Lach, Executive
Vice President, Business Integration (former Vice President, Customer Provisioning and Maintenance of Ameritech Corporation); and Jimmy La Valley, Executive Vice President, Community Relations (former Vice President, Human Resources at US WEST).

BUSINESS STRATEGY

     Our objective is to become the leading nationwide provider of broadband services and a critical element in the proliferation of e-commerce and other applications that are enabled or enhanced by broadband communications. The key elements of our strategy to achieve this objective are as follows:


     EXPAND OUR NETWORK AND ROLL OUT SERVICE RAPIDLY IN OUR TARGETED METROPOLITAN STATISTICAL AREAS. As of March 31, 2000, we introduced our services in 62 of the top metropolitan statistical areas nationwide. We plan to expand our services to a total of 165 metropolitan statistical areas by the end of 2000. In the aggregate, these 165 metropolitan statistical areas cover more than 45% of homes and 50% of businesses in the United States. In addition, we have recently begun to assess the regulatory and competitive environments in other countries.

     PROVIDE PERVASIVE COVERAGE IN EACH METROPOLITAN STATISTICAL AREA. We are pursuing a blanket coverage strategy of providing service in a substantial majority of the central offices in each region that we enter since our Internet service provider customers desire to market their Internet access services on region-wide basis. Blanket coverage is also important to our enterprise customers since most of them desire to offer RLAN access to all employees regardless of where they reside. In addition, we believe our presence in 165 metropolitan statistical areas will allow us to better serve our Internet service provider, enterprise, telecommunications carrier and other customers. These customers are increasingly seeking a single supplier in multiple metropolitan areas.

     ESTABLISH AND MAINTAIN SALES AND MARKETING RELATIONSHIPS WITH LEADING INTERNET SERVICE PROVIDERS, TELECOMMUNICATIONS CARRIERS AND OTHER DSL RESELLERS. We principally target Internet service providers, telecommunications carriers and other DSL resellers that can offer their end-users cost and performance advantages for Internet access using our services. We primarily provide connections to Internet service providers, which in turn offer high-speed Internet access using our network. In other cases, we provide wholesale DSL and Internet access services for resale by our customers such as Prodigy Communications Corporation and Juno Online Services. In this way, we:

     o carry the traffic of multiple Internet service providers, telecommunications carriers and other customers in any region, increasing our volume and reducing our costs;

     o leverage our selling efforts through the sales and support staff of these Internet service providers, telecommunications carriers and other customers;

     o offer Internet service providers, telecommunications carriers and other customers an alternative, since the traditional telephone company typically provides its own retail Internet access services in competition with our customers; and

     o provide Internet service providers, telecommunications carriers and other customers a high-speed service offering to compete with cable-based Internet access.

     DEVELOP A NATIONAL BRAND. We believe that we can enhance our competitive position and increase demand for our services by actively developing a positive brand and image for our Company and our services through a combination of television, print and radio advertisements on both a national and local basis. In October 1999, we commenced a significant national advertising campaign in pursuit of this strategy. This branding strategy has created the opportunity fours to provide end-user leads to our existing customers.

     DEVELOP AND COMMERCIALIZE VALUE-ADDED SERVICES. We intend to introduce value-added services to our customers and leverage the value of the network access we offer today. Offering services such as voice over DSL, DSL plus International Protocol (DSL + IP), and our Virtual Broadband Service Provider
(VBSP) offering will allow us to bundle service offerings to our customers and improve the quality of content delivery to their end-users as well as reduce costs. We believe this is an important part of our strategy and will allow us to build upon our success to date in adding and retaining subscribers.

     ACQUIRE AND ENTER INTO BUSINESS ARRANGEMENTS WITH NETWORK AND BROADBAND-RELATED SERVICE PROVIDERS. We believe that the pace of deployment of our network can be increased by acquiring and entering into business arrangements with other network service providers, some of which may be located outside of the United States. We also believe our network deployment will enable the delivery of a variety of broadband-related services and content that are desired by our customers. We expect to make these services available to our customers through acquiring and entering into business arrangements with leading providers of broadband-related services or content. For example, we recently acquired Laser Link. Net, Inc. This acquisition will allow us to better provide DSL and IP services on a wholesale basis and better enable us to serve customers who do not wish to maintain any network facilities. Our agreement to acquire BlueStar Communications Group will expand our selling capabilities in smaller cities and rural areas, increase our distribution methods, and will enhance our ability to deliver enhanced broadband solutions to small businesses.

     TAKE ADVANTAGE OF NEW REGULATORY DEVELOPMENTS. In late 1999, the FCC required the major local phone companies to provide us, and other competitive local carriers, with "line sharing." This would allow us to provide our services over the same telephone wire used by the traditional telephone companies to provide analog voice services. In addition, some of the Ameritech/SBC merger conditions adopted by the FCC in October 1999 also contain provisions on line sharing and provide for reductions in costs for telephone wires in certain circumstances. In many cases, line sharing would allow us to provision our asymmetric DSL services on the same telephone wire as the existing local phone companies' voice service. Currently, we provide our DSL services over a separate additional telephone wire. Asymmetric DSL and standard telephone service can exist on a single line and most, if not all, of the traditional telephone companies provision their own asymmetric services on the same line as existing voice services.

       We see line sharing as an extremely important opportunity for us for three primary reasons. First, line sharing should significantly reduce the monthly recurring charges we incur for telephone wires. Second, line sharing should reduce the time it takes traditional telephone companies to deliver telephone wires because the telephone wire will already exist. Third, line sharing should resolve lack of telephone wire problems that we have encountered when ordering telephone wires in some areas of the country. We have signed interim line-sharing agreements with Bell South, Bell Atlantic and U S West. We have also entered into interim line sharing agreements with SBC in California and we are negotiating agreements for the remaining states in SBC's territory. We have entered into an interim line sharing agreement with GTE for all of its major markets other than Texas. We recently received a decision from the Texas Public Utilities Commission implementing line sharing in Texas. We have also implemented line sharing on a trial basis in one state. We expect all of the major traditional local phone companies to implement line sharing on a wide scale later this year.

OUR SERVICE OFFERINGS

     We offer six business-grade services under the TeleSpeed brand to connect our customers' end-users to our regional data centers and two consumer-grade service offerings called TeleSurfer and TeleSurfer Pro. In March 2000, we introduced two new services--DSL+IP and VBSP. We also offer business consumers Virtual Private Network (VPN) technology over DSL. In addition, Internet service provider and enterprise customers may purchase backhaul services from us to connect their facilities to our regional data centers.

     TELESPEED SERVICES

     Our TeleSpeed services connect individual end-users on conventional telephone wires to our DSL equipment in their serving central office and from there to our network serving that metropolitan statistical area. A traditional telephone company's infrastructure consists of numerous central offices which are connected by a fiber optic backbone to a regional office that routes local and long distance traffic. Each central office collects the individual telephone wires from end-users' premises in the neighborhood.

     The particular TeleSpeed service available to an end-user depends in large part on the user's distance to the central office. We believe that substantially all, if not all, of our potential end-users in our target markets generally can be served with one of our services. We estimate that approximately 70% of end-users are within 18,000 feet of a central office and can be served by at least our TeleSpeed 384 service. However, the specific number of potential end-users for the higher speeds will vary by central office and by region and will be affected by line quality. The chart below compares the performance and markets for each of our intraregional end-user services as of July 1, 2000:


                                           MAXIMUM        MAXIMUM       RANGE*
   INTRAREGIONAL                          SPEED TO      SPEED FROM      (FEET)
     SERVICES                             END-USER       END-USER                          MARKET USAGE
--------------------                     ------------  --------------  ----------  -----------------------------
TeleSpeed 144........................     144 Kbps       144 Kbps       35,000     ISDN replacement
TeleSpeed 192........................     192 Kbps       192 Kbps       18,000     Business Internet, RLAN
TeleSpeed 384........................     384 Kbps       384 Kbps       18,000     Business Internet, RLAN
TeleSpeed 768........................     768 Kbps       768 Kbps       13,500     Business Internet
TeleSpeed 1.1........................     1.1 Mbps       1.1 Mbps       12,000     Business Internet
TeleSpeed 1.5S.......................     1.5 Mbps       1.5 Kbps       15,000     High-speed Web access

--------------
     * Estimated maximum distance from the end-user to the central office.

     Prices for our end-user services may vary depending upon the performance level of the service. For example, our TeleSpeed 144 and 192 services are our lowest priced end-user services and our TeleSpeed 1.1 and 1.5 services are our highest priced end-user services. Our prices also vary across regions and for high volume customers that are eligible for volume discounts. See "Risk Factors--We may experience decreasing prices for our services, which may impair our ability to achieve profitability or positive cash flow" for a discussion of the risks associated with our ability to sustain current price levels in the future.

     TELESPEED 144. Our TeleSpeed 144 service operates at up to 144 kilobits per second in each direction, which is similar to the performance of an ISDN line. This service, which can use existing ISDN equipment at the end-user site, is targeted at the ISDN replacement market where its per month flat rate can compare favorably to ISDN services from the traditional telephone company when per-minute usage charges apply. It is also the service that we offer on telephone wires that are either too long to carry our higher speed services or are served by digital loop carrier systems or similar equipment where a continuous copper connection is not available from the end-user site to a central office.

     TELESPEED 192. This service provides one and a half to three times the performance of ISDN lines at similar or lower price points to heavily-used ISDN lines.

     TELESPEED 384. This service provides three to six times the performance of ISDN lines at similar price points to heavily-used ISDN lines.

     TELESPEED 768. This service provides one-half the bandwidth of a T1 data circuit at substantially less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 768 service is small businesses needing moderate speed access to the Internet but who have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

     TELESPEED 1.1. This service provides over two-thirds the bandwidth of a T1data circuit at less than one-half of the monthly price that we estimate is typical for T1 service. The target market for the TeleSpeed 1.1 service is small businesses needing T1-level access to the Internet which have previously been unable to afford the price of such service. The service also competes favorably from a price/performance standpoint with traditional fractional T1 and frame-relay services for these same customers.

     TELESPEED 1.5S. This service provides bandwidth comparable to a T1 data circuit of less than one-half of the monthly price that we estimate is typical for T1 service. The service also provides the highest performance of any TeleSpeed service to stream video or other multimedia content to end-user locations.

     TELESPEED REMOTE. TeleSpeed Remote provides high-speed network access for end-users located in remote regions to their corporate networks. This service is targeted at businesses that want high-speed remote office connections at a lower cost than ISDN or frame-relay services. For example, this service can provide a corporation's employees located in Boston high-speed access to their corporate network located in San Francisco.

     TELESURFER SERVICES

                                                      MAXIMUM         MAXIMUM
   INTRAREGIONAL                                     SPEED TO       SPEED FROM      RANGE*
      SERVICES                                       END-USER        END-USER       (FEET)        MARKET/USAGE
---------------------                              -------------  ---------------  ----------  ------------------
Telesurfer ADSL...............................       608 Kbps        128 Kbps       12,000         Consumer
TeleSurfer Pro ADSL...........................       1.5 Mbps        384 Kbps       12,000         Consumer

--------------
     * Estimated maximum distance from the end-user to the central office.

     TELESURFER ADSL. This consumer-grade service is an asymmetric service, offering up to 608 kilobits per second downstream and up to 128 kilobits per second upstream. This service is the base consumer service. The target market for this service is consumers using either dial-up analog or ISDN connections for web browsers.

     TELESURFER PRO ADSL. This is a premium consumer-grade asymmetric service, offering up to 1.5 megabits per second downstream and up to 384 kilobits per second upstream. The target market for this service is consumers using analog or ISDN connections for web browsers.

     DSL + IP

     This service currently bundles Internet protocol services with our existing TeleSurfer services. We also plan to offer it with our TeleSpeed services. The additional Internet protocol services include end-user authentication, authorization and accounting, Internet protocol address assignment and management, domain name service and Internet protocol routing and connectivity.

     VBSP

     We plan to offer this additional service which provides a complete solution for organizations and businesses that want to offer broadband Internet services to their customers without having to develop their own Internet capabilities. We will provide Internet services to end-users under the brand name of our customer. Our Internet services will be a turnkey solution that includes registration, connection and Internet software, web sites, network authentication, electronic mail, billing and reporting, news and personal web-space for end-users and end-user service and technical support.

     VPN OVER DSL

     In August 1999 we introduced our VPN over DSL service. This service uses the public Internet backbone or a private data network, combined with DSL connections, as a channel for sharing information and applications within a closed circle of users in different locations. We offer two levels of VPN over DSL service.

     COVAD BRANCH OFFICE. This service is available for remote or branch offices that require high-speed inter-office connectivity across multiple locations.

     COVAD TELEWORKER. This service is available for telecommuters and other remote users who secure access to their corporate network and the Internet from home.

     OTHER SERVICES

     We also provide a DS3 backhaul service from our regional network to an Internet service provider or enterprise customer site. This service aggregates all individual end-users in a metropolitan statistical area and transmits the packet information to the customer on a single high-speed line. The service utilizes an asynchronous transfer mode (ATM) protocol that efficiently handles the high data rates involved and operates at up to 45 megabits per second. In addition to monthly service charges, we impose non-recurring order set-up charges for Internet service provider and RLAN end-users for our DS3 backhaul service. Customers must also purchase a DSL modem from us or a third party for each end-user of our services.

CUSTOMERS

     We offer our services to Internet service providers, enterprises, telecommunications carriers and other DSL resellers. As of March 31, 2000, we had installed 93,000 DSL lines and received orders for our services from more than 295 Internet service provider, enterprise and telecommunications carrier customers. The following is a list of selected Internet service provider, enterprise, telecommunications carrier and other customers:

SELECTED INTERNET SERVICE PROVIDER CUSTOMERS        SELECTED ENTERPRISE CUSTOMERS         SELECTED TELECOMMUNICATIONS CARRIERS
Concentric Network Corporation                      Apple Computer                        AT&T
Flashcom                                            Inktomi                               e.spire
Juno                                                Intel                                 IGC
Earthlink                                           Oracle Corporation                    Qwest
PSINet                                              Stanford University                   RCN Corporation
Prodigy                                             Sun Microsystems
UUNET                                               WebTV
Verio

     Our agreements with Internet service providers and other DSL resellers generally have terms of one year and are nonexclusive. We do not require Internet service providers to generate a minimum number of end-users and generally grant volume discounts based on order volume. We serve Internet service providers who provide their own Internet access service and have started serving Internet service providers who choose to obtain access to the Internet through us. In both cases, the Internet service providers purchase our service son a wholesale basis and sell such services under their own brand.

     Our practice with respect to our enterprise customers has been to enter into an arrangement or a negotiated price to install the service initially to a small number of end-users. An enterprise customer decides whether to implement abroad rollout of our services after evaluating the results of this initial phase of deployment. To date, a typical enterprise customer's initial phase of deployment and its decision to roll out our service to additional end-users has taken at least six months, and has generally taken longer than we originally expected. As of March 31, 2000, a substantial majority of our enterprise customers had not yet rolled out our services broadly to their employees.

     We will not receive significant revenue from an enterprise customer until and unless these rollouts occur. During the lengthy sales cycle for an enterprise customer, we incur significant expenses in advance of the receipt of revenues. We also enter into customer agreements with telecommunications carriers, including competitive telecommunications companies and interexchange carriers. Under these agreements our telecommunication carrier customers typically resell our services to their new and existing customers. These carriers currently market our

Internet and RLAN services primarily to small, medium and enterprise businesses that purchase voice services from them.

SALES AND MARKETING

     BUSINESS AND CONSUMER INTERNET. For the business and consumer Internet access markets, we sell our service to Internet service providers, telecommunications carriers and others. These customers can either combine our lines with their Internet access services, or purchase wholesale Internet access services from us, and resell the combination to their existing and new end-users. We address these markets through sales and marketing personnel dedicated to the Internet service provider sales channel. We supplement our sales efforts to Internet service providers through training programs and marketing programs that include promotions and sales incentives designed to encourage the Internet service providers to sell our services instead of those of our competitors. As of March 31, 2000, we had more than 295 Internet service provider and telecommunications carrier customers with their own sales personnel marketing Internet services.

     REMOTE LOCAL AREA NETWORK. We market our RLAN services to businesses through a direct sales force, augmented by marketing programs with value-added resellers and interexchange carriers. The sales force is directed to deal directly with the chief information officer and the telecommunications manager responsible for remote access within an enterprise. We augment our sales efforts to RLAN customers through partnerships with value-added resellers, including systems integrators that can offer our TeleSpeed service as part of a complete work-at-home solution to businesses.

     THIRD-PARTY RELATIONSHIPS. A key element of our strategy is to enter into relationships with leading telecommunications companies, including competitive telecommunications carriers and interexchange carriers, pursuant to which those companies resell our TeleSpeed and TeleSurfer services to their customers. For example, we have entered into commercial agreement with AT&T providing for the purchase and resale of our services, primarily to their small business and enterprise customers. We believe that these indirect sales channels will enable us to penetrate our target markets more rapidly and eventually will generate the majority of sales of our services.

     BRANDING AND MARKETING PROGRAMS. In October 1999 we commenced a branding and advertising effort to educate the market about our broadband service offerings and increase recognition of our brand. This program, which uses television, print and radio advertising on both a national and regional basis, is intended to inform the market about the availability of our service, differentiate the products and services offered by our Company and simplify the process through which these products and services are ordered.

     We are also pursuing several types of joint marketing arrangements with our Internet service provider, telecommunications carrier customers and other DSL resellers. In addition, certain of our equipment suppliers have promoted our services through seminars to corporate information technology managers in the San Francisco Bay Area. We also support our sales efforts with marketing efforts that include advertising programs through radio and other popular media, attendance at trade shows and presentations at industry conferences. See "Risk Factors--Our business will suffer if our Internet service providers, telecommunications carriers and other third parties are not successful in the marketing and sale of our services."

SERVICE DEPLOYMENT AND OPERATIONS

     Internet service providers, telecommunications carriers and corporate information technology managers typically have had to assemble their digital communications connections using multiple service and equipment suppliers, leading to additional work, cost and coordination problems. With our services, we emphasize a one-stop service solution for our customers. This service solution includes:

     o extending our network to customers and end-users with various needs and configuration requirements;

     o    end-user premise wiring and DSL modem configuration;

     o    ongoing network monitoring and customer reporting;

     o    customer service and technical support; and

     o    operational support system.

     EXTENDING OUR NETWORK TO CUSTOMERS AND END-USERS. We work with our Internet service provider, enterprise, telecommunications carrier and other customers to extend our network to each customer premise and each end-user premise bordering circuits from the traditional telephone company or a competitive telecommunications company, interconnecting the customers and end-users to our network, testing the circuits, configuring customer routers or switches and end-user routers and monitoring the circuits from the network operations center.

     END-USER PREMISES WIRING AND DSL MODEM CONFIGURATION. We use our own and subcontracted field service crews and trucks to perform any required inside wiring and to configure DSL modems at each end-user site.

     NETWORK MONITORING. We monitor our network from our network operations center, which helps us to identify and correct network problems. We have also developed network capability to provide Internet service provider, enterprise and telecommunications carrier customers direct monitoring access of their end-users for more efficient monitoring of their own network performance.

     CUSTOMER REPORTING. We communicate regularly with our customers about the status of their end-users. We also operate a toll-free customer care help line. Additionally, we provide Web-based tools to allow individual Internet service providers and enterprise information technology managers and telecommunications carriers to monitor their end-users directly, to place orders for new end-users, to enter trouble tickets on end-user lines and to communicate with us on an ongoing basis.

     CUSTOMER SERVICE AND TECHNICAL SUPPORT. We provide 24x7 on-line support to our Internet service provider customers and enterprise information technology managers. The Internet service provider and information technology manager and telecommunications carriers serve as the initial contact for service and technical support, and we provide the second level of support. For customers using our VBSP offering, we will provide the first level of support for their end users.

     OPERATIONAL SUPPORT SYSTEM. We have developed what we believe to be the industry-leading operational support system for DSL networks. Our operational support system is based on web interfaces and is highly automated. These features are intended to and should allow us to scale our businesses rapidly because they eliminate many manual processes such as line testing, network path configuration, equipment configuration, order taking and verification, billing and telephone wire supplier management.

NETWORK ARCHITECTURE AND TECHNOLOGY

     The key design principles of our network attempt to provide the following attributes which we believe are important requirements of our existing and potential customers:

     ROBUST NETWORK SECURITY. Modem access to enterprise networks presents significant security risks, since any telephone can be used to attempt to access such a network simply by dialing the telephone number. As a result, enterprises expend significant effort and resources to prevent unauthorized access. Enterprises also typically limit remote access users to reading e-mail or other non-sensitive applications. Our network is designed to ensure secure availability of all internal applications and information for remote locations. Our permanent virtual circuit network architecture connects individual end-users at fixed locations to a single enterprise, which reduces the possibility of unauthorized access and allows our customers to safely transmit sensitive information and applications over our TeleSpeed lines.

     CONSISTENT AND SCALABLE PERFORMANCE. We believe that eventually public packet networks will evolve to replace the over 40 million modems currently connected to circuit switched networks that have been deployed in the U.S. As such, we designed our network for scalability and consistent performance to all users as the networks grow. We have designed a "star topology" network similar to the most popular local area network architecture currently used in high-performance enterprise networks. In this model, new capacity is added automatically as each new user receives a new line. We also use asynchronous transfer mode equipment in our network that implements packet switching directly in silicon circuits rather than slower router-based designs that implement switching in router software.

     INTELLIGENT END-TO-END NETWORK MANAGEMENT. Because the customers' and end users' lines are continuously connected, they can also always be monitored. We have visibility from the Internet service provider or enterprise site across the network and into the end-user's home or business. Because our network is centrally managed, we can identify and dynamically enhance network quality, service and performance and address network problems promptly.

     FLEXIBILITY. We have designed our network to be flexible in handling various types of network traffic, starting with data, but able to accommodate voice and video. This flexibility will allow us to directly offer, or enter into arrangements with other entities to offer, not only value-added services such as voice over DSL, but also control the prioritization of content delivery within our national network.

     The primary components of our network is the network operations center, our high-speed private metropolitan networks, central office spaces, including digital subscriber line access multiplexers (DSLAMs), copper telephone lines and DSL modems.

     NETWORK OPERATIONS CENTER. Our entire network is managed from the network operations center. We provide end-to-end network management using advanced network management tools on a 24x7 basis, which enhances our ability to address performance or connectivity issues before they affect the end-user experience. From the network operations center, we can monitor the equipment and circuits in each metropolitan network (including the asynchronous transfer mode equipment), each central office (including DSLAMs) and potentially individual end-user lines (including the DSL modems). Presently, our network operations center is located in the San Francisco Bay Area. We are currently in the process of building a second network operations center on the East Coast.

     PRIVATE METROPOLITAN NETWORK. We operate our own private metropolitan network in each region that we enter. The network consists of high-speed asynchronous transfer mode communications circuits that we lease to connect our asynchronous transfer mode hubs, our equipment in individual central offices and our Internet service provider, enterprise and telecommunications carrier customers. This network operates at a speed of 45 to 155 megabits per second.

     CENTRAL OFFICE SPACES. Through our interconnection agreements with the traditional telephone companies, we seek to secure space in every central office where we intend to offer service. These central office spaces are designed to offer the same high reliability and availability standards as the traditional telephone company's other central office space. We require access to these spaces for our equipment and for persons employed by, or under contract with, us. We place DSLAMs in our central office spaces to provide the high-speed DSL signals on each copper line to our end-users. As of March 31, 2000, we had 1,350 central office spaces operational. In addition, we have a significant number of additional spaces under construction as well as other spaces on order from various traditional telephone companies. In December 1998, we entered into a professional service arrangement with Lucent Technologies to augment and accelerate our ability to deploy our central office facilities.

     TELEPHONE WIRES. We lease the telephone wires running to end-users from the traditional telephone companies under terms specified in our interconnection agreements. We lease lines that, in numerous cases, must be specially conditioned by the traditional telephone companies to carry digital signals, usually at an additional charge relative to that for voice grade telephone wires. The price we are obligated to pay for these lines currently varies from $4 to $70 per month per line with additional one-time charges in some cases for installation, modification or removal of lines.

     DSL MODEMS AND ON-SITE CONNECTION. We buy our DSL modems from our suppliers for resale to our Internet service provider or enterprise customers for use by their end-users. We configure and install these modems along with any required on-site wiring needed to connect the modem to the copper line leased from the traditional telephone company. For the most part, the DSL modem and DSLAM equipment used have come from the same vendor for all services, since there aren't yet interoperability standards for the equipment used in our higher-speed services. We are also pursuing a program of ongoing network development. Our service development and engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to facilitate the development of network applications by third parties that will increase the use of our network. See "Risk Factors--The scalability and speed of our network remain largely unproven."

COMPETITION

     The markets for business and consumer Internet access and network access services are intensely competitive. We expect that these markets will become increasingly competitive in the future. The principal bases of competition in our markets include:

     o    price/performance;

     o    breadth of service availability;

     o    reliability of service;

     o    network security;

     o    ease of access and use;

     o    content bundling;

     o    customer support;

     o    brand recognition;

     o    operating experience;

     o    relationships with Internet service providers and other third parties;
          and

     o    capital resources.

     We face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, Internet service providers, on-line service providers and wireless and satellite service providers.

     TRADITIONAL TELEPHONE COMPANIES. All of the largest traditional telephone companies in our target markets have begun offering DSL services. As a result, the traditional telephone companies represent strong competition in all of our target service areas, and we expect this competition to intensify. The traditional telephone companies have an established brand name and reputation for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, own the telephone wires themselves and can bundle digital data services with their existing voice services to achieve economies of scale in serving their customers. Certain of the traditional telephone companies have aggressively priced their consumer DSL services as low as $19-$29 per month, placing pricing pressure on our TeleSurfer services. The traditional telephone companies are also in a position to offer service from central offices where we are unable to secure space and offer service because of asserted or actual space restrictions.

     CABLE MODEM SERVICE PROVIDERS. Cable modem service providers such as AT&T, Excite@Home, Cox, Time Warner, Road Runner and MediaOne (and their respective cable partners) are deploying high-speed Internet access services over hybrid fiber coaxial cable networks. Hybrid fiber coaxial cable is a combination of fiber optic and coaxial cable, and has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. Where deployed, these networks provide similar and in some cases higher-speed Internet access than we provide. They also offer these services at lower price points than our TeleSurfer services. We believe the cable modem service providers face a number of challenges that providers of DSL services do not face. For example, different regions within a metropolitan statistical area may be served by different cable modem service providers, making it more difficult to offer the blanket coverage required by potential business customers. Also, much of the current cable infrastructure in the U.S. must be upgraded to support cable modems, a process which we believe is significantly more expensive and time-consuming than the deployment of DSL-based networks.

     COMPETITIVE TELECOMMUNICATIONS COMPANIES. Many competitive telecommunications companies such as NorthPoint Communications, Rhythms NetConnections and Network Access Solutions offer high-speed digital services using a business strategy similar to ours. Some of these competitors have begun offering DSL-based access services and others are likely to do so in the future. Companies such as NEXTLINK Communications have extensive fiber networks in many metropolitan areas, primarily providing high-speed digital and voice circuits to large corporations. They also have interconnection agreements with the traditional telephone companies pursuant to which they have acquired central office space in many markets targeted by us. Further, certain of our customers have made investments in our competitors.

     NATIONAL INTEREXCHANGE CARRIERS. Interexchange carriers, such as AT&T, Sprint, WorldCom, Qwest, Level 3 and Global Crossing have deployed large-scale Internet access networks and ATM networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies and a number of spaces in central offices from which they are currently offering or could begin to offer competitive DSL services.

     INTERNET SERVICE PROVIDERS. Internet service providers such as Genuity, UUNET Technologies (acquired by MCI WorldCom), EarthLink Network, Concentric Network Corporation (acquired by NEXTLINK), and PSINet provide Internet access to residential and business customers, generally using the existing public switched telephone network at integrated services digital network speeds or below. Some Internet service providers such as UCNET Technologies in California and New York, HarvardNet Inc. and InterAccess have begun offering DSL-based services. To the extent we are not able to recruit Internet service providers as customers for our service, Internet service providers could become competitive DSL service providers.

     ON-LINE SERVICE PROVIDERS. On-line service providers include companies such as AOL, Yahoo!, CompuServe (acquired by AOL), MSN (a subsidiary of Microsoft Corp.) and Web TV (a subsidiary of Microsoft Corp.) that provide, over the Internet and on proprietary online services, content and applications ranging from news and sports to consumer video conferencing. These services are designed for broad consumer access over telecommunications-based transmission media, which enable the provision of digital services to the significant number of consumers who have personal computers with modems. In addition, they provide Internet connectivity, ease-of-use and consistency of environment. Many of these on-line service providers have developed their own access networks for modem connections. If these on-line service providers were to extend their access networks to DSL or other high-speed service technologies, they would become competitors of ours.

     WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Wireless and satellite data service providers are developing wireless and satellite-based Internet connectivity. We may face competition from terrestrial wireless services including future third-generation wireless networks, two Gigahertz (Ghz) and 28 Ghz wireless cable systems (Multi-channel Microwave Distribution System (MMDS) and Local Multi-channel Distribution System (LMDS)), and 18 Ghz and 39 Ghz point-to-point microwave systems. For example, the FCC is currently considering new rules to permit MMDS licensees to use their systems to offer two-way services, including high-speed data, rather than solely to provide one-way video services. The FCC also recently auctioned spectrum for LMDS services in all markets. This spectrum is expected to be used for wireless cable and telephony services, including high-speed digital services. In addition, companies such as Teligent Inc., Advanced Radio Telecom Corp. and WinStar Communications, Inc., hold point-to-point microwave licenses to provide fixed wireless services such as voice, data and videoconferencing.

     We also may face competition from satellite-based systems. Motorola Satellite Systems, Inc., Hughes Communications (a subsidiary of General Motors Corporation), Globalstar, Lockheed, Teledesic and others have filed applications with the FCC for global satellite networks which can be used to provide broadband voice and data services, and the FCC has authorized several of these applicants to operate their proposed networks.

INTERCONNECTION AGREEMENTS WITH TRADITIONAL TELEPHONE COMPANIES

     A critical aspect of our business is our interconnection agreements with the traditional telephone companies. These agreements cover a number of aspects including:

     o the price we pay to lease access to the traditional telephone company's telephone wires;

     o the special conditioning the traditional telephone company provides on certain of these lines to enable the transmission of digital signals;

     o the price and terms of central office space for our equipment in the traditional telephone company's central offices and remote terminals;

     o the price we pay and access we have to the traditional telephone company's transport facilities;

     o the operational support systems and interfaces that we can use to place orders, report network problems and monitor the traditional telephone company's response to our requests;

     o the dispute resolution process that we use to resolve disagreements on the terms of the interconnection contract; and

     o the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of the traditional telephone company relationship.

     As of March 31, 2000, we have entered into interconnection agreements with or otherwise obtained interconnection rights from the different major traditional telephone companies in all the states covering our metropolitan statistical areas. Traditional telephone companies do not in many cases agree to our requested provisions in interconnection agreements and we have not consistently prevailed in obtaining all of our desired provisions in such agreements either voluntarily or through the interconnection arbitration process. We cannot be sure that we will be able to continue to sign interconnection agreements with existing or other traditional telephone companies. We are currently negotiating agreements with several traditional telephone companies in order to expand our services into 165 targeted metropolitan statistical areas. The traditional telephone companies are also permitting competitive telecommunications companies to adopt previously signed interconnection agreements. In certain instances, we have adopted the interconnection agreement of another competitive telecommunications company. Other competitive telecommunications companies have also adopted the same or modified versions of our interconnection agreements, and may continue to do so in the future.

     Many of our interconnection agreements have a term of three years. We will have to renegotiate these agreements when they expire. Although we expect to renew the interconnection agreements that require renewal and believe the 1996 Telecommunications Act and the agreements themselves limit the ability of traditional telephone companies not to renew such agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. Additionally, disputes have arisen and will likely arise in the future as a result of differences in interpretations of the interconnection agreements. For example, we are in litigation proceedings with certain of the traditional telephone companies. These disputes have delayed our deployment of our network. They have also adversely affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. Finally, the interconnection agreements are subject to state commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that hurts our business.

GOVERNMENT REGULATION

     OVERVIEW. Our services are subject to a variety of federal regulations. With respect to certain activities and for certain purposes, we have submitted our operations to the jurisdiction of state and local authorities who may also assert more extensive jurisdiction over our facilities and services. The FCC has jurisdiction over all of our services and facilities to the extent that we provide interstate and international services. To the extent we provide identifiable intrastate services, our services and facilities are subject to state regulations. Rates for the services and network elements we purchase from the traditional local telephone companies are generally determined by the States consistent with federal law. In addition, local municipal government authorities also assert jurisdiction over our facilities and operations. The jurisdictional reach of the various federal, state and local authorities is subject to ongoing controversy and judicial review, and we cannot predict the outcome of such review.

     FEDERAL REGULATION. We must comply with the requirements of the Communications Act of 1934, as amended by the 1996 Telecommunications Act, as well as the FCC's regulations under the statute. The 1996 Telecommunications Act eliminates many of the pre-existing legal barriers to competition in the telecommunications and video programming communications businesses, preempts many of the state barriers to local telecommunications service competition that previously existed in state and local laws and regulations, and sets basic standards for relationships between telecommunications providers. The law delegates to the FCC and the states broad regulatory and administrative authority to implement the 1996 Telecommunications Act.

     Among other things, the 1996 Telecommunications Act removes barriers to entry in the local telecommunications market. It does this by preempting certain state and local laws that are barriers to competition and by requiring traditional telephone companies to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers, interexchange carriers and competitive telecommunications companies such as us.


       Regulations promulgated by the FCC under the 1996 Telecommunications Act specify in greater detail the requirements of the 1996 Telecommunications Act imposed on the traditional telephone companies to open their networks to competition by providing competitors interconnection, central office and remote terminal space, access to unbundled network elements, retail services at wholesale rates and nondiscriminatory access to telephone poles, ducts, conduits, and rights-of-way. The requirements enable companies such as us to interconnect with the traditional telephone companies in order to provide local telephone exchange services and to use portions of the traditional telephone companies' existing networks to offer new and innovative services such as our TeleSpeed and TeleSurfer services. In January 1999, the U.S. Supreme Court ruled on challenges to the FCC regulations. Although the U.S. Supreme Court upheld most of the FCC's authority and its regulations, it required the FCC to reexamine and redefine which unbundled network elements the traditional telephone companies must offer. The FCC issued its revised list of unbundled network elements in September 1999. The 1996 Telecommunications Act also allows the Regional Bell Operating Companies (RBOCs), which are the traditional telephone companies created by AT&T's divestiture of its local exchange business, to enter the long distance market within their own local service regions upon meeting certain requirements. The remaining RBOCs include BellSouth, Verizon (formerly, Bell Atlantic Corporation), Ameritech Corporation, U S WEST Communications, Inc. (recently acquired by Qwest) and SBC Communications, Inc. The timing of the various RBOCs' entry into their respective in-region long distance service businesses is extremely uncertain. In December 1999, Atlantic's (now Verizon) application to provide in-region long distance services in New York state was granted by the FCC. The FCC recently granted Southwestern Bell Telephone Company's application to provide in-region long distance service in Texas. Given the FCC's grant of the New York and Texas applications, the FCC is likely to thereafter grant similar applications by Verizon and the other RBOCs in other states. The timing of the various RBOCs' in-region long distance entry will likely affect the level of cooperation we receive from each of the RBOCs. The approval of such entry will likely adversely affect the level of cooperation.

     In addition, the 1996 Telecommunications Act provides relief from the earnings restrictions and price controls that have governed the local telephone business for many years. Traditional telephone company tariff filings at the FCC have been subjected to increasingly less regulatory review. However, precisely when and to what extent the traditional telephone companies will secure pricing flexibility or other regulatory freedom for their services is uncertain. For example, under the 1996 Telecommunications Act, the FCC is considering eliminating certain regulations that apply to the traditional telephone companies' provision of services that are competitive with ours. The timing and the extent of regulatory freedom and pricing flexibility and regulatory freedom granted to the traditional telephone companies will affect the competition we face from the traditional telephone companies' competitive services. Pursuant to recent merger conditions, SBL and Verizon have established in-region separate affiliates to provide DSL services. Those affiliates will be subject to less regulation than if the services were provided on an integrated basis.

     Further, the 1996 Telecommunications Act provides the FCC with the authority to forbear from regulating entities such as us who are classified as "non-dominant" carriers. The FCC has exercised its forbearance authority. As a result, we are not obligated to obtain prior certificate approval from the FCC for our interstate services or file tariffs for such services. We have determined not to file tariffs for our interstate services. We provide our interstate services to our customers on the basis of contracts rather than tariffs. We believe that it is unlikely that the FCC will require us to file tariffs for our interstate services in the future.

     On March 18, 1999, the FCC adopted rules to make it easier and less expensive for competitive telecommunications companies to obtain central office space and to require traditional telephone companies to make new alternative arrangements for obtaining central office space. However, in March 2000, the U.S. Court of Appeal for the District of Columbia issued a decision casting doubt on whether new entrants will be able to locate certain kinds of equipment in the traditional local telephone companies central offices. The FCC's rules on location of new entrant's equipment in central offices remain somewhat uncertain, and have not been uniformly implemented. In the March 1999 announcement, the FCC also provided notice of proposed rule-making to determine whether carriers should be able to provide asymmetric DSL over the same line over which traditional telephone companies provide voice service. On November 18, 1999, the FCC required the traditional local phone companies to provide us and other competitive local carriers with line sharing access. If implemented by the traditional local phone companies these rules could materially lower the price we pay to lease access to the traditional telephone company's telephone wires. While we believe that these rules are advantageous to us, the traditional telephone companies may balk at, delay, or thwart the implementation of such rules.

     In its March 2000 ruling, the federal appeals court struck portions of the FCC's new rules concerning the location of new entrants' equipment in traditional local telephone companies' central offices, and has required the FCC to reconsider and review those rules. In particular, the appeals court has required the FCC to revise its rules concerning the types of equipment that we may collocate on the traditional telephone company premises and the steps that traditional telephone companies may take to separate their equipment from our equipment. The traditional telephone companies may implement the court's ruling and any subsequent FCC rules in a manner that impairs our ability to obtain collocation space and collocate the equipment of our choice on their premises. Such actions by the traditional telephone companies could adversely affect our business and disrupt our existing network design, configuration and services.

     Any changes in applicable federal law and regulations, in particular, changes in its interconnection agreements with traditional telephone companies, the prospective entry of the RBOCs into the in-region long distance business and grant of regulatory freedom and pricing flexibility to the traditional telephone companies, could harm our business.


     STATE REGULATION. To the extent we provide identifiable intrastate services or have otherwise submitted ourselves to the jurisdiction of the relevant state telecommunications regulatory commissions, we are subject to such jurisdiction. In addition, certain states have required prior state certification as a prerequisite for processing and deciding an arbitration petition for interconnection under the 1996 Telecommunications Act. As of December 31, 1999,we were authorized under state law to operate as a competitive local exchange carrier in 34 states, and intend to obtain authorization in the other states necessary to cover our 165 targeted metropolitan statistical areas. We have pending arbitration proceedings in different states for interconnection arrangements with the relevant traditional telephone companies. We have concluded arbitration proceedings in a number of states by entering into interconnection agreements with the relevant traditional telephone companies. We have filed tariffs in certain states for intrastate services as required by state law or regulation. We are also subject to periodic financial and other reporting requirements of these states with respect to our intrastate services.

     The different state commissions have various proceedings to determine the rates, charges and terms and conditions for unbundled network elements (unbundled network elements are the various portions of a traditional telephone company's network that a competitive telecommunications company can lease for purposes of building a facilities-based competitive network, including telephone wires, central office collocation space, inter-office transport, operational support systems, local switching and rights of way), as well as the discount for wholesale services that we purchase from the relevant traditional telephone company. The rates set forth in many of our interconnection agreements are interim rates and will be prospectively, and, in some cases, retroactively, affected by the permanent rates set by the various state commissions for such unbundled network elements as unbundled loops and interoffice transport. We have participated in unbundled network element rate proceedings in several states in an effort to reduce these rates. If any state commission decides to increase unbundled network element rates our operating results could suffer. The applicability of the various state regulations on our business and compliance requirements will be further affected by the extent to which our services are determined to be intrastate services. Jurisdictional determinations of our services as intrastate services could harm our business.

     LOCAL GOVERNMENT REGULATION. We may be required to obtain various permits and authorizations from municipalities in which we operate our own facilities. The issue of whether actions of local governments over the activities of telecommunications carriers, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive telecommunications companies which may be preempted by the FCC is the subject of litigation. Although we rely primarily on the unbundled network elements of the traditional telephone companies, in certain instances we deploy our own facilities, including fiber optic cables, and therefore may need to obtain certain municipal permits or other authorizations. The actions of municipal governments in imposing conditions on the grant of permits or other authorizations or their failure to act in granting such permits or other authorizations could harm our business.

     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation affecting the telecommunications industry. Other existing federal regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals, which could change, in varying degrees, the manner in which communications companies operate in the U.S. In particular, several bills pending in the 106th Congress would significantly alter or repeal pro-competitive FCC rules and portions of the 1996 Telecommunications Act. Passage of any of these bills could adversely affect our business. The ultimate outcome of these proceedings and the ultimate impact of the 1996 Telecommunications Act or any final regulations adopted pursuant to the 1996 Telecommunications Act or our business cannot be determined at this time but may well be adverse to our interests. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business and we can give you no assurance that such future regulation or regulatory changes will not harm our business. See "Risk Factors--Rejections of our applications for central office space by traditional telephone companies are likely to delay the expansion of our network and the rollout of our services" and "Our services are subject to government regulation, and changes in current or future laws or regulations could adversely affect our business."

INTELLECTUAL PROPERTY

     We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. These methods may not be sufficient to protect our technology. We also generally enter into confidentiality or license agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

     Currently we have one patent and a number of patent applications pending, and intend to prepare additional applications and to seek additional patent protection for our systems and services to the extent possible. The pending and any future patents may not be issued to us, and if issued, they may not protect our intellectual property from competition which could seek to design around or invalidate these patents.

     Further, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries. The global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. Steps taken by us may not prevent misappropriation or infringement of our intellectual property rights, and litigation may be necessary in the future to enforce our intellectual property rights to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

       In addition, others may sue us with respect to infringement of their intellectual property rights. We were recently sued by Bell Atlantic for an alleged infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." On February 18, 2000, we were granted a summary judgement ruling in the Bell Atlantic lawsuit. The court ruled that we had not infringed on Bell Atlantic's patent. We anticipate that Bell Atlantic may appeal this decision and, while we expect that we would prevail on appeal, the outcome of such an appeal is inherently uncertain. Such lawsuits, including an appeal in the Bell Atlantic lawsuit, could significantly harm our business.

EMPLOYEES

     As of March 31, 2000, we had approximately 1160 employees, excluding temporary personnel and consultants. None of our employees are represented by a labor union, and we consider our relations with our employees to be good. Our ability to achieve our financial and operational objectives depends in large part upon the continued service of our senior management and key technical, sales, marketing, legal and managerial personnel, and our continuing ability to attract and retain highly qualified technical, sales, marketing, legal and managerial personnel. Competition for such qualified personnel is intense, particularly in software development, network engineering and product management. In addition, in the event that our employees unionize, we could incur higher ongoing labor costs and disruptions in our operations in the event of a strike or other work stoppage.

PROPERTIES

     We are headquartered in Santa Clara, California in facilities pursuant to leases that will expire beginning on or before July 14, 2002. We also lease office space in many of the metropolitan statistical areas in which we conduct operations.

     We have recently expanded our headquarters space in Santa Clara by leasing additional office space, and have expanded our operational space with a new facility lease in Denver, Colorado. Through a subsidiary, we have also acquired land and are currently building a 100,000 square foot network operations center in Prince Williams County, Virginia.

     We also lease central office space from the traditional telephone company in each region that we operate or plan to operate under the terms of our interconnection agreements and obligations imposed by state public utilities commissions and the FCC. While the terms of these leases are perpetual, the productive use of our central office space is subject to the terms of our interconnection agreements which expire on or before March 2001. We will increase our central office space as we expand our network geographically.

LEGAL PROCEEDINGS

     We are engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to us in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. We have also filed a lawsuit against Pacific Bell and certain of its affiliates, including SBC Communications, in federal court. We are pursuing a variety of contract, tort, and antitrust and other claims, such as violations of the Telecommunications Act, in these proceedings. In November 1998, we prevailed in our commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with us and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding us direct damages, as well as attorneys' fees and costs of the arbitration. Pacific Bell is currently attempting to have the decision vacated. On May 15, 2000, the arbitration panel issued an award of partial damages to us in the amount of $27.5 million, including $257,166 previously awarded to us by the panel. The panel also ruled that Pacific Bell must pay Covad's reasonable attorneys' fees and costs.

     We have also filed a lawsuit against Bell Atlantic and its affiliates in federal court. We are pursuing antitrust and other claims in this lawsuit. In addition, Bell Atlantic has separately filed suit against us asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the court issued a summary judgment ruling holding that we had not infringed Bell Atlantic's patent. Bell Atlantic has filed a notice of appeal and, while we expect that we will prevail on an appeal, the outcome of such an appeal is inherently uncertain.

     One of our former employees has filed a complaint against us in California Superior Court, alleging that he was terminated wrongfully and is entitled to commissions and other amounts arising from his employment with us. We contend that this employee resigned and that we do not owe him any money, but litigation is unpredictable and there is no guarantee we will prevail. Another group of our former employees have filed a complaint against us in California Superior Court, alleging that they were terminated wrongfully and are entitled to various amounts arising from their employment with us. We believe that we do not owe these employees any money, but litigation is unpredictable and we cannot guarantee that we will prevail in this matter. Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable to us could significantly harm our business.

     We are not currently engaged in any other legal proceedings that we believe could have a material adverse effect on our business, prospects, operating results and financial condition. We are, however, subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers, and their respective ages as of March 15, 2000, are as follows:

NAME                                AGE    POSITION
Robert Knowling, Jr..............   44     Chairman of the Board, President and Chief Executive Officer
Timothy Laehy....................   43     Executive Vice President and Chief Financial Officer
Robert Davenport, III............   40     Executive Vice President, Business Development
Catherine Hemmer.................   41     Executive Vice President and Chief Operating Officer
John McDevitt....................   48     Executive Vice President, Sales and Marketing
Joseph Devich....................   42     Executive Vice President, Corporate Services
Dhruv Khanna.....................   40     Executive Vice President, General Counsel and Secretary
Jane Marvin......................   40     Executive Vice President, Human Resources
Terry Moya.......................   41     Executive Vice President, External Affairs
Michael Lach.....................   38     Executive Vice President, Business Integration
Jimmy LaValley...................   46     Executive Vice President, Community Relations
Robert Hawk......................   60     Director
Hellene Runtagh..................   51     Director
Daniel Lynch.....................   58     Director
Frank Marshall...................   53     Director
Rich Shapero.....................   51     Director
Larry Irving.....................   43     Director
Debra Dunn.......................   44     Director

     ROBERT KNOWLING, JR. has been our President, Chief Executive Officer and a member of our board of directors since July 1998. As of September 1999, he also became Chairman of the Board of Directors. From October 1997 through July 1998, Mr. Knowling served as the Executive Vice President of Operations and Technologies at U S WEST Communications, Inc., a regional telecommunications service provider. In this capacity, Mr. Knowling was responsible for planning, delivering and maintaining high-quality telecommunications services for more than 25 million customers in 14 western and midwestern states. From March 1996 through September 1997, he served as Vice President of Network Operations at U S WEST Communications, Inc. From November 1994 through March 1996, he served as Vice President of Network Operations for Ameritech Corporation. Mr. Knowling began his career in 1977 at Indiana Bell where he progressed through a variety of assignments in operations, engineering and marketing. When Indiana Bell became a part of Ameritech Corporation, Mr. Knowling assumed positions of increasing responsibility in marketing, product development, large business marketing and network operations, including service on Ameritech Corporation's re-engineering breakthrough development team. As lead architect of the Ameritech Corporation transformation, Mr. Knowling reported directly to the Chairman. In July 2000, Mr. Knowling was appointed to the board of directors for Ariba, Inc. a business-to-business eCommerce platform provider.

     TIMOTHY LAEHY joined us in August 1997. He served as our Chief Financial Officer, Treasurer and Vice President, Finance until February 1999 and currently serves as our Executive Vice president and Chief Financial Officer. Prior to joining us, Mr. Laehy served as Vice President, Corporate Finance and Treasurer of Leasing Solutions, Inc., a computer equipment leasing company, from February 1991 to August 1997. From 1990 to 1991, Mr. Laehy served as a senior associate with Recovery Equity Partners, a private venture capital investment fund. From 1985 to 1990, he served in various capacities at Guarantee Acceptance Capital Corporation, an investment bank, Liberty Mutual Insurance Company and Union Carbide Corporation.

     ROBERT DAVENPORT, III joined us in January 1999. He served as our Vice President, Business Development until February 1999 and has served as our Executive Vice President, Business Development since that date. Prior to joining us, Mr. Davenport was Senior Vice President and Chief Operating Officer at Tele-Communications, Inc.'s Internet Services subsidiary, TCI.NET from 1997 to 1999. Between 1995 and 1997, Mr. Davenport was with Tele-Communications, Inc., as Vice President, Finance and Development for the Telephony Services subsidiary. From 1992 to 1995, he was Managing Partner of RD Partners, LLC, a private investment firm focused on leveraged equity investments.

     CATHERINE HEMMER joined us in August 1998. She served as our Vice President, Operations until February 1999 and served as our President, Network Services from February 1999 to September 1999, and currently serves as our Executive Vice President and Chief Operating Officer. From 1996 to August 1998, she was Vice President, Network Reliability and Operations at U S WEST Communications, Inc. From 1995 to 1996, she served as General Manager, Network provisioning at Ameritech Services, Inc., a telecommunications company. From 1987 to 1995, she served in various capacities, including Vice President, Network Services, at MFS Telecom, Inc. From 1981 to 1987, she served in various management roles at MCI Communications Inc. (now MCI Worldcom, Inc.), providing management information systems support for the network operations organization.

     JOHN MCDEVITT has served as our Executive Vice President, Sales and Marketing since July 2000. Prior to joining us, he was Vice President of Sales and Marketing for Danly IEM from 1998 to June 2000. From 1996 to 1998, Mr. McDevitt served as Business Director with Praxair, Inc. Between 1978 and 1996, Mr. McDevitt was with Liquid Carbonic Corporation, where he served as Vice President of Sales and Marketing, General Manager and as a National and Regional Manager.

     JOSEPH DEVICH joined us in August 1998. He served as Vice President and General Manager of our Western Region until February 1999 and served as President and General Manager of the Western Region from February 1999 to September 1999. Since September 1999, he has served as Executive Vice President, Corporate Services. Prior to joining us, from November 1996 to August 1998, Mr. Devich was Vice President, Operations and Technologies Staff of U S WEST Communications, Inc., where he served on the strategic leadership council and was responsible for leading staff support functions, methodical and procedural process support, results reporting and analysis, systems planning and integration, customer value analysis, disaster recovery/business continuity planning, network security, supplier management and operations strategy planning. From August 1986 to November 1996, Mr. Devich worked in several capacities at Ameritech Corporation, including Manager of Product Management--Technical Support, and Director in the areas of customer support in the large business market, service reliability within custom business services, process improvement of network operations and network provisioning.

     DHRUV KHANNA is one of our founders. He served as our Vice President, General Counsel and Secretary from October 1996 until February 1999 and has served as our Executive Vice President, General Counsel and Secretary since that date. He was an in-house counsel for Intel Corporation's communications products division and its Senior Telecommunications Attorney between 1993 and 1996. Between 1987 and 1993, Mr. Khanna was an associate at Morrison & Foerster, LLP, where his clients included Teleport Communications Group (now AT&T Corp.), McCaw Cellular Communications, Inc. (now AT&T Wireless), and Southern Pacific Telecom (now Qwest Communications International, Inc.). Mr. Khanna has extensive experience with regulatory matters, litigation and business transactions involving the RBOCs and other telecommunications companies. While at Intel, he helped shape the computer industry's positions on the Telecommunications Act of 1996 and the FCC's rules implementing the 1996 Act.

     JANE MARVIN joined us in April 1999 as our Senior Vice President, Human Resources. Prior to joining us, from August 1995 to April 1999, Ms. Marvin was Vice President, Human Resources for the General Business, Small Business and Enhanced Business Services units and Director, Leadership and Executive Development of Ameritech Corporation. In these capacities, she re-engineered and streamlined multiple HR processes and drove corporate-wide change initiatives. From 1991 to 1995, Ms. Marvin was Human Resources Director with the Pepsi Cola Company, a division of Pepsico Inc., where she improved business processes in the areas of recruitment, selection, training, and compensation. From 1984 to 1991, Ms. Marvin worked in progressively broader HR leadership roles at DataGeneral Corporation, a provider of enterprise hardware and software solutions.

     TERRY MOYA joined us in July 1999 as our Senior Vice President, External Affairs. Prior to joining us, from January 1999 to July 1999, Terry served as Vice President & Chief Financial Officer, Capital Management, Network/Operations and Technologies at U S WEST Communications, Inc. From August 1998 to January 1999, Terry served as Vice President, Operations for U S WEST Communications, Inc., where he managed over $2 billion in capital expenditures and over $320 million in engineering and construction transaction costs. From February 1997 to August 1998, Terry served as Vice President, Construction, Operations and Technologies and led the outside plant construction contracting organization for U S WEST Communications, Inc. From August 1992 to February 1997, Terry spent time in over a half dozen foreign countries establishing and improving several different lines of business for U S WEST Communications, Inc. These countries include Poland, Russia, the Czech Republic, Hungary, Brazil and the United Kingdom. Prior to August 1992, Terry was at KPMG Peat Marwick, LLP in New Orleans.

     MICHAEL LACH joined us in January 2000 as our Executive Vice President, Business Integration. Prior to joining us, from May 1997 to December 1999, Mr. Lach was Vice President, Customer Provisioning and Maintenance of Ameritech Corporation, where he was responsible for the installation and repair of residential phone lines across a five-state region. From October 1995 to May 1997, Mr. Lach was General Manager, Network Operations West of Ameritech Corporation, where he was responsible for provisioning and maintaining central offices and the transport network in a three state region. From September 1994 to October 1995, Mr. Lach was Division Manager, Technical Support of Ameritech Corporation, where he supported the development and implementation of new product for residential and business customers. From March 1993 to August 1994, Mr. Lach was Director, Business Development for Siemens Stromberg-Carlson, Inc. From January 1984 to February 1993, Mr. Lach served in various management roles with Ameritech Corporation relating to its network.

     JIMMY LAVALLEY joined us in April 2000 as Executive Vice President of Community Relations. Prior to joining the Company, from June 1979 to April 2000, Mr. LaValley was with U S WEST Communications, Inc. Most recently, from February 1999 to April 2000, Mr. LaValley was Vice President, Human Resources, responsible for Strategic Staffing Services and Management Development for U S WEST's 58,000 employees. From October 1997 to February 1999, Mr. LaValley was Vice President Human Resources supporting Network Services, the largest U S WEST Business Unit. In this role, all aspects of Human Resources support were provided to 28,000 employees. Prior to these assignments, Mr. LaValley held leadership positions in all aspects of the Human Resources disciplines at U S WEST. A former police officer in Tahlequah Oklahoma, Mr. LaValley holds a bachelor's degree in criminal justice/pre-law from Northeastern Oklahoma State University.

     ROBERT HAWK has served as a member of our board of directors since April 1998. Mr. Hawk is President of Hawk Communications and recently retired as President and Chief Executive Officer of U S WEST Multimedia Communications, a regional telecommunications service provider, where he headed the cable, data and telephony communications business from May 1996 to April 1997. He was president of the Carrier Division of U S West Communications, Inc., from September 1990 to May 1996. Prior to that time, Mr. Hawk was Vice President of Marketing and Strategic Planning for CXC Corporation. Prior to joining CXC Corporation, Mr. Hawk was director of Advanced Systems Development for AT&T/American Bell. He currently serves on the boards of PairGain Technologies, Inc., COM21, Inc., Concord Communications, Inc., Radcom, Ltd., Efficient Networks, Inc. and several privately held companies.

     DANIEL LYNCH has served as a member of our board of directors since April 1997. Mr. Lynch is also a founder of CyberCash, Inc. and has served on its board of directors since August 1994. From December 1990 to December 1995, he served as chairman of the board of directors of Softbank Forums, a provider of education and conference services for the information technology industry. Mr. Lynch founded Interop Company in 1986, which is now a division of ZD Comdex and Forums. Mr. Lynch is a member of the Association for Computing Machinery and the Internet Society. He is also a member of the Board of Trustees of the Santa Fe Institute, the Bionomics Institute and CommerceNet. He previously served as Director of the Information Processing Division for the Information Sciences Institute in Marina del Rey, where he led the Arpanet team that made the transition from the original NCP protocols to the current TCP/IP based protocols. He has served as a member of the board of directors of Exodus Communications since January 1998. Mr. Lynch previously served as a member of the board of directors at UUNET Technologies, Inc., from April 1994 until August 1996.

     FRANK MARSHALL has served as a member of our board of directors since October 1997. Mr. Marshall currently serves on the board of directors of PMC-Sierra, Inc. and several private companies. Mr. Marshall also serves on the technical advisory board of several high technology private companies. He is a member of the InterWest Partners Advisory Committee and a Venture Partner at Sequoia Capital. From 1992 to 1997, Mr. Marshall served as Vice President of Engineering and Vice President and General Manager, Core Business Unit of Cisco Systems, Inc. From 1982 to 1992, he served as Senior Vice President, Engineering at Convex Computer Corporation.

     RICH SHAPERO has served as a member of our board of directors since July 1997. Mr. Shapero has been a general partner of Crosspoint Venture Partners, L.P., a venture capital investment firm, since April 1993. From January 1991 to June 1992, he served as Chief Operating Officer of Shiva Corporation, a computer network company. Previously, he was a Vice President of Sun Microsystems, Inc., Senior Director of Marketing at AST Research, Inc., and held marketing and sales positions at Informatics General Corporation and UNIVAC's Communications Division. Mr. Shapero serves as a member of the board of directors of Sagent Technology, Inc., a provider of real-time eBusiness intelligence, and several privately held companies.

     HELLENE RUNTAGH has served as a member of our board of directors since November 3, 1999. Ms. Runtagh has served as Executive Vice President of Universal Studios since January 1999. In this capacity, she is responsible for overseeing the activities of the Universal Studios Operations Group, Universal Studios Consumer Products Group, Universal Studios Corporate Marketing and Sponsorships, and the Spencer Gift retail operations, Universal Studios' worldwide information technology, and Seagram's global sourcing and real estate operations. From February 1997 to January 1999, she held the position of senior vice president of reengineering effort at Universal. Previously, Ms. Runtagh spent 25 years at General Electric, where she served as President and Chief Executive Officer of GE Information Services from 1989 to 1996 and held general management roles with GE's capital and software businesses.

     LARRY IRVING has served as a member of our Board of Directors since April 2000. Mr. Irving is the President and CEO of UrbanMagic.com, an Internet portal for the African American community scheduled to be launched later this year. Prior to joining UrbanMagic.com, Mr. Irving served for almost seven years as Assistant Secretary of Commerce for Communications and Information, where he was a principal advisor to the President, Vice President and Secretary of Commerce on domestic and international communications and information policy issues, including the development of policies related to the Internet and Electronic Commerce. He was a point person in the Administration's successful efforts to reform the United States' telecommunications law, which resulted in the passage of the Telecommunications Act of 1996. Mr. Irving is widely credited with popularizing the term "Digital Divide" and was the principal author of the landmark Federal survey, FALLING THROUGH THE NET, which tracked access to telecommunications and information technologies, including computers and the Internet, across racial, economic, and geographic lines. In recognition of his work to promote policies and develop programs to ensure equitable access to advanced telecommunication and information technologies, Irving was named one of the fifty most influential persons in the "Year of the Internet" by Newsweek Magazine. Prior to joining the Clinton-Gore Administration, Mr. Irving served ten years on Capitol Hill, most recently as Senior Counsel to the U.S. House of Representatives Subcommittee on Telecommunications and Finance. He also served as Legislative Director, Counsel and Chief of Staff (acting) to the late Congressman Mickey Leland (D-Texas). During the previous three years, Mr. Irving was associated with the Washington, D.C. law firm of Hogan & Hartson, specializing in communications law, antitrust law and commercial litigation.

     DEBRA DUNN has served as a member of our Board of Directors since April 2000. Since late 1999, Ms. Dunn has been the vice president of Strategy and Corporate Operations for Hewlett-Packard Company and has global responsibility for driving the broad range of efforts required to reposition Hewlett-Packard. She is responsible for corporate-wide functions including corporate strategy, development, communications, philanthropy and government affairs. Ms. Dunn joined Hewlett-Packard in 1983 as an executive development manager in Hewlett-Packard's Corporate Training division in Palo Alto. She held a wide range of development and marketing management positions from 1986 to 1992, and was promoted to manufacturing manager for Hewlett-Packard's Video Communication division in 1992, marketing manager in 1993 and was named general manager of the division in 1996. Ms. Dunn was promoted to general manager of Hewlett-Packard's executive committee in 1998 and led the Hewlett-Packard/Agilent split process and Hewlett-Packard's new business creation function.

CLASSIFIED BOARD

     The board of directors is divided into three classes. The term of office and directors consisting of each class is as follows:

       CLASS            DIRECTORS                   TERM OF OFFICE

       Class I          Daniel Lynch                o    expires at the annual meeting of
                        Rich Shapero                     stockholders in 2003 and at each third
                        Larry Irving                     succeeding annual meeting thereafter

       Class II         Frank Marshall              o    expires at the annual meeting of
                        Hellene Runtagh                  stockholders in 2001 and at each third
                                                         succeeding annual meeting thereafter

       Class III        Robert Hawk                 o    expires at the annual meeting of
                        Robert Knowling, Jr.             stockholders in 2002 and at each third
                        Debra Dunn                       succeeding annual meeting thereafter

     The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

BOARD COMMITTEES


     In April 1998, our board of directors established an audit committee and a compensation committee. The audit committee consists of three of our outside directors, Mr. Lynch, Mr. Hawk and Ms. Runtagh. The audit committee's primary responsibilities include:


     o conducting a post-audit review of the financial statements and audit findings;

     o    reviewing our independent auditors proposed audit scope and approach;
          and

     o reviewing on a continuous basis the adequacy of our system of internal accounting controls.


     The compensation committee also consists of three of our outside directors, Ms. Runtagh, Ms. Dunn and Mr. Shapero. Mr. Marshall, also an outside director, serves as an alternate on the committee. The primary responsibilities of the compensation committee include:


     o reviewing and determining the compensation policy for our executive officers and directors, and other employees as directed by the board of directors;

     o reviewing and determining all forms of compensation to be provided to our executive officers; and

     o reviewing and making recommendations to our board of directors regarding general compensation goals and guidelines for our employees and the criteria by which bonuses to our employees are determined.


     We also have a pricing committee and management compensation committee. The pricing committee currently consists of three outside directors, Messrs. Shapero, Irving and Marshall, and one inside director, Mr. Knowling. The function of the pricing committee is to set the price for the sale of our common stock to third-parties. The function of the management compensation committee, which consists solely of one inside director, Mr. Knowling, is to review and determine the compensation policy for employees other than our executive officers and directors and to review and determine all forms of compensation for such employees.

DIRECTOR COMPENSATION

     Except for grants of stock options subject to vesting and restricted stock subject to repurchase, directors generally do not receive compensation for services provided as a director or committee member. New directors will receive a stock option grant to purchase 60,000 shares of common stock which will vest over four years. We do not pay additional amounts for committee participation or special assignments of the Board of Directors, except for reimbursement of expenses in attending Board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the Board of Directors or the Compensation Committee and the Board of Directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Shapero is affiliated with Crosspoint Venture Partners L.P., which was a party along with the Company, to a Series C Preferred Stock and Warrant Subscription Agreement dated February 23, 1998. See "--Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as our Chief Executive Officer or was one of our four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the fiscal year ended December 31, 1999. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION       LONG-TERM COMPENSATION
                                           ------------------------  ---------------------------
NAME AND PRINCIPAL                                                    RESTRICTED      SECURITIES
POSITION                           FISCAL                                STOCK        UNDERLYING      ALL OTHER
                                    YEAR    SALARY         BONUS       AWARDS($)    OPTIONS/SARS(#) COMPENSATION
--------------------------         ------  ----------    ----------  -----------  --------------  --------------
Robert Knowling, Jr.............    1999   $ 399,996     $ 500,000           --              --   $     750,420(8)
    Chairman, Board of              1998   $ 180,768(2)  $ 250,000           --       4,725,000        $750,343(9)
    Directors, President and        1997          --            --           --              --              --
    Chief Executive Office7 (1)

Robert Roblin...................    1999   $ 232,692     $ 140,250     $882,500(7)           --   $         405(10)
    Executive Vice President,       1998   $  21,154(3)  $   9,493           --         562,500   $          74(10)
    Sales and Marketing(13)         1997          --            --           --              --              --

Catherine Hemmer................    1999   $ 180,769     $ 109,500     $882,500(7)           --   $         240(10)
    Chief Operating Officer         1998   $  58,359(4)  $  56,000           --         437,713   $      84,363(11)
                                    1997          --            --           --              --              --

Joseph Devich...................    1999   $ 167,308     $ 101,250     $882,500(7)           --   $         210(10)
    Executive Vice President,       1998   $  52,981(5)  $  20,137           --         380,622   $      76,961(12)
    Corporate Services              1997          --            --           --              --              --

Robert Davenport, III...........    1999   $ 183,077(6)  $  91,667           --         450,001   $         171(10)
    Executive Vice President,       1998          --            --           --              --              --
    Business Development            1997          --            --           --              --              --

--------------

  (1)  In September 1999, Mr. Knowling became Chairman of our Board of
        Directors.
  (2) Pro rated based on an annual salary of $400,000 from hiring date of July 8, 1998.
  (3) Pro rated based on an annual salary of $220,000 from hiring date of November 16, 1998.
  (4) Pro rated based on an annual salary of $150,000 from hiring date of August 10, 1998.
  (5) Pro rated based on an annual salary of $150,000 from hiring date of August 13, 1998.
  (6) Pro rated based on an annual salary of $200,000 from hiring date of January 20, 1999.
  (7) This value is based upon the split-adjusted closing price of $29.416 for 30,000 post-split shares granted on November 3, 1999 to Mr. Roblin, Ms. Hemmer and Mr. Devich. As of December 31, 1999, all of these shares were unvested and valued at $1,118,750 based on a split-adjusted closing price of $37.29. Twenty-five percent of these shares will vest on the four consecutive anniversaries of the grant date.
  (8) Includes $750,000 for the final installment of Mr. Knowling's sign-on bonus as well as $420 for term life insurance premium.
  (9) Includes $750,000 for the first installment of Mr. Knowling's sign-on bonus as well as $343 for term life insurance premium.
  (10) The dollar amount in this column represents premium payments the Company made for executive's term life insurance policies.
  (11) Includes a payment of $84,275 as a sign-on bonus as well as $88 for term life insurance premium.
  (12) Includes a payment of $76,883 as a sign-on bonus as well as $78 for term life insurance premium.
  (13) On May 12, 2000, we announced the resignation of Robert Roblin. John McDevitt has been appointed to replace Mr. Roblin.

       OPTION / SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted to Named Executive Officers during the fiscal year ended December 31, 1999. During the last fiscal year, Mr. Davenport was the only Named Executive Officer to receive any option grant and none of the Named Executive Officers received stock appreciation rights during the year ended December 31, 1999. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.

                                                 INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                ----------------------------------------------------- ---------------------------
                                                PERCENT OF
                                  NUMBER OF    TOTAL OPTIONS
                                  SECURITIES    GRANTED TO                              VALUE AT ASSUMED ANNUAL
                                  UNDERLYING   EMPLOYEES IN    EXERCISE                  RATES OF STOCK PRICE
                                   OPTIONS        FISCAL       PRICE PER  EXPIRATION    APPRECIATION FOR OPTION
NAME                            GRANTED(#)(1)   1999(%)(2)      SHARE       DATE              TERM($)(3)
-------                         -------------- -------------  ---------- ------------ ---------------------------
                                                                                           5%            10%
Robert Davenport, III.........        450,001         5.14%   $    7.53    1/20/2007  $  1,623,354   $ 3,888,215

--------------
  (1) The material terms of the option grant to Mr. Davenport during 1999 is as follows: (i) the options consist of qualified and nonqualified stock options; (ii) all have an exercise price equal to the fair market value on the date of grant; (iii) all have an 8-year term and become exercisable over a four-year period, with 12.5% of the option shares vesting on the six-month anniversary of the grant date and the remainder vesting in 42 equal monthly installments; (iv) the options are not transferable and (v) all options are otherwise subject to the terms and provisions of our 1997 Stock Plan. See "--1997 Stock Plan."
  (2) Based on options covering an aggregate of 8,750,826 shares (split-adjusted) we granted during 1999 pursuant to our 1997 Stock Plan.
  (3) These amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The potential realizable values are calculated by assuming that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. The assumed 5% and 10% rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock price growth.

       AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION /SAR VALUES

       The following table sets forth information with respect to the exercise of stock options during the year ended December 31, 1999 and the number and year-end value of shares of our common stock underlying the unexercised options held by the Named Executive Officers. None of the Named Executive Officers exercised or held stock appreciation rights during the year ended December 31, 1999. All share numbers have been adjusted in light of the 3-for-2 stock split, effected in the form of a stock dividend, effective March 31, 2000.


                                                          NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             OPTIONS EXERCISED DURING      OPTIONS AT DECEMBER         IN-THE-MONEY OPTIONS AT
                                       1999                    31, 1999                DECEMBER 31, 1999($)(1)
                            ---------------------------  ------------------------  ------------------------------
 NAME                           SHARE
                            ACQUIRED ON     VALUE
                            EXERCISE(#)  REALIZED($)(1)  EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                     -----------  --------------  ----------- -------------  -------------- ---------------
Robert Knowling, Jr......       491,250   $14,324,166.56  1,088,437     3,145,312   $40,105,898.20 $115,896,027.95
Robert Roblin (3)........        22,500   $   582,575.00    129,843       410,152   $ 4,384,437.41  $13,849,862.47
Catherine Hemmer.........        54,000   $ 1,588,502.00     91,902       291,811   $ 3,192,316.10  $10,136,396.75
Joseph Devich............        54,129   $ 2,146,621.00     39,800       177,862   $ 2,073,745.85  $ 9,267,351.35
Robert Davenport, III....            --               --     68,750       231,251   $ 3,066,536.48  $10,314,758.22

--------------
  (1) Value represents the fair market value at exercise minus the exercise price.
  (2) Value represents the difference between the exercise price and the market value (i.e., split-adjusted closing price) of common stock of $37.29 on December 31, 1999. An option is "in-the-money" if the market value of the common stock exceeds the exercise price.
  (3) On May 12, 2000, we announced the resignation of Mr. Roblin. John McDevitt has been appointed to replace Mr. Roblin.

       EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

       In 1998, we entered into a written employment agreement with Robert Knowling, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer. The agreement provides that Mr. Knowling will receive compensation in the form of a $400,000 annual base salary and a $250,000 minimum annual bonus. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid when he began working for us, and the remaining half of which was paid once he worked for us for one full year (July 1999), and (ii) stock options to purchase 4,725,000 post-split shares of our common stock at a split-adjusted exercise price of $.45 per share. If we terminate Mr. Knowling's employment relationship without cause (as that term is defined in the agreement), or if Mr. Knowling resigns for good reason (as that term is defined in the agreement), we must continue to pay Mr. Knowling's annual salary and targeted bonus for a period of two years after the date of termination so long as Mr. Knowling does not become employed by one of our direct competitors. Mr. Knowling has agreed to be bound by customary confidentiality provisions. As provided in the agreement, in August 1998 we loaned Mr. Knowling $500,000 pursuant to a Note Secured by Deed of Trust that bears no interest during his employment. The loan has provisions for forgiveness based on continued employment and matures in four years, subject to acceleration in certain events. See "Certain Relationships and Related Transactions--Employee Loans."

       With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options.
See "--1997 Stock Plan."

       We have also entered into restricted stock purchase agreements with certain of our officers and directors. The shares of our common stock issued pursuant to these restricted stock purchase agreements are subject to our right of repurchase which lapses in accordance with the vesting schedule of the agreements. The agreements also include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

       1997 STOCK PLAN

       STRUCTURE

       The 1997 Plan consists of three types of equity incentive programs: (i) qualifying stock options ("Incentive Stock Options") intended to qualify within the meaning of Section 422 of the Code; (ii) non-qualifying stock options (or "Non-Statutory Stock Options") not intended to qualify within the meaning of
Section 422 of the Code; and (iii) stock purchase rights ("SPRs") for shares of common stock.

       ADMINISTRATION

       The Plan is administered by our Board of Directors or a committee appointed by the Board of Directors and consisting of non-employee directors within the meaning of Section 16(b) of the Exchange Act and outside directors within the meaning of Section 162(m) of the Code (referred to as the "Administrator"). Subject to the provisions of the Plan, the Administrator has the authority, in its discretion: (i) to determine the fair market value of our common stock; (ii) to select the employees, directors or consultants to whom options and SPRs may be granted under the Plan; (iii) to determine the number of shares of common stock to be covered by each option and SPR granted under the Plan; (iv) to approve forms of agreement for use under the Plan; (v) to determine the terms and conditions of any option or SPR granted under the Plan such as the exercise price, the time or times when options or SPRs may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions; (vi) to reduce the exercise price of any option or SPR to the then current fair market value; (vii) to institute an option exchange program; (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (ix) to prescribe, amend and rescind rules and regulations relating to the Plan; (x) to modify or amend each option or SPR; (xi) to allow optionees to satisfy withholding tax obligations by electing to have us withhold from the shares to be issued upon exercise of an option or SPR that number of shares having a fair market value equal to the amount required to be withheld; (xii) to authorize any person to execute on behalf of us any instrument required to effect the grant of an option or SPR previously granted by the Administrator; and (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

       ELIGIBILITY

       All employees, directors and consultants are eligible to participate in the 1997 Plan. Incentive Stock Options may be granted only to employees (including officers and directors). Non-Statutory Stock Options and SPRs may be granted to employees, directors and consultants. To the extent that the aggregate fair market value of the shares with respect to which Incentive Stock Options are exercisable for the first time by an optionee during any calendar year (under all plans of the Company and any parent or subsidiary) exceed $100,000, such options are treated as Non-Statutory Stock Options. No optionee may be granted, in any fiscal year, options to purchase more than 2,000,000 shares; provided that, in connection with his or her initial service, an optionee may be granted options to purchase up to an additional 2,000,000 shares that shall not count against such limit.

       SECURITIES SUBJECT TO THE PLAN

       The number of shares of our common stock which are reserved for issuance under the Plan is 35,092,635 post-split shares, plus an annual increase on the first day of each fiscal year equal to the lesser of (i) 3% of the outstanding shares on such date or (ii) an amount determined by our Board of Directors, with the total increase being capped at 20,000,000 shares and an additional 5,000,000 and 10,000,000 post-split shares for the Year 2000 and Year 2001, respectively. As of January 1, 2000, there were 12,425,857 post-split shares available for issuance under the Plan, which includes the 3% annual increase of 4,400,533 post-split shares and 5,000,000 additional post-split shares.

       These shares may be authorized, but unissued, or reacquired common stock. If an option or SPR expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased shares that were subject thereto may become available for future grant or sale under the Plan.

       TERMS AND CONDITIONS OF OPTIONS

       Each option granted pursuant to the Plan is evidenced by a written stock option agreement (an "Option Agreement") between the optionee and us and is subject to the following terms and conditions:

       TERM OF OPTIONS. The term of each option is stated in each Option Agreement. In the case of an Incentive Stock Option, the term is ten years from the date of grant or such shorter terms as may be provided in the Option Agreement. In the case of an Incentive Stock Option granted to an optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of us or any parent or subsidiary, the term of the Incentive Stock Option is five years from the date of grant or such shorter term as may be provided in the Option Agreement.

       EXERCISE PRICE. The per share exercise price for the shares to be issued pursuant to the exercise of an option is determined by the Administrator, subject to the following: (i) in the case of an Incentive Stock Option (A) granted to an employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of us or any parent or subsidiary, the per share exercise price may be no less than 110% of the fair market value per share on the date of grant and
(B) granted to any employee other than an employee described in (A) immediately preceding, the per share exercise price may be no less than 100% of the fair market value per share on the date of grant; (ii) in the case of a Non-Statutory Stock Option, the per share exercise price maybe determined by the Administrator; and (iii) in the case of a Non-Statutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per share exercise price may be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a merger or other corporate transaction.

       WAITING PERIOD AND EXERCISE DATES. At the time an option is granted, the Administrator fixes the period within which the option may be exercised (i.e., vests) and determines any conditions that must be satisfied before the option may be exercised. Options generally vest at a rate of 12.5% of the shares subject to the option on the date six months following the grant date and 1/48th of the shares subject to the option at the end of each one-month period thereafter and generally expire eight years from the date of grant. Unless the Administrator provides otherwise, vesting of options granted under the 1997 Plan are tolled during any unpaid leave of absence.



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       FORM OF CONSIDERATION. The Administrator determines the acceptable form of consideration for exercising an option, including the method of payment. In the case of an Incentive Stock Option, the Administrator determines the acceptable form of consideration at the time of grant. Such consideration may consist entirely of (a) cash; (b) check; (c) promissory note; (d) other shares that (i) in the case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, and
(ii) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which such option is exercised, consideration received by us under a cashless exercise program implemented by us in connection with the Plan, a reduction in the amount of any liability to the optionee, including any liability attributable to the optionee's participation in any company-sponsored deferred compensation program or arrangement, any combination of the foregoing methods of payment; or (e) any other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

       EXERCISE OF OPTION. Any option granted under the Plan is exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Exercise of an option in any manner shall result in a decrease in the number of shares thereafter available, both for purposes of the Plan and for sale under the option, by the number of shares as to which the option is exercised.

       TERMINATION OF RELATIONSHIP. If an optionee ceases to be an employee, director or consultant, other than upon the optionee's death or disability, the optionee may exercise his or her option within such period of time as is specified in the Option Agreement to the extent that the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Option Agreement). In the absence of a different specified time in the Option Agreement, the option remains exercisable for three months following the optionee's termination. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Plan. If, after termination, the optionee does not exercise his or her option within the time specified by the Administrator, the option terminates, and the shares covered by such option revert to the Plan.

       DISABILITY OF OPTIONEE. If an optionee ceases to be an employee, director or consultant as a result of the optionee's disability, the optionee may exercise his or her option within such period of time as is specified in the Option Agreement to the extent the option is vested on the date of termination (but in no event later than the expiration of the term of such option as set forth in the Option Agreement). In the absence of a different specified time in the Option Agreement, the option will remain exercisable for twelve months following the optionee's termination. If, on the date of termination, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Plan. If, after termination, the optionee does not exercise his or her option within the time specified, the option will terminate, and the shares covered by such option revert to the Plan.

       DEATH OF OPTIONEE. If an Optionee dies while an employee, director or consultant, the option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such option as set forth in the Option Agreement), by the optionee's estate or by a person who acquires the right to exercise the option by bequest or inheritance, but only to the extent that the option is vested on the date of death. In the absence of a specified time in the Option Agreement, the option will remain exercisable for twelve months following the optionee's termination. If, at the time of death, the optionee is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the Plan. The option may be exercised by the executor or Administrator of the optionee's estate or, if none, by the person(s) entitled to exercise the option under the optionee's will or the laws of descent or distribution. If the option is not so exercised within the time specified, the option terminates, and the shares covered by such option revert to the Plan.

       BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash, shares or otherwise an option previously granted based on such terms and conditions as the Administrator establishes and communicates to the optionee at the time that such offer is made.

       STOCK PURCHASE RIGHTS

       RIGHTS TO PURCHASE. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer SPRs under the Plan, it will advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related at the offer, including the number of shares that the offeree



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will be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer will be accepted by execution of a restricted stock purchase agreement in the form determined by the Administrator.

       REPURCHASE OPTION. Unless the Administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option will lapse at a rate determined by the Administrator.

       OTHER PROVISIONS. The restricted stock purchase agreement will contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

       RIGHTS AS A STOCKHOLDER. Once the SPR is exercised, the purchaser will have the rights equivalent to those of a stockholder, and will be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent.

       NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS

       Unless determined otherwise by the Administrator, an option or SPR may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE

       CHANGES IN CAPITALIZATION. Subject to any required action by stockholders, the number of shares of common stock covered by each outstanding option and SPR, and the number of shares of common stock that have been authorized for issuance under the Plan but as to which no options or SPRs have yet been granted or that have been returned to the Plan upon cancellation or expiration of an option or SPR, as well as the price per share of common stock covered by each such outstanding option or SPR, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us.

       DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation, the Administrator will notify each optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an optionee to have the right to exercise his or her option until ten days prior to such transaction as to all of the optioned stock covered thereby, including shares as to which the option would not otherwise be exercisable. In addition, the Administrator may provide that any repurchase option applicable to any shares purchased upon exercise of an option or SPR will lapse as to all such shares, provided the proposed dissolution or liquidation take place at the time and in the manner contemplated. To the extent it has not been previously exercised, an option or SPR will terminate immediately prior to the consummation of such proposed action.

       MERGER OR ASSET SALE. In the event of a merger of us with or into another corporation, or the sale of substantially all of our assets, each outstanding option and SPR will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option or SPR, the optionee will fully vest in and have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be vested or exercisable. If an option or stock repurchase right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator will notify the Optionee in writing or electronically that the option or SPR shall be fully vested and exercisable for a period of fifteen days from the date of such notice, and the option or SPR shall terminate upon the expiration of such period.

       ACCELERATION IN CONNECTION WITH CHANGE OF CONTROL. All stock options and SPRs to officers, employees, directors and consultants provide that in the event the Company merges with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control.



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In the event the individual is constructively terminated or terminated without cause or in the event that the successor corporation refuses to assume or substitute the options, the options or SPRs will fully vest and become exercisable at that time.

       AMENDMENT AND TERMINATION OF THE PLAN

       The Board may at any time amend, alter, suspend or terminate the Plan; provided that we are required to obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws.

       FEDERAL INCOME TAX CONSEQUENCES

       The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No information is provided with respect to persons who are not citizens or residents of the United States, or foreign, state or local tax laws, or estate, gift and excise tax considerations. In addition, the tax consequences to a particular participant may be affected by matters not discussed herein.

       NON-STATUTORY STOCK OPTIONS

       Under current federal income tax law, the grant of a Non-Statutory Stock Option has no tax effect on us or the optionee to whom it is granted. If the shares of common stock received on the exercise of a Non-Statutory Stock Option are not subject to restrictions on transfer or risk of forfeiture, the exercise of the Non-Statutory Stock Option will result in ordinary income to the optionee equal to the excess of the fair market value of the shares at the time of exercise over the option price. The optionee's tax basis in the shares will be equal to the aggregate exercise price paid by the optionee plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionee will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. At the time of recognition of ordinary income by the optionee upon exercise, we will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income.

       INCENTIVE STOCK OPTIONS

       The federal income tax consequences associated with Incentive Stock Options are generally more favorable to the optionee and less favorable to us than those associated with Non-Statutory Stock Options. Under current federal income tax law, the grant of an Incentive Stock Option does not result in income to the optionee or in a deduction for us at the time of the grant. Generally, the exercise of an Incentive Stock Option will not result in income for the optionee if the optionee does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise. If these requirements are met, the basis of the shares of common stock upon a later disposition will be the option price, any gain on the later disposition will be taxed to the optionee as long-term capital gain, and we will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the optionee to be subject to the alternative minimum tax. If the optionee disposes of the shares before the expiration of either of the holding periods described above (a "Disqualifying Disposition"), the optionee will have compensation taxable as ordinary income, and the Company will normally be entitled to a deduction, equal to the lesser of
(a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the optionee's holding period for the shares.

       STOCK PURCHASE RIGHTS

Under current federal income tax law, the grant of an SPR has no tax effect on us or the individual to whom it is granted. The income tax consequences resulting from a purchase of restricted stock pursuant to the exercise of a stock purchase right will vary depending on whether the purchaser makes an election under Section 83(b) of the Code. Such election maybe made within 30 days of the date the restricted stock is purchased with respect to some or all of the shares of restricted stock purchased. If no election is made, the participant will not recognize any income as a result of the purchase of shares subject to the transfer restrictions and forfeiture provisions (i.e., our repurchase right) described above. The participant will recognize compensation income when the transfer restrictions or forfeiture provisions lapse or are otherwise removed in an amount equal to the difference between the purchase price paid for such shares and the fair market value of such shares when such restrictions lapse or are otherwise removed. In addition, any dividends paid on any shares while such shares are subject to transfer restrictions and forfeiture provisions will be considered compensation income and not dividend income.

       If the participant makes an election under Section 83(b) of the Code, the participant recognizes compensation income when he or she purchases the shares in an amount equal to the difference between the fair market value of such shares at the time of purchase (determined without regard to the transfer restrictions) and the purchase price paid for such shares. The participant recognizes no additional income upon the subsequent lapse or removal of the transfer restrictions or forfeiture provisions with respect to such shares, and any dividends paid on the shares while such shares are subject to the transfer restrictions and forfeiture provisions will be taxed as dividend (rather than compensation) income.

       In general, we are entitled to a deduction in the amount of the compensation income recognized by the participant at the time the participant recognizes such income, provided certain reporting requirements are timely met.

       If and to the extent any shares are forfeited (i.e., repurchased by us), the participant will be allowed to deduct--as an ordinary deduction if no
Section 83(b) election was made or as a capital loss if such an election was made--an amount equal to the difference, if any, between the purchase price paid for the shares and the amount received as a result of the forfeiture. The participant will recognize a capital gain or loss upon the subsequent sale or other taxable disposition of such shares (other than a sale to us as a result of the forfeiture provisions), in an amount equal to the difference between the proceeds realized from the sale or other disposition and the sum of (a) the purchase price paid for such shares plus (b) in the case of a gain taxable to a participant who made a Section 83(b) election, the amount of gross income taxable as compensation to such participant as a result of the purchase of the shares.

       We are not entitled to any deduction corresponding to any capital gains realized by a participant.

       $1,000,000 LIMIT ON DEDUCTIBLE COMPENSATION

       Section 162(m) of the Code provides that any publicly-traded corporation will be denied a deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1,000,000 per officer per year. However, the deduction limit does not apply to "performance-based compensation," as defined in Section 162(m). Compensation is performance-based compensation if
(i) the compensation is payable on account of the attainment of one or more performance goals; (ii) the performance goals are established by a compensation committee of the board of directors consisting of "outside directors"; (iii) the material terms of the compensation and the performance goals are disclosed to and approved by the stockholders in a separate vote; and (iv) the compensation committee certifies that the performance goals have been satisfied. We believe that the stock options granted under the plan (unless granted for purchase prices below the fair market value of the stock subject to the options) will satisfy the requirements to be treated as performance-based compensation, and accordingly will not be subject to the deduction limit of Section 162(m) of the Code. We believe, however, that it is unlikely that SPRs granted under the Plan, or the purchase of restricted stock there under, will qualify as performance-based compensation. Our ability to deduct compensation attributable to the purchase of restricted stock under stock purchase rights will therefore probably be subject to the limit of Section 162(m) of the Code.

       EXCESS PARACHUTE PAYMENTS

       Under Section 4999 of the Code, certain officers, stockholders, or highly-compensated individuals ("Disqualified Individuals") will be subject to an excise tax (in addition to federal income taxes) of 20% of the amount of certain "excess parachute payments" which they receive as a result of a change in control of us. Furthermore, Section 280G of the Code prevents us from taking a deduction for any "excess parachute payments." The cash out or acceleration of the vesting of stock options or restricted stock upon a change in control may cause the holders of such stock options and restricted stock who are Disqualified Individuals to recognize certain amounts as "excess parachute payments" on which they must pay the 20% excise tax, and for which we will be denied a tax deduction.

       SPECIAL RULES; WITHHOLDING OF TAXES

       Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of common stock which he or she already owns, or through a "cashless exercise."

       PARTICIPATION IN THE PLAN


       As of July 1, 2000, 26,553,754 split-adjusted shares of common stock were subject to outstanding options and SPRs under the Plan, 40,058,247 split-adjusted options had been issued under the Plan (net of cancelled options), and 5,934,921 split-adjusted shares of common stock remained available for future issuance.


       The actual benefits, if any, to the holders of stock options issued under the Plan are not determinable as all grants to be made under the Plan are discretionary and, prior to exercise, the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of our common stock on the date of exercise and the exercise price of a holder's stock option. During the fiscal year ended December 31, 1999: (i) options to purchase 8,750,826 split-adjusted shares of common stock were issued pursuant to the Plan; (ii) options to purchase 163,500 split-adjusted shares of common stock were issued pursuant to the Plan to the current directors who are not executive officers, as a group (5 persons); (iii) options to purchase 1,060,500 split-adjusted shares of common stock were issued to current executive officers, as a group (9 persons); and (iv) options to purchase 7,526,826 split-adjusted shares of common stock were issued pursuant to the Plan to all other employees and consultants, including current officers who are not executive officers, as a group (approximately 800 persons). The split-adjusted closing price of the common stock on December 31, 1999 was $37.29 per share.

       The Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

       1998 EMPLOYEE STOCK PURCHASE PLAN

       The 1998 Employee Stock Purchase Plan was adopted by our Board of Directors in December 1998, and approved by the stockholders in January 1999. A total of 2,250,000 post-split shares of our common stock have been reserved for issuance under this plan, plus annual increases equal to the lesser of (i) 2% of the outstanding shares on such date or (ii) an amount determined by the Board of Directors. To date, 334,776 post-split shares have been issued under the 1998 Employee Stock Purchase Plan.

       The 1998 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first offering period which commenced on the first trading day after the Company's initial public offering (January 22, 1999) and ends on the last trading day on or before October 31, 2000.

       Employees are eligible to participate if they are customarily employed by us or any of our participating subsidiaries for at least 30 hours per week and more than five months in any calendar year. However, no employee may be granted a right to purchase stock under the 1998 Employee Stock Purchase Plan (i) to the extent that, immediately after the grant of the right to purchase stock, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or (ii) to the extent that his or her rights to purchase stock under all our employee stock purchase plans accrues at a rate which exceeds $25,000 worth of stock for each calendar year. The 1998 Employee Stock Purchase Plan permits participants to purchase our common stock through payroll deductions of up to 12% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

       Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each purchase period. The price of stock purchased under the 1998 Employee Stock Purchase Plan is generally 85% of the lower of the fair market value of our common stock (i) at the beginning of the offering period or (ii) at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current

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offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment.

       Rights to purchase stock granted under the 1998 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The 1998 Employee Stock Purchase Plan provides that, in the event we merge with or into another corporation or sell substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding rights to purchase stock, the offering period then in progress will be shortened and a new exercise date will be set.

       Our Board of Directors has the authority to amend or terminate the 1998 Employee Stock Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the Employee Stock plan. Our Board of Directors may terminate an offering period on any exercise date if it determines that the termination of the plan is in our best interests and the best interest of our stockholders. The Board of Directors may in its sole discretion amend the plan to the extent necessary and desirable to avoid unfavorable financial accounting consequences by altering the purchase price for any offering period, shortening any offering period or allocating remaining shares among the participants. Unless sooner terminated by our Board of Directors, the plan will automatically terminate ten years from the effective date of our initial public offering.


       LASER LINK.NET, INC. 1997 STOCK PLAN

       On March 20, 2000, pursuant to the Agreement and Plan of Merger dated as of March 8, 2000, Laser Link.Net, Inc. was acquired in a merger of Lightsaber Acquisition Co. ("Lightsaber"), our wholly-owned subsidiary, with Laser Link in which Lightsaber was the surviving entity (the "Merger"). As part of the Merger, we agreed to assume the Laser Link.Net, Inc. 1997 Stock Option Plan (the "Laser Link Plan") and each outstanding option under the Laser Link Plan. As a result, we will issue shares of our common stock, subject to adjustment in the number of shares and exercise price of the original options, upon exercise of outstanding stock options previously issued under the Laser Link Plan. In the Merger, each share of Laser Link common stock was converted into .173535 share of our common stock (the "Exchange Ratio").

       PURPOSE OF THE LASER LINK PLAN

       The purpose of the Laser Link Plan is to provide additional incentive to officers, key employees, directors and consultants and to align their interests with those of the shareholders. The Laser Link Plan is not subject to the Employee Retirement Income Act of 1974.

       STRUCTURE

       The Laser Link Plan consists of two types of equity incentive programs:
(i) qualifying stock options ("Incentive Stock Options") intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) non-qualifying stock options (or "Non-Statutory Stock Options") not intended to qualify within the meaning of Section 422 of the Code.

       ADMINISTRATION

       The Laser Link Plan is administered by either our Board of Directors or an Option Committee consisting of outside directors appointed by the Board of Directors (the "Administrator"). Subject to the provisions of the Laser Link Plan, the Administrator has the authority, in its discretion: (i) to select the employees, directors or consultants to whom options may be granted under the Laser Link Plan; (ii) to determine the number of shares of common stock to be covered by each option granted under the Laser Link Plan; (iii) to determine the time or times at which options may be granted and whether those options are Incentive Stock Options or Non-Statutory Stock Options; (iv) to determine the price at which options are exercisable, the rate of exercisability and the duration of each option; and (v) to prescribe, amend and rescind rules and regulations relating to the Laser Link Plan.

       ELIGIBILITY

       All key employees, directors and important consultants are eligible to participate in the Laser Link Plan. However, in view of the Merger, it is anticipated that no further options will be granted under the Laser Link Plan.

       Under the Laser Link Plan Incentive Stock Options may be granted only to employees (including officers and directors who are employees). Non-Statutory Stock Options may be granted to our employees, directors and consultants. No optionholder may be granted options to purchase more than 90% of the shares authorized for issuance under the Laser Link Plan.

       SECURITIES SUBJECT TO THE LASER LINK PLAN

       As of the date of the Merger, 10,000,000 shares of Laser Link's common stock, par value $0.01, were reserved for issuance under the Laser Link Plan. After the Merger, based on the Exchange Ratio, a maximum of 1,735,350 shares of our common stock will be available for issuance under the Laser Link Plan.

       TERMS AND CONDITIONS OF OPTIONS

       Each option granted pursuant to the Laser Link Plan is evidenced by a written stock option agreement (an "Option Agreement") between the optionholder and Laser Link and is subject to the following terms and conditions:

       EXERCISE OF OPTIONS AND FORM OF CONSIDERATION. Options shall vest upon the exercisability dates, as set forth in the Option Agreement for each option grant. Options not subject to Deferral Agreements (as described below) became fully vested and exercisable on the closing of the Merger.

       Many optionholders have entered into written agreements deferring the acceleration of the exercisability of their options ("Deferral Agreements"). The Deferral Agreements postpone the acceleration of vesting that would have occurred on the closing of the Merger under the terms of the Option Agreements. Options subject to the Deferral Agreements will become fully vested upon the first anniversary of the Merger, unless the optionholder has (a) been terminated "for cause," as defined in the Deferral Agreements; (b) resigned, other than (i) death or disability; (ii) a change in location of the optionholder's employment beyond the 50 mile radius of the current location of Laser Link.Net, Inc. or
(iii) a material diminution in the optionholder's duties. Pending the first anniversary of the closing of the Merger, the options will continue to vest as set forth in the Option Agreements.

       Exercise of an option in any manner shall result in a decrease in the number of shares thereafter available under the option by the number of shares as to which the option is exercised. An optionholder may exercise an option by giving written notice to our Secretary accompanied by payment of the option price for the total number of options exercised. Payment may consist of cash, check, cash from a brokerage firm in a cashless exercise or-unless prohibited by the Administrator-our shares or a combination thereof.

       Pursuant to the terms of the Merger, and irrespective of Deferral Agreements, during the escrow period as provided by the Merger agreement, 10% of the shares issued upon the exercise of an option will be deposited into an escrow fund. The escrow fund is intended to serve as security for the indemnification of us, among others, from and against damages, as defined by the Merger agreement, arising out of any breach of or default in any representation, warranty, covenant or agreement given or made by Laser Link.Net, Inc. in connection with the Merger. Accordingly, the escrow fund will be available to compensate us for such damages, and, in such event, an optionholder may not receive all of the option shares he would otherwise receive. The escrow period expires on the first anniversary of the effective time of the merger, when all shares not applied in satisfaction of the indemnification obligations will be distributed, subject to the terms of the Merger, in accordance with each shareholder's percentage of the escrow fund as determined by the terms of the Merger.

       TERM OF OPTIONS. In general, the term of each option is ten years from the date of grant or such shorter terms as may be provided in the Option Agreement. This term is not extended by the Deferral Agreements.

       EXERCISE PRICE. The per share exercise price for the shares issued pursuant to the Laser Link Plan is at least equal to the fair market value of the Laser Link's common stock on the date of the grant. Pursuant to the terms of the Merger, the exercise price listed in option agreements has been adjusted by accounting for any post-grant Laser Link stock splits, if applicable, dividing the exercise price by the Exchange Ratio and rounding the quotient up to the nearest whole cent.

       WAITING PERIOD AND EXERCISE DATES. At the time options were granted, the Administrator fixed the period within which the option vests and determined any conditions that must be satisfied before the option may be exercised. Most options will vest at a rate of 25% of the shares subject to the option grant on each anniversary of the grant.

       All Option Agreements provided that any unvested options were accelerated upon a "change of control," including a transaction such as the closing of the Merger. However, with respect to optionholders who executed Deferral Agreements, this acceleration will not occur until March 20, 2001, the one-year anniversary of the closing of the Merger, and is subject to the terms of the Laser Link Plan, the Option Agreements and the Deferral Agreements.

       TERMINATION OF RELATIONSHIP. If an optionholder ceases to be an employee, director or consultant, other than upon the optionholder's death or disability, the optionholder may exercise his or her option within three months of such termination (but in no event later than the termination date of such option as set forth in the Option Agreement). If, on the date of termination, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Laser Link Plan. If, after termination, the optionholder does not exercise his or her option within three months, the option terminates.

       DISABILITY OF OPTIONHOLDER. If an optionholder ceases to be an employee, director or consultant as a result of the optionholder's disability, the optionholder may generally exercise his or her option within twelve months following the optionholder's termination (but in no event later than the termination date of such option as set forth in the Option Agreement). If, on the date of termination, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option revert to the Laser Link Plan. If, after termination, the optionholder does not exercise his or her option within twelve months, the option will terminate.

       DEATH OF OPTIONHOLDER. If an optionholder dies while an employee, director or consultant, the option may generally be exercised within twelve months following the optionholder's death (but in no event later than the termination date of such option as set forth in the Option Agreement), by the optionholder's heirs, executor or administrator, but only to the extent that the option is vested on the date of death. If, at the time of death, the optionholder is not vested as to his or her entire option, the shares covered by the unvested portion of the option will revert to the Laser Link Plan. If the option is not so exercised within the time specified, the option terminates.

       NON-TRANSFERABILITY OF OPTIONS

       Options granted under the Laser Link Plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during the lifetime of the optionholder only by the optionholder including, for this purpose, the optionholder's legal guardian or custodian in the event of disability. Until the option price has been paid in full pursuant to due exercise of the option and the purchased shares are delivered, an optionholder does not have any rights as a shareholder. We reserve the right not to deliver the shares purchased by virtue of the exercise of an option during any period of time in which we deem, in our sole discretion, that such delivery would violate a federal, state, local or securities exchange rule, regulation or law.

       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CONTROL

       CHANGES IN CAPITALIZATION. In the event of any change in the outstanding shares of our common stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Administrator deems in its sole discretion to be similar circumstances, the number and kind of shares subject to an option and the option price of such shares shall be appropriately adjusted in a manner to be determined in the sole discretion of the Administrator.

       ACCELERATION IN CONNECTION WITH A CHANGE OF CONTROL. All Option Agreements provide that the vesting of options accelerate upon a "change of control," including a transaction such as the closing of the Merger. Thus, options not subject to the Deferral Agreements became fully vested upon the closing of the Merger on March 20, 2000.

       With respect to options subject to Deferral Agreements, while all options vested at the closing of the Merger are not subject to deferral and unvested options continue to vest at the rate set forth in the Option Agreements, unvested options will become fully vested upon the first anniversary of the Merger, March 20, 2001, unless the optionholder has (a) been terminated "for cause," as defined in the Deferral Agreements; (b) resigned, other than (i)



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death or disability; (ii) a change in location of the optionholder's employment beyond the 50 mile radius of the current location of Laser Link.Net, Inc. or
(iii) a material diminution in the optionholder's duties. Pending the first anniversary of the closing of the Merger, the options will continue to vest as set forth in the Option Agreements.

       AMENDMENT AND TERMINATION OF THE LASER LINK PLAN.

       The Board may at any time amend, alter, suspend or terminate the Laser Link Plan; provided that it is required to obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws and that no such action shall affect options granted under the Laser Link Plan prior to the actual date on which such action occurred.

       ARBITRATION

       Any disputes or disagreements between optionholders and the Company shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration, optionholders must attempt to resolve such disputes or disagreements with the Company amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration.

       Optionholders and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but optionholders and the Company shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on optionholders and the Company. Further, neither optionholders nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

       FEDERAL INCOME TAX MATTERS

       The Laser Link Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ERISA and is not qualified under
Section 401(a) of the Code.

       NON-STATUTORY STOCK OPTIONS.

       Under current federal income tax law, the grant of a Non-Statutory Stock Option has no tax effect on the Company or the optionholder to whom it is granted. If the shares of common stock received on the exercise of a Non-Statutory Stock Option are not subject to restrictions on transfer or risk of forfeiture, the exercise of the Non-Statutory Stock Option will result in ordinary income to the optionholder equal to the excess of the fair market value of the shares at the time of exercise over the option price. The optionholder's tax basis in the shares will be equal to the aggregate exercise price paid by the optionholder plus the amount of taxable income recognized upon the exercise of the option. Upon any subsequent disposition of the shares, any gain or loss recognized by the optionholder will be treated as capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year after exercise. At the time of recognition of ordinary income by the optionholder upon exercise, the Company will normally be allowed to take a deduction for federal income tax purposes in an amount equal to such recognized income.

       INCENTIVE STOCK OPTIONS.

       The federal income tax consequences associated with Incentive Stock Options are generally more favorable to the optionholder and less favorable to us than those associated with Non-Statutory Stock Options. Under current federal income tax law, the grant of an Incentive Stock Option does not result in income to the optionholder or in a deduction for us at the time of the grant. Generally, the exercise of an Incentive Stock Option will not result in income for the optionholder if the optionholder does not dispose of the shares within two years after the date of grant nor within one year after the date of exercise. If these requirements are met, the basis of the shares of common stock upon a later disposition will be the option price, any gain on the later disposition will be taxed to the optionholder as long-term capital gain, and we will not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an adjustment to regular taxable income in determining alternative minimum taxable income, which could cause the optionholder to be subject to the alternative minimum tax. If the optionholder disposes of the shares before the expiration of either of the holding periods described above (a "Disqualifying Disposition"), the optionholder will have compensation taxable as ordinary income, and we will



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


normally be entitled to a deduction, equal to the lesser of (a) the fair market value of the shares on the exercise date minus the option price, or (b) the amount realized on the disposition minus the option price. If the price realized in any such Disqualifying Disposition of the shares exceeds the fair market value of the shares on the exercise date, the excess will be treated as long-term or short-term capital gain, depending on the optionholder's holding period for the shares.

       SPECIAL RULES; WITHHOLDING OF TAXES.

       Special tax rules may apply to a participant who is subject to Section 16 of the Exchange Act. Other special tax rules will apply if a participant exercises a stock option by delivering shares of common stock which he or she already owns, or through a "cashless exercise."

       We may take whatever steps it deems appropriate to comply with any applicable withholding tax obligation, including requiring any participant to pay the amount of any applicable withholding tax to us in cash. We may, in our discretion, authorize "cashless withholding."

       LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

       Our Amended and Restated Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law, and our Bylaws provide that we will indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by law. We also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. Our Board of Directors believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.



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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES C PREFERRED STOCK AND WARRANT SUBSCRIPTION AGREEMENT



     On February 20, 1998, we entered into a Series C Preferred Stock and Warrant Subscription Agreement (the "Subscription Agreement") with Warburg, Pincus Ventures, L.P. ("Warburg") & Crosspoint Venture Partners 1996 ("Crosspoint") and Intel Corporation ("Intel"). Under this agreement, Warburg and Crosspoint unconditionally agreed to purchase an aggregate of 8,646,214 shares of our Series C Preferred Stock and warrants to purchase an aggregate of 7,094,250 shares of our Series C Preferred Stock for an aggregate purchase price of $16.0 million at a date that we were to determine but, in any event, not later than March 11, 1999. We agreed to either call this commitment or complete an alternate equity financing of at least $16.0 million by March 11, 1999. A proposed alternate equity financing providing for a price per share greater than or equal to $1.8511and including securities that were equal in right with, or more favorable to us than, our Series C Preferred Stock as set forth in our Amended and Restated Certificate of Incorporation required unanimous approval by a majority of our disinterested directors. In consideration of this commitment, we issued to Warburg and Crosspoint warrants to purchase an aggregate of 2,541,222 post-split shares of our common stock at a split-adjusted purchase price of $0.0022 per share. The parties agreed that the stock purchases by AT&T Ventures and NEXTLINK Communications Inc. constituted an alternate equity financing (see below). As a result, we did not issue and sell our Series C Preferred Stock to Warburg and Crosspoint. Messrs. Henry Kressel and Joseph Landy, two of our former directors, are affiliated with Warburg, and Mr. Shapero, one of our current directors, is affiliated with Crosspoint.


     On April 24, 1998, the Subscription Agreement was amended pursuant to an Assignment and Assumption Agreement to which we were a party along with Warburg, Crosspoint and Mr. Hawk. By the terms of this agreement, Warburg and Crosspoint assigned to Mr. Hawk their obligation to purchase 54,022 shares of our Series C Preferred Stock and 44,338 warrants to purchase Series C Preferred Stock for an aggregate purchase price of $100,001.65. On the same date, Mr. Hawk purchased 54,022 shares of our Series C Preferred Stock at a price per share of $1.8511. As a result of this amendment, the aggregate obligation of Warburg and Crosspoint to purchase our Series C Preferred Stock and warrants to purchase Series C Preferred Stock was reduced from 8,646,214 shares to 8,592,192 shares and from 7,094,250 shares to 7,049,911 shares, respectively, for an aggregate purchase price of $15.9 million (reduced from $16.0 million). On the same date, the Amended and Restated Stockholder Rights Agreement dated March 11, 1998 (the "Stockholder Rights Agreement") was amended to add Mr. Hawk as a party.


     The warrants to purchase our common stock issued upon the signing of the Subscription Agreement had five-year terms (but had to be exercised prior to the closing of our initial public offering), had split-adjusted purchase prices of $0.0015 per share, were immediately exercisable and contained net exercise provisions. Prior to our initial public offering, Warburg and Crosspoint exercised their warrants to purchase Series C Preferred Stock for 3,048,907 and 762,364 post-split shares of our common stock.

     On March 11, 1998, we amended the Stockholder Rights Agreement, to extend the rights held by Warburg, Crosspoint, and Intel to our warrants to purchase common stock, Series C Preferred Stock and warrants to purchase Series C Preferred Stock issued or issuable to Warburg, Crosspoint and Intel pursuant to the Subscription Agreement (see below).


THE INTEL STOCK PURCHASE


       As provided in the Subscription Agreement, Intel purchased 540,216 shares of our Series C Preferred Stock and warrants to purchase 443,250 shares of our Series C Preferred Stock for an aggregate purchase price of $1.0 million concurrently with the issuance of our 1998 notes in March 1998. We did not have any obligation to issue the warrants to purchase Series C Preferred Stock to Intel until such time as Warburg and Crosspoint funded their respective commitments under the Subscription Agreement. The parties agreed that our initial public offering constituted an alternate equity financing and, therefore, we did not issue the warrants to purchase Series C Preferred Stock to Intel. In connection with its agreement to purchase such Series C Preferred Stock and warrants to purchase Series C Preferred Stock, we issued to Intel warrants to purchase an aggregate of 238,167 post-split shares of our common stock at a split-adjusted purchase price of $0.0015 per share. Prior to our initial public offering, Intel exercised its warrants for 238,167 post-split shares of our common stock.



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TRANSACTIONS IN CONNECTION WITH THE FORMATION OF THE DELAWARE HOLDING COMPANY



     We were originally incorporated in California as Covad Communications Company ("Covad California") in October 1996. In July 1997, we were incorporated in Delaware as part of our strategy to operate through a holding company structure and to conduct substantially all of our operations through subsidiaries. To effect the holding company structure, in July 1997 we entered into an Exchange Agreement with the existing holders of the common stock and Series A Preferred Stock of Covad California to acquire all of such stock in exchange for a like number of shares of our common and preferred stock, so that after giving effect to the exchange Covad California became our wholly-owned subsidiary. In addition, we entered into an Assumption Agreement pursuant to which we assumed certain outstanding obligations of Covad California, including a $500,000 demand note issued to Warburg and certain commitments to issue stock options to two of our consultants.

     In connection with the Exchange Agreement, two of our former officers, Messrs. Charles McMinn and Charles Haas, and one of our current officers, Mr. Khanna, each exchanged 6,750,000 shares of common stock of Covad California, originally purchased for $.0019 per share, for a like number of our pre-split shares of common stock pursuant to restricted stock purchase agreements. In addition, Mr. Lynch, one of our directors, exchanged 324,000 shares of common stock of Covad California, originally purchased for $0.148 per share, for a like number of our pre-split shares of common stock pursuant to a restricted stock purchase agreement. The common stock issued to Messrs. McMinn, Khanna, Haas and Lynch are generally subject to vesting over a period of four years. This vesting is subject to acceleration upon a change of control involving a merger, sale of all or substantially all our assets or a shift in 50% or more of the voting power of our capital stock. Our repurchase rights lapse one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause, or in the event the successor corporation refuses to assume the agreements.


ISSUANCE OF COMMON STOCK


     On July 15, 1997, we issued 2,531,250 post-split shares of our common stock to Mr. Rex Cardinale, one of our former officers, for a split-adjusted purchase price of $0.148 per share. On August 30,1997, we issued 776,250 post-split shares of our common stock to Mr. Laehy, one of our officers, for a split-adjusted purchase price of $0.0222 per share. On October 14, 1997, we issued 324,000 post-split shares of our common stock to Mr. Marshall, one of our directors, for a split-adjusted purchase price of $0.0222 per share. On April 24, 1998, we issued 216,000 post-split shares of our common stock to Mr. Hawk, one of our directors, for a split-adjusted purchase price of $0.296 per share. On August 28, 1998, we issued 90,000 post-split shares of our common stock to Mr. Hawk for a split-adjusted purchase price of $2.555 per share. The shares of our common stock issued to Messrs. Cardinale, Laehy, Marshall, and Hawk were issued pursuant to restricted stock purchase agreements which contain vesting and change of control provisions similar to those contained in the above-described restricted stock purchase agreements of Messrs. McMinn, Khanna, Haas and Lynch.

ISSUANCE OF SERIES A PREFERRED STOCK

     On June 30, 1997 Covad California issued 225,000 shares of Series A Preferred Stock to each of Messrs. McMinn, Khanna and Haas and 450,000 shares of Series A Preferred Stock to Mr. Lynch for a purchase price of $0.222 per share. In July 1997, these shares were exchanged for a like number of our shares of Series A Preferred Stock pursuant to the Exchange Agreement.

ISSUANCE OF SERIES B PREFERRED STOCK

     In July 1997, we sold an aggregate of 25,500,001 shares of our Series B Preferred Stock, of which 18,000,000 shares were sold to Warburg, 4,500,000 shares were sold to Crosspoint and 3,000,001 shares were sold to Intel. The purchase price of our Series B Preferred Stock was $0.333 per share. A portion of the purchase price of the Series B Preferred Stock was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997. Messrs. Kressel and Landy, each of whom formerly served as members of our Board of Directors, are affiliated with Warburg. Mr. Shapero, who currently serves on our Board of Directors, is affiliated with Crosspoint. On February 12, 1998, we sold an additional 150,003 shares of Series B Preferred Stock at a purchase price of $0.666 per share to Mr. Marshall, one of our directors.



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THE STRATEGIC INVESTMENTS AND RELATIONSHIPS



     In January 1999, we received equity investments from AT&T Ventures, NEXTLINK Communications Inc. and Qwest Communications International, Inc. AT&T Ventures purchased an aggregate of 2,250,874 shares of our Series C-1 Preferred Stock at $1.8511 per share and an aggregate of 1,736,112 shares of our Series D-1 Preferred Stock at $12.00 per share. These purchases represent an aggregate investment of $25 million, of which $11 million was invested by AT&T Venture Fund II, LP and $14 million was invested by two affiliated funds. NEXTLINK Communications Inc. purchased 1,800,699 shares of our Series C-1 Preferred Stock at $1.8511 per share and 925,926 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an investment of $20 million. Qwest Communications International, Inc. purchased 1,350,523 shares of our Series C-1 Preferred Stock at $1.8511 per share and 1,041,667 shares of our Series D-1 Preferred Stock at $12.00 per share, representing an aggregate investment of $15 million. At the completion of our initial public offering, our Series C-1 Preferred Stock converted into our class B common stock on a one-for-one basis. The Series D-1 Preferred Stock also converted into our class B common stock at that time on a one-for-one basis. These strategic investors have agreed not to transfer any of our Series C-1 Preferred Stock, Series D-1 Preferred Stock or class B common stock to any non-affiliated third party until January 2000. They have also each agreed not to acquire more than 10% of our voting stock without our consent until January 2002. In addition, until January 2002, they have agreed to vote any voting securities they hold as recommended by our Board of Directors. Since this time, all of our class B common stock has been converted into our common stock.


     Concurrently with these strategic equity investments, we entered into commercial agreements with AT&T Corp., NEXTLINK Communications Inc. and Qwest Communications International, Inc. These agreements provide for the purchase, marketing and resale of our services at volume discounts, our purchase of fiber optic transport bandwidth at volume discounts, collocation of network equipment and development of new DSL services. These agreements have terms ranging from six months to several years subject to earlier termination in certain circumstances. We cannot predict the number of line orders that AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. will generate, if any, whether line orders will be below our expectations or the expectations of, AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. or whether AT&T Corp., NEXTLINK Communications Inc. or Qwest Communications International, Inc. will discontinue selling our services entirely.

EQUIPMENT LEASE FINANCING

     Through December 31, 1999, we incurred a total of $865,000 of equipment lease financing obligations (including principal and interest) through a sale lease-back transaction with Charter Financial, Inc. ("Charter Financial"). Through December 31, 1999, we made total payments of approximately $525,000 to Charter Financial on these obligations. Warburg, a principal stockholder of us at the time this transaction was entered into, owns a majority of the capital stock of Charter Financial. We believe that the terms of the lease financing with Charter Financial were completed at rates similar to those available from alternative providers. Our belief that the terms of the sale lease-back arrangement are similar to those available from alternative providers is based on the advice of its our officers who reviewed at least two alternative proposals and who reviewed and negotiated the terms of the arrangement with Charter Financial.

VENDOR RELATIONSHIP

     Crosspoint, who was one of our principal stockholders, previously owned approximately 12% of the capital stock of Diamond Lane, one of our vendors. Payments to Diamond Lane in 1999 totaled approximately $51,539,000. We believe that the terms of our transactions with Diamond Lane were completed at rates similar to those available from alternative vendors. This belief is based on our management team's experience in obtaining vendors and the fact that we sought competitive bidders before entering into the relationship with Diamond Lane.

REGISTRATION RIGHTS


     Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 30,112,927 post-split shares of common stock and holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issuable upon conversion of the class B common stock. Commencing January 2000, the class B common stock became convertible into common stock at the election of the holder. As of April 2000, all class B common stock had been so converted.

     The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

     Pursuant to the Warrant Registration Rights Agreement dated March 11, 1999, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of the warrants that were issued in connection with our 1998 note offering in March 1998 are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. The warrant holders are entitled to demand and "piggy-back" registration rights, subject to certain limitations and conditions. Like the Rights Holders, the number of securities that a warrant holder may request to be included in a registration involving an exercise of its demand or "piggy-back" rights is subject to a pro rata reduction. Such a reduction will be based upon the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.


EMPLOYMENT AGREEMENTS


     In 1998, we entered into a written employment agreement with Robert Knowling, Jr., the Chairman of the Board of Directors, President and Chief Executive Officer. The agreement provides that Mr. Knowling will receive compensation in the form of a $400,000 annual base salary and a $250,000 minimum annual bonus. Mr. Knowling received (i) a signing bonus of $1,500,000, one half of which was paid when he began working for us, and the remaining half of which was paid once he worked for us for one full year in July 1999, and (ii) stock options to purchase 4,725,000 post-split shares of our common stock at a split-adjusted exercise price of $.45 per share. If we terminate Mr. Knowling's employment relationship without cause (as that term is defined in the agreement), or if Mr. Knowling resigns for good reason (as that term is defined in the agreement), we must continue to pay Mr. Knowling's annual salary and targeted bonus for a period of two years after the date of termination so long as Mr. Knowling does not become employed by one of our direct competitors. Mr. Knowling has agreed to be bound by customary confidentiality provisions. As provided in the agreement, in August 1998 we loaned Mr. Knowling $500,000 pursuant to a Note Secured by Deed of Trust that bears no interest during his employment. The loan has provisions for forgiveness based on continued employment and matures in four years, subject to acceleration in certain events. See "Certain Relationships and Related Transactions--Employee Loans."


     With respect to all options granted under our 1997 Stock Plan, in the event that we merge with or into another corporation resulting in a change of control involving a shift in 50% or more of the voting power of our capital stock, or the sale of all or substantially all of our assets, the options will fully vest and become exercisable one year after the change of control or earlier in the event the individual is constructively terminated or terminated without cause or in the event the successor corporation refuses to assume the options. See "--1997 Stock Plan."


     We have also entered into restricted stock purchase agreements with certain of the Company's officers and directors. The shares of our common stock issued pursuant to these restricted stock purchase agreements are subject to the Company's right of repurchase which lapses in accordance with the vesting schedule of the agreements. The agreements also include similar provisions to the stock options, providing for accelerated vesting in the event of a change of control. See "Certain Relationships and Related Transactions--Issuance of Common Stock."

EMPLOYEE LOANS

     In August 1998, we loaned Robert Knowling, Jr., our Chairman of the Board, President and Chief Executive Officer, pursuant to his employment agreement, the principal amount of $500,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr. Knowling. The entire principal balance of this note becomes due and payable in one lump sum on August 14, 2002. No interest is charged on the note. This note has provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

     In August 1998, we loaned Joseph Devich, one of our officers, the principal amount of $200,000 pursuant to a Note Secured by Deed of Trust, which was secured by certain real property of Mr. Devich. The outstanding principal balance of this note becomes due and payable in four equal installments commencing August 13, 1999, with the last installment due on August 13, 2002. No interest is charged on the note. This note has provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

     In October 1998, we loaned Catherine Hemmer, our Executive Vice President and Chief Operating Officer, and her husband, one of the Company's employees, the principal amount of $600,000 pursuant to a Note Secured By Deed of Trust, which was secured by certain real property of the Hemmers. The outstanding principal balance of this note becomes due in four equal annual installments commencing August 10, 1999, with the last installment due on August 10, 2002. No interest is charged on the note. This note has provisions for forgiveness based upon continued employment of each of the Hemmers and is subject to acceleration in certain events.

     In April 2000, we loaned Jane Marvin, one of our officers, the principal amount of $500,000 for the purchase of a principal residence. The loan is secured by such principal residence. The principal balance of the loan is due and payable in four equal annual installments beginning at the first year anniversary of the commencement of Ms. Marvin's employment, and no interest will be charged for the loan. Furthermore, the loan will be forgiven based upon her continued employment and is subject to acceleration in certain events. In addition, in December 1999, we loaned Ms. Marvin $80,705.46 pursuant to a note secured by a pledge of shares of our common stock. The entire principal balance of this note becomes due and payable in one lump sum on the earlier to occur of October 2000 or the sale of the pledged shares. Interest is payable on the note at a rate of 5.89% per annum, compounded semiannually.

     In May 1999, we loaned Robert Davenport, one of our officers, the principal amount of $600,000 for the purchase of a principal residence. The loan is secured by such principal residence. The outstanding principal balance of this note becomes due in four equal installments commencing January 20, 2000, with the last installment due on January 20, 2003. No interest is charged on the note. The note has provisions for forgiveness based upon continued employment and is subject to acceleration in certain events.

     In January 2000, we committed to extend a loan to Michael Lach, one of our officers, in the principal amount of $200,000, for the purchase of a principal residence. The loan will be secured by such principal residence. The loan will provide that the principal balance will be due and payable in four equal annual installments, beginning at the first year anniversary of the commencement of Mr. Lach's employment. No interest will be charged on this loan. The loan will have provisions for forgiveness based on continued employment and is subject to acceleration in certain events.

                       PRINCIPAL AND SELLING SHAREHOLDERS

       The following table sets forth certain information regarding ownership of our common stock as of July 1, 2000 by:


       (i)    each Named Executive Officer,

       (ii)   each of our directors,

       (iii)  all of our executive officers and directors as a group,

       (iv)   all persons who directly own 5% or more of our common stock, and


       (v) our selling shareholders. The selling shareholders are former shareholders of LaserLink.Net who received our common stock when we acquired LaserLink.Net.

       Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of July 1, 2000 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Except as otherwise indicated, the address of each of the persons in this table, other than the selling stockholders, is as follows: c/o Covad Communications Group, Inc., 4250 Burton Drive, Santa Clara, California 95054.


                                                 SHARES BENEFICIALLY OWNED                 SHARES BENEFICIALLY
                                                  PRIOR TO THE OFFERING        SHARES     OWNED AFTER THE OFFERING
                                                 -------------------------   ELIGIBLE TO  ------------------------
BENEFICIAL OWNER                                    NUMBER      PERCENTAGE     BE SOLD      NUMBER    PERCENTAGE
----------------                                 -------------  ----------  ------------  ----------- -----------
DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT
   STOCKHOLDERS:
Putnam Investments, Inc. (1)...................    11,728,230        7.59%            0   11,728,230         7.59%
Fidelity Management & Research Company (2).....    12,310,722        7.97%            0   12,310,722         7.97%
Robert Knowling Jr. (3)........................     1,833,946         1.2%            0    1,833,946          1.2%
Robert Roblin (4)..............................       183,132           *             0      183,132            *
Catherine Hemmer (5)...........................       174,953           *             0      174,953            *
Joseph Devich (6)..............................       217,189           *             0      217,189            *
Robert Davenport, III (7)......................       136,123           *             0      136,123            *
Robert Hawk (8)................................       258,982           *             0      258,982            *
Daniel Lynch (9)...............................       518,995           *             0      518,995            *
Frank Marshall (10)............................       604,356           *             0      604,356            *
Rich Shapero (11)..............................        14,373           *             0       14,373            *
Hellene Runtagh (12)...........................        17,873           *             0       17,873            *
Larry Irving (27)..............................         4,999           *             0        4,999            *
Debra Dunn (28)................................         4,999           *             0        4,999            *
All current executive officers and directors
   as a group (15 persons).....................     9,951,221        6.49%            0    9,951,221         6.49%

SELLING SHAREHOLDERS:
George McGovern (13)...........................     1,510,127        1.04     1,492,774       17,353            *
Ed Sullivan (14)...............................     1,459,731        1.01     1,451,055        8,676            *
Liberty Partners...............................     1,047,542           *     1,047,542            0            *
G. Michael Stakias (22)........................       156,178           *       104,118       52,060            *
Eugene J. Malaady..............................         8,676           *         8,676            0            *
Darryl Copeland (23)...........................       159,649           *       107,589       52,060            *
David Dulaney (24).............................       163,120           *       111,060       52,060            *
William Fromholzer (25)........................       128,373           *        76,353       52,060            *
James Lynch (26)...............................       124,942           *        72,882       52,060            *
Dennis M. & Audrey B. Durkin...................         3,469           *         3,469            0            *
Thomas Feeney..................................        20,823           *        20,823            0            *
Stanley & Carolyn Ellis........................        17,352           *        17,352            0            *

Donald Guinan..................................        38,176           *        38,176            0           *
Andrew Guinan (21).............................        67,677           *        12,147       55,530           *
Guinan Family Ltd. Partnership.................        10,411           *        10,411            0           *
William Napier Macartney III...................        38,176           *        38,176            0           *
Darryl Copeland, Jr............................        39,215           *        39,215            0           *
Thaddeus Newell III............................         4,338           *         4,338            0           *
W. Sherwood Robertson..........................        17,352           *        17,352            0           *
H. L. Yoh......................................        17,352           *        17,352            0           *
Larry & Randi Yogel............................         8,676           *         8,676            0           *
W. Dale Haas...................................        17,352           *        17,352            0           *
Huntoon, Paige & Co., Inc......................        17,352           *        17,352            0           *
Gregory P. Evans...............................        10,411           *        10,411            0           *
Mark Fiato (15)................................        43,036           *        43,036            0           *
Michael Azeez..................................         3,469           *         3,469            0           *
James Dengler..................................         6,940           *         6,940            0           *
David Farrugut.................................         6,940           *         6,940            0           *
Frank Gilday...................................         3,469           *         3,469            0           *
Steve Griffith.................................         2,275           *         2,275            0           *
Judiane Griffith...............................         9,217           *         9,217            0           *
Christopher Lange..............................         1,734           *         1,734            0           *
Seth Lehr......................................         3,469           *         3,469            0           *
Joan H. Lewis..................................         3,469           *         3,469            0           *
Patrick McCloskey..............................         3,469           *         3,469            0           *
Colleen McGovern...............................        19,629           *        19,629            0           *
Daniel McGovern................................        24,835           *        24,835            0           *
Mary McGovern..................................         2,275           *         2,275            0           *
Guy Messick....................................         1,734           *         1,734            0           *
Jill Neyer.....................................         9,217           *         9,217            0           *
Steven Neyer...................................         2,275           *         2,275            0           *
Arthur Jackson.................................         3,469           *         3,469            0           *
Darcy Falbey...................................         3,469           *         3,469            0           *
Leslie Kogan...................................        17,352           *        17,352            0           *
Richard McMahon................................         6,940           *         6,940            0           *
Thomas Sheridan................................         3,469           *         3,469            0           *
Kevin Seeger...................................         1,734           *         1,734            0           *
Judy Welde.....................................         1,734           *         1,734            0           *
Carey Wilkinson................................         5,746           *         5,746            0           *
Kristin Wilkinson..............................         5,746           *         5,746            0           *
Lynn Wilkinson.................................        19,629           *        19,629            0           *
Michael & Christine Breslin....................         2,275           *         2,275            0           *
Thomas & Debra Breslin.........................         2,275           *         2,275            0           *
John & Patricia Golato.........................         2,275           *         2,275            0           *
Edward & Patricia Sullivan.....................         2,275           *         2,275            0           *
Sullivan Family Ltd. Partnership...............         6,829           *         6,829            0           *
Shane McGovern (16)............................        43,489           *        19,629       23,860           *
Daniel Malcolm (17)............................        76,528           *         2,775       73,753           *
Malcolm Family Ltd. Partnership................        11,106           *        11,106            0           *
Mike Breslin (18)..............................         5,311           *         2,276        3,036           *
Sherwood W. Newell.............................         4,338           *         4,338            0           *
Dana B. Newell.................................         4,338           *         4,338            0           *
Gordon D. Newell...............................         4,338           *         4,338            0           *
Herbert J. Nevyas..............................         3,469           *         3,469            0           *
Brad Copeland (19).............................        34,531           *        12,840       21,691           *
Paul Hondros...................................         3,469           *         3,469            0           *
Robert Sullivan (20)...........................        26,135           *         2,275       23,860           *
     Total Selling Stockholders................                               5,013,466      522,766           *

--------------

*      Represents beneficial ownership of less than 1% of our outstanding stock.

(1) Based on a Form 13G filed March 10, 2000 with the Securities and Exchange Commission by Marsh & McLennan Companies, Inc. and its direct and indirect wholly-owned subsidiaries, Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
(2) Based on a Form 13G filed June 9, 2000 with the Securities and Exchange Commission by Fidelity International Limited and FMR Corp. and its wholly-owned subsidiaries, Fidelity Management & Research Company, Fidelity Management Trust Company and Strategic Advisers, Inc.
(3) Includes 1,694,572 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(4) Includes 181,122 shares of common stock subject to options exercisable within 60 days of April 1, 2000.
(5) Includes 174,230 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(6) Includes 28,050 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(7) Includes 132,186 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(8) Includes 53,748 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(9) Includes 54,873 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(10) Includes 54,873 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(11) Includes 14,373 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(12) Includes 19,873 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
(13) Includes of 17,353 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
       Mr. McGovern is employed by us as Executive Vice President, LaserLink Operations.
 (14) Includes of 8,676 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Sullivan is employed by us as our Senior Vice President, Technical Marketing.
 (15) Includes of 34,707 shares of common stock which will be issued upon exercise of options issued to Mr. Fiato by LaserLink.Net for consulting services.
 (16) Includes of 23,860 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. McGovern is employed by us as a Regional Sales Manager.
 (17) Includes of 73,753 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Malcolm is employed by us Senior Vice President, Sales Development.
 (18) Includes of 3,036 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Breslin is employed by us as an Account Manager.
 (19) Includes 34,531 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Copeland is employed by us as a Director of Project Management.
 (20) Consists of 23,860 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Sullivan is employed by us as a Database Administrator.
 (21) Includes 55,530 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Guinan is employed by us as our Vice President, Business Integration.
 (22) Includes 52,060 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Stakias was formerly a director of LaserLink.Net.
 (23) Includes 52,060 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Copeland was formerly a director of LaserLink.Net.
 (24) Includes 52,060 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Dulaney was formerly a director of LaserLink.Net.
 (25) Includes 52,060 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Fromholzer was formerly a director of LaserLink.Net.
 (26) Includes 52,060 shares of common stock subject to options exercisable within 60 days of July 1, 2000. Mr. Lynch was formerly a director of LaserLink.Net.
 (27) Includes 4,999 shares of common stock subject to options exercisable within 60 days of July 1, 2000.
 (28) Includes 4,999 shares of common stock subject to options exercisable within 60 days of July 1, 2000.

                          DESCRIPTION OF CAPITAL STOCK

       The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by the actual terms of our capital stock contained in our Amended and Restated Certificate of Incorporation and other agreements referenced below.


       As of July 1, 2000 our authorized capital stock currently consists of 600,000,000 shares of common stock, 10,000,000 shares of class B common stock and 5,000,000 shares of preferred stock. As of July 1, 2000, there were 594 holders of record of common stock and no holders of class B common stock. The common stock and preferred stock each have a par value of $0.001 per share. As of July 1, 2000, there were 154,433,087 shares of common stock, outstanding. As of July 1, 2000, options to purchase 27,542,825 shares of common stock at a weighted average exercise price of $20.9891 per share were outstanding.


COMMON STOCK

       The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Subject to preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all our remaining assets after payment of liabilities and satisfaction of preferential rights of any outstanding series of preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non- assessable.

CLASS B COMMON STOCK

       Although there are 10,000,000 shares of Class B common stock authorized, there is, currently, no class B common stock outstanding.

PREFERRED STOCK

       The board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series without any further action or vote by the stockholders. In addition, the board of directors is authorized, without stockholder approval, to fix the rights, preferences, privileges, and restrictions granted to or imposed upon such preferred stock, including:

       o   dividend rights,

       o   conversion rights,

       o   terms of redemption,

       o   liquidation preferences,

       o   voting rights,

       o   sinking fund terms, and

       o the number of shares constituting any series or the designation of such series.

       As a result, the board of directors could issue additional preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. Issuing preferred stock could also have the effect of delaying, deferring or preventing a change in control or the removal of our management. We have no present plan to issue any shares of preferred stock.



WARRANTS

       In connection with the issuance of our senior discount notes in March 1998, we issued warrants to purchase an aggregate of 11,370,969 split-adjusted shares of our common stock with exercise prices of $0.0015 per share. We also issued to a consultant a five-year warrant to purchase 303,750 split-adjusted shares with an exercise price of $0.4445 per share. This warrant is immediately exercisable. In April 1999, we issued a warrant to purchase 450,000 split-adjusted shares of common stock to a customer. This warrant vested with respect to 225,000 shares on April 1, 2000 and will vest with respect to the remaining 225,000 shares on April 1, 2001, subject to the customer achieving certain performance goals. The exercise price for 225,000 of the shares is $48.4375. The exercise price for the remaining 225,000 shares will be the fair market value of the common stock on the ten trading days preceding the second vesting date.

REGISTRATION RIGHTS

       Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 29,859,175 shares of common stock and the former holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issuable upon conversion of the class B common stock. The 6,379,177 shares of class B common stock have been converted into 14,353,147 shares of common stock. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.


       Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of warrants that remain outstanding after this offering are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. Like the Rights Holders, the number of securities that a warrant holder may request to be included in any registration is subject to a pro rata reduction. Such a reduction will be based on the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF OUR CHARTER, BYLAWS, DELAWARE LAW AND OUR STOCKHOLDER PROTECTION RIGHTS PLAN.

       As noted above, our board of directors, without stockholder approval, has the authority under our charter to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of the common stock holders and could be issued with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult.


       ELECTION AND REMOVAL OF DIRECTORS. Our charter and bylaws provide for the division of our board of directors into three classes with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Our directors may be removed only for cause.

       This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. See "Management--Classified Board."

       STOCKHOLDER MEETINGS AND WRITTEN CONSENT. Under our bylaws, the stockholders may not call a special meeting of the stockholders of our company. Rather, only our board of directors, the chairman of our board of directors and the President or Chief Executive Officer may call special meetings of our stockholders. Our charter provides that stockholders may not act by written consent. As a result, stockholders can only act at a meeting.

       REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

       SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to
Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

       o prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder,

       o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans, or

       o on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.

       For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is generally a person who, together with affiliates and associates of such person,

       o   owns 15% or more of the corporation's voting stock or

       o is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation as any time within the prior three years.

       These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of our company.


       STOCKHOLDER PROTECTION RIGHTS PLAN. In addition, our Board of Directors has adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of our common stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the our outstanding shares of common stock. Each right entitles the holder to purchase from us, as provided by the Stockholder Protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00 subject to adjustment. The Rights Plan is not intended to, and will not, prevent a takeover of Covad at a full and fair price. However, the rights may cause substantial dilution to a person or group acquiring 15% of more of our common stock unless the rights are first redeemed by the board of directors.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market, or the appearance that such shares are available for sale, could adversely affect prevailing market prices for our common stock and our ability to raise capital through an offering of equity securities.


     As of July 1, 2000 we had 154,433,087 shares of common stock outstanding and no class B common stock outstanding. Of these shares, the 5,013,466 shares of common stock sold in this offering will be freely tradeable in the public market without restriction under the Securities Act, unless such shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition, 89,432,727 shares of our common stock (the "Restricted Shares") were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold or may have been sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.

     Stock Plans. In addition, we have 32,383,377 shares of our common stock reserved for issuance pursuant to options under our 1997 Stock Plan, of which 26,553,754 shares were subject to outstanding options as of March 31, 2000, and we have 1,732,716 shares of our common stock reserved for issuance pursuant to our 1998 Employee Stock Purchase Plan. We have also reserved 975,656 shares of our common stock for issuance pursuant to options we assumed in connection with our acquisition of LaserLink.net. Accordingly, shares underlying vested options will be eligible for resale in the public market at various times.

     Warrants. We also have _____ shares underlying an outstanding warrant. The shares underlying this warrant will be eligible for resale in the public market upon expiration of their one-year holding period under Rule 144. However, to the extent that warrant holder effects a "cashless" exercise of this warrant, the underlying shares will be eligible for sale in the public markets beginning on
_____.

REGISTRATION RIGHTS

     Certain holders of our common stock are entitled to registration rights. Pursuant to the Stockholder Rights Agreement holders of 29,859,175 shares of common stock and the former holders of 6,379,177 shares of class B common stock (collectively, the "Rights Holders") are entitled to certain rights with respect to the registration under the Securities Act of the shares of common stock held by them or issuable upon conversion of the class B common stock. The 6,379,177 shares of class B common stock have been converted into 14,353,147 shares of common stock. The Rights Holders are entitled to demand, "piggy-back" and S-3 registration rights, subject to certain limitations and conditions. The number of securities requested to be included in a registration involving the exercise of demand and "piggy-back" rights are subject to a pro rata reduction based on the number of shares of common stock held by each Rights Holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering. The registration rights terminate as to any Rights Holder at the later of (i) three years after our initial public offering or (ii) such time as such Rights Holder may sell under Rule 144 in a three month period all registrable securities then held by such Rights Holder.

     Pursuant to the Warrant Registration Rights Agreement dated March 11, 1998, between us and Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, holders of warrants that remain outstanding after this offering are entitled to certain registration rights with respect to the shares of common stock issuable upon exercise of such warrants. Like the Rights Holders, the number of securities that a warrant holder may request to be included in any registration is subject to a pro rata reduction. Such a reduction will be based on the number of shares held by each warrant holder and any other security holders exercising their respective registration rights to the extent that the managing underwriter advises us that the total number of securities requested to be included in the underwriting is such as to materially and adversely affect the success of the offering.


     Summary of Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


          (i) one percent of the number of shares of common stock then outstanding; or

          (ii) the average weekly trading volume of the common stock during the our calendar weeks preceding the required filing of a Form 144 with respect to such sale.



     Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of our initial public offering became entitled to sell such shares 90 days after the effective date of our initial public offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

     o block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
     o over-the-counter distributions in accordance with the rules of the Nasdaq National Market;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o    privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

     In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

     We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We have agreed to indemnify the selling shareholders against certain liabilities.

     Subject to certain limitations, we will keep the registration statement, of which this prospectus constitutes a part, effective for a period of _______ days or, if earlier, with respect to the selling shareholders, until the selling shareholders are able to sell all shares offered pursuant to this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information included in the registration statement. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete. You should refer to the copy of these documents filed as an exhibit to the registration statement or otherwise filed by us with the Securities and Exchange Commission ("SEC") for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

       We are also subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. The registration statement, including the attached exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Copies of the registration statement and the reports, proxy and information statements and other information that we file with the SEC may be obtained from the SEC's Internet address at http://www.sec.gov.

                                  LEGAL MATTERS

       The validity of the common stock offered hereby will be passed upon for us by Irell & Manella LLP, Los Angeles, California.



                                     EXPERTS

       The consolidated financial statements of the Company as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                        COVAD COMMUNICATIONS GROUP, INC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             -------
Annual Financial Statements
   Report of Ernst & Young LLP, Independent Auditors......................................................      F-2
   Consolidated Balance Sheets at December 31, 1998 and 1999..............................................      F-3
   Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999.............      F-4
   Consolidated Statements of Stockholders' Equity (Net Capital Deficiency) for the years ended
     December 31, 1997, 1998 and 1999.....................................................................      F-5
   Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............      F-6
   Notes to Consolidated Financial Statements.............................................................      F-7
Interim Financial Statements (Unaudited)..................................................................
   Consolidated Balance Sheet at March 31, 2000...........................................................     F-19
   Consolidated Statements of Operations for the three months ended March 31, 1999 and 2000...............     F-20
   Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 2000...............     F-21
   Notes to Consolidated Financial Statements.............................................................     F-22

           REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Covad Communications Group, Inc.

     We have audited the accompanying consolidated balance sheets of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to herein present fairly, in all material respects, the consolidated financial position of Covad Communications Group, Inc. as of December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP



Walnut Creek, California
January 21, 2000, except for Note 9,
as to which the date is April 3, 2000

                        COVAD COMMUNICATIONS GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                                                                           DECEMBER 31,
                                                                                                -----------------------------------
                                                                                                     1998               1999
                                                                                                ---------------   -----------------
CURRENT ASSETS:
Cash and cash equivalents...................................................................... $       64,450    $        216,038
Accounts receivable, net of allowances for uncollectibles of $220 and $2,857 at December 31,
   1998 and 1999...............................................................................          1,933              15,393
Short-term investments.........................................................................             --             551,319
Unbilled revenue...............................................................................            663               5,419
Inventories....................................................................................            946               8,547
Prepaid expenses...............................................................................          1,183               6,048
Other current assets...........................................................................            514               1,219
                                                                                                ---------------   -----------------
   Total current assets........................................................................         69,689             803,983
PROPERTY AND EQUIPMENT:
Networks and communication equipment...........................................................         55,189             233,260
Computer equipment.............................................................................          4,426              24,057
Furniture and fixtures.........................................................................          1,119               4,383
Leasehold improvements.........................................................................          1,887               6,884
Land...........................................................................................             --               1,120
                                                                                                ---------------   -----------------
                                                                                                        62,621             269,704
Less accumulated depreciation and amortization.................................................         (3,476)            (32,162)
                                                                                                ---------------   -----------------
   Net property and equipment..................................................................         59,145             237,542
OTHER ASSETS:
Restricted cash................................................................................            225              63,308
Deposits.......................................................................................            337               1,131
Deferred debt issuance costs, net..............................................................          8,112              12,369
Deferred charge, net...........................................................................             --              20,529
Other long term assets.........................................................................          1,911               8,744
                                                                                                ---------------   -----------------
   Total other assets..........................................................................         10,585             106,081
                                                                                                ---------------   -----------------
   Total assets................................................................................ $      139,419    $      1,147,606
                                                                                                ===============   =================
          LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)

CURRENT LIABILITIES:
Accounts payable............................................................................... $       14,975    $         41,126
Unearned revenue...............................................................................            551               5,238
Accrued network costs..........................................................................          1,866               8,798
Other accrued liabilities......................................................................          3,854              27,104
Current portion of capital lease obligations...................................................            263                 268
                                                                                                ---------------   -----------------
   Total current liabilities...................................................................         21,509              82,534
Long-term debt, net of discount................................................................        142,300             374,737
Long-term capital lease obligations............................................................            316                  44
                                                                                                ---------------   -----------------
   Total liabilities...........................................................................        164,125             457,315

Commitments and contingencies (see notes 4 and 8)

STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY):
Preferred stock ($0.001 par value):
   Authorized shares--5,000,000 at December 1998 and 1999......................................             --                  --
   Issued and outstanding shares--27,369,243 at December 31, 1998 and 0 at December 31, 1999...             18                  --
Common Stock ($0.001 par value):
   Authorized shares--65,000,000 at December 31, 1998 and 190,000,000 at December 31, 1999.....             --                  --
   Issued and outstanding shares--26,491,494 at December 31, 1998 and 132,331,316 at
      December 31, 1999........................................................................             12                  82
Common Stock--Class B ($0.001 par value)
   Authorized shares--0 at December 31, 1998 and 10,000,000 at December 31, 1999...............             --                  --
   Issued and outstanding shares--0 at December 31, 1998 and 6,379,177 at December 31, 1999....             --                   6
Additional paid-in capital.....................................................................         30,685             851,589
Deferred compensation..........................................................................         (4,688)             (6,513)
Accumulated other comprehensive income, net of tax effect......................................             --              91,257
Accumulated (deficit)..........................................................................        (50,733)           (246,130)
                                                                                                ---------------   -----------------
   Total stockholders' equity (net capital deficiency).........................................        (24,706)            690,291
                                                                                                ---------------   -----------------
   Total liabilities and stockholders' equity (net capital deficiency)......................... $      139,419    $      1,147,606
                                                                                                ===============   =================


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                       YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------------------
                                                                               1997             1998              1999
                                                                           ------------    --------------    --------------
Revenues.................................................................  $        26     $       5,326     $      66,488
Operating expenses:
    Network and product costs............................................           54             4,562            55,347
    Sales, marketing, general and administrative.........................        2,374            31,043           140,372
    Amortization of deferred compensation................................          295             3,997             4,768
    Depreciation and amortization........................................           70             3,406            37,602
                                                                           ------------    --------------    --------------
       Total operating expenses..........................................        2,793            43,008           238,089
                                                                           ------------    --------------    --------------
Loss from operations.....................................................       (2,767)          (37,682)         (171,601)
Interest income (expense):
    Interest income......................................................          167             4,778            20,676
    Interest expense.....................................................          (12)          (15,217)          (44,472)
                                                                           ------------    --------------    --------------
    Net interest income (expense)........................................          155           (10,439)          (23,796)
                                                                           ------------    --------------    --------------
Net loss.................................................................       (2,612)          (48,121)         (195,397)
Preferred dividends......................................................           --                --            (1,146)
                                                                           ------------    --------------    --------------
Net loss attributable to Common Stockholders.............................  $    (2,612)    $     (48,121)    $    (196,543)
                                                                           ============    ==============    ==============
Net loss per share--basic and diluted....................................  $     (0.35)    $       (3.75)    $       (1.83)
                                                                           ============    ==============    ==============
Weighted average shares used in computing net loss per share--
    basic and diluted...................................................     7,360,978        12,844,203       107,647,812
                                                                           ============    ==============    ==============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (NET CAPITAL DEFICIENCY)
                    (AMOUNTS IN 000'S, EXCEPT SHARE AMOUNTS)

                                                         CONVERTIBLE
                                                       PREFERRED STOCK                          COMMON STOCK
                                               ----------------------------------    ----------------------------------
                                                   SHARES             AMOUNT             SHARES            AMOUNT
                                               ----------------   ---------------    ---------------   ----------------
Initial issuance of Common Stock...........                 --    $           --         27,000,000    $            12
Repurchase of Common Stock.................                 --                --         (5,423,166)                (3)
Issuance of Common Stock...................                 --                --          3,985,875                  2
Issuance of Series A Preferred Stock.......          1,125,000                 1                 --                 --
Issuance of Series B Preferred Stock
    (net of $43 of financing costs)........         25,500,002                17                 --                 --
Deferred compensation......................                 --                --                 --                 --
Amortization of deferred...................                 --                --                 --                 --
Net loss...................................                 --                --                 --                 --
                                               ----------------   ---------------    ---------------   ----------------
Balances at December 31, 1997..............         26,625,002                18         25,562,709                 11
Issuance of Common Stock...................                 --                --            928,785                  1
Issuance of Series B Preferred Stock.......            150,003                --                 --                 --
Issuance of Series C Preferred Stock.......            594,238                --                 --                 --
Issuance of Common Stock warrants
    as part of debt offering issuance
    costs..................................                 --                --                 --                 --
Issuance of Common Stock warrants
    Pursuant to debt offering..............                 --                --                 --                 --
Deferred compensation......................                 --                --                 --                 --
Amortization of deferred
    compensation...........................                 --                --                 --                 --
Net loss...................................                 --                --                 --                 --
                                               ----------------   ---------------    ---------------   ----------------
Balances at December 31, 1998..............        (27,369,243)               18         26,491,494                 12
Issuance of Common Stock...................                 --                --         48,999,989                 33
Issuance of Common Stock upon
    exercise of warrants...................                 --                --         15,652,382                 10
Issuance of Series C and D Preferred
    Stock..................................          9,568,766                 6                 --                 --
Deferred charge related to issuance of
    Series C and D Preferred Stock.........                 --                --                 --                 --
Conversion of Series A, Series B and
    Series C Preferred Stock to
    Common Stock...........................        (27,369,243)              (18)        41,053,864                 27
Conversion of Series C1 and D1
    Preferred stock........................         (9,568,766)               (6)         6,379,177                  6
Preferred dividends........................                 --                --            133,587                 --
Conversion of convertible Preferred
    Stock..................................                 --                --                 --                 --
Deferred compensation......................                 --                --                 --                 --
Amortization of deferred
    compensation...........................                 --                --                 --                 --
Unrealized gains (losses) on
    investments............................                 --                --                 --                 --
Net loss...................................                 --                --                 --                 --
                                               ----------------   ---------------    ---------------   ----------------
Balances at December 31, 1999..............                 --                --        138,710,493    $            88
                                               ================   ===============    ===============   ================


                                                     ADDITIONAL                                         ACCUMULATED OTHER
                                                      PAID-IN                   DEFERRED                  COMPREHENSIVE
                                                      CAPITAL                 COMPENSATION                   INCOME
                                                ---------------------   -------------------------   --------------------------
Initial issuance of Common Stock...........     $                 38    $                     --    $                      --
Repurchase of Common Stock.................                       (7)                         --                           --
Issuance of Common Stock...................                       66                          --                           --
Issuance of Series A Preferred Stock.......                      249                          --                           --
Issuance of Series B Preferred Stock
    (net of $43 of financing costs)........                    8,440                          --                           --
Deferred compensation......................                      906                        (906)                          --
Amortization of deferred...................                       --                         295                           --
Net loss...................................                       --                          --                           --
                                                ---------------------   -------------------------   --------------------------
Balances at December 31, 1997..............                    9,692                        (611)                          --
Issuance of Common Stock...................                      570                          --                           --
Issuance of Series B Preferred Stock.......                      100                          --                           --
Issuance of Series C Preferred Stock.......                    1,100                          --                           --
Issuance of Common Stock warrants
    as part of debt offering issuance
    costs..................................                    2,928                          --                           --
Issuance of Common Stock warrants
    Pursuant to debt offering..............                    8,221                          --                           --
Deferred compensation......................                    8,074                      (8,074)                          --
Amortization of deferred
    compensation...........................                       --                       3,997                           --
Net loss...................................                       --                          --                           --
                                                ---------------------   -------------------------   --------------------------
Balances at December 31, 1998..............                   30,685                      (4,688)                          --
Issuance of Common Stock...................                  725,708                          --                           --
Issuance of Common Stock upon
    exercise of warrants...................                       (5)                         --                           --
Issuance of Series C and D Preferred
    Stock..................................                   59,994                          --                           --
Deferred charge related to issuance of
    Series C and D Preferred Stock.........                   28,700                          --                           --
Conversion of Series A, Series B and
    Series C Preferred Stock to
    Common Stock...........................                       (9)                         --                           --
Conversion of Series C1 and D1
    Preferred stock........................                       --                          --                           --
Preferred dividends........................                      (77)                         --                           --
Conversion of convertible Preferred
    Stock..................................                       --                          --                           --
Deferred compensation......................                    6,593                      (6,593)                          --
Amortization of deferred
    compensation...........................                       --                       4,768                           --
Unrealized gains (losses) on
    investments............................                       --                          --                       91,257
Net loss...................................                       --                          --                           --
                                                ---------------------   -------------------------   --------------------------
Balances at December 31, 1999..............     $            851,589    $                 (6,513)   $                  91,257
                                                =====================   =========================   ==========================

                                                                              TOTAL STOCKHOLDERS'
                                                      ACCUMULATED             EQUITY (NET CAPITAL
                                                        DEFICIT                   DEFICIENCY)
                                                ------------------------   --------------------------
Initial issuance of Common Stock...........     $                    --    $                      50
Repurchase of Common Stock.................                          --                          (10)
Issuance of Common Stock...................                          --                           68
Issuance of Series A Preferred Stock.......                          --                          250
Issuance of Series B Preferred Stock
    (net of $43 of financing costs)........                          --                        8,457
Deferred compensation......................                          --                           --
Amortization of deferred...................                          --                          295
Net loss...................................                      (2,612)                      (2,612)
                                                ------------------------   --------------------------
Balances at December 31, 1997..............                      (2,612)                       6,498
Issuance of Common Stock...................                          --                          571
Issuance of Series B Preferred Stock.......                          --                          100
Issuance of Series C Preferred Stock.......                          --                        1,100
Issuance of Common Stock warrants
    as part of debt offering issuance
    costs..................................                          --                        2,928
Issuance of Common Stock warrants
    Pursuant to debt offering..............                          --                        8,221
Deferred compensation......................                          --                           --
Amortization of deferred
    compensation...........................                          --                        3,997
Net loss...................................                     (48,121)                     (48,121)
                                                ------------------------   --------------------------
Balances at December 31, 1998..............                     (50,733)                     (24,706)
Issuance of Common Stock...................                          --                      725,741
Issuance of Common Stock upon
    exercise of warrants...................                          --                            5
Issuance of Series C and D Preferred
    Stock..................................                          --                       60,000
Deferred charge related to issuance of
    Series C and D Preferred Stock.........                          --                       28,700
Conversion of Series A, Series B and
    Series C Preferred Stock to
    Common Stock...........................                          --                           --
Conversion of Series C1 and D1
    Preferred stock........................                          --                           --
Preferred dividends........................                          --                          (77)
Conversion of convertible Preferred
    Stock..................................                          --                           --
Deferred compensation......................                          --                           --
Amortization of deferred
    compensation...........................                          --                        4,768
Unrealized gains (losses) on
    investments............................                          --                       91,257
Net loss...................................                    (195,397)                    (195,397)
                                                ------------------------   --------------------------
Balances at December 31, 1999..............     $              (246,130)   $                 690,291
                                                ========================   ==========================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (AMOUNTS IN 000'S)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                 1997       1998         1999
                                                                               ---------  ----------  -----------
OPERATING ACTIVITIES:
Net loss....................................................................   $ (2,612)  $ (48,121)  $ (195,397)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization............................................         70       3,406       37,602
   Loss on disposition of equipment.........................................         --          --          358
   Amortization of deferred compensation....................................        295       3,997        4,768
   Accreted interest and amortization of debt discount and deferred debt
     issuance costs.........................................................         --      16,009       20,269
   Net changes in operating assets and liabilities:
     Accounts receivable....................................................        (25)     (1,908)     (13,460)
     Unbilled revenue.......................................................         (4)       (659)      (4,756)
     Inventories............................................................        (43)       (903)      (7,601)
     Prepaid expenses and other current assets..............................       (369)     (1,328)      (5,570)
     Accounts payable.......................................................        651      14,324       26,151
     Unearned revenue.......................................................          7         544        4,687
     Other current liabilities..............................................        135       5,585       30,182
                                                                               --------   ---------   ----------
Net cash used in operating activities.......................................     (1,895)     (9,054)    (102,767)

INVESTING ACTIVITIES:
Purchase of restricted investment...........................................       (210)        (15)     (73,435)
Redemption of restricted investments........................................         --          --       13,214
Purchase of investments.....................................................                     --     (460,062)
Deposits....................................................................        (31)       (306)        (794)
Long-term assets............................................................         --      (1,428)      (6,833)
Purchase of property and equipment..........................................     (2,253)    (59,503)    (208,186)
                                                                               --------   ---------   ----------
Net cash used in investing activities.......................................     (2,494)    (61,252)    (736,096)

FINANCING ACTIVITIES:
Net proceeds from issuance of long-term debt and warrants...................         --     129,328      205,049
Principal payments under capital lease obligations..........................        (48)       (238)        (267)
Proceeds from Common Stock issuance, net of repurchase......................        108         571      725,746
Proceeds from preferred stock issuance......................................      8,707       1,200       60,000
Offering costs related to Common Stock offering.............................         --        (483)         (77)
                                                                               --------   ---------   ----------
Net cash provided by financing activities...................................      8,767     130,378      990,451
                                                                               --------   ---------   ----------
Net increase in cash and cash equivalents...................................      4,378      60,072      151,588
Cash and cash equivalents at beginning of year..............................         --       4,378       64,450
                                                                               --------   ---------   ----------
Cash and cash equivalents at end of year....................................   $  4,378   $  64,450   $  216,038
                                                                               ========   =========   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for interest...................................   $      9   $      99   $   13,257
                                                                               =========  ==========  ==========

SUPPLEMENTAL SCHEDULE ON NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Equipment purchased through capital lease................................   $    831   $      34   $       --
                                                                               =========  ==========  ==========
   Warrants issued for equity commitment....................................   $     --   $   2,928   $       --
                                                                               =========  ==========  ==========


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.     NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF OPERATIONS

       Covad Communications Group, Inc. (the "Company") is a high-speed Internet and network access provider offering digital subscriber line ("DSL") services to Internet Service Provider ("ISP") and enterprise customers. ISPs purchase the Company's services in order to provide high-speed Internet access to their business and consumer end-users. Enterprise customers purchase the Company's services to provide employees with remote access to their Local Area Networks to improve employee productivity and reduce operating costs. The Company's services are provided over standard copper telephone lines at considerably faster speeds than available through a standard modem.

       The Company's operations are subject to significant risks and uncertainties including competitive, financial, developmental, operational, growth and expansion, technological, regulatory, and other risks associated with an emerging business.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from those estimates.

       INITIAL PUBLIC OFFERING



       In January 1999, the Company completed an initial public offering of 20,182,500 shares of Common Stock at a purchase price of $8 per share. Net proceeds to the Company aggregated approximately $150.2 million. In connection with the offering, all of the preferred stock outstanding automatically converted into 41,053,864 shares of Common Stock and 6,379,177 shares of Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock). The Company's Board of Directors and stockholders also approved an amendment to the Company's Articles of Incorporation to increase the total number of shares which the Company is authorized to issue to 205,000,000 shares, of which 200,000,000 is Common Stock and 5,000,000 is preferred stock.



       REVENUE RECOGNITION

       Revenue related to installation of service and sale of customer premise equipment is recognized when equipment is delivered and installation is completed. Revenue from monthly recurring service is recognized in the month the service is provided. Revenue recognized for which the customer has not been billed is recorded as unbilled revenue until the period such billings are made. Amounts billed in advance of providing services are recorded as unearned revenue until the period such services are provided. For the year ended December 31,1998, one customer accounted for approximately 17% of the Company's revenue. For the year ended December 31, 1999, two customers accounted for 15% and 14% percent of the Company's revenues.

       CASH AND CASH EQUIVALENTS

       The Company considers all highly liquid investments, with a maturity of three months or less from the date of original issuance, to be cash equivalents.

                        COVAD COMMUNICATIONS GROUP, INC.

       RESTRICTED CASH

       As of December 31, 1998, the Company had $225,000, in commercial deposits held in the Company's name but restricted as security for certain of the Company's capital lease financing arrangements. As of December 31, 1999, the Company had $63,308,000 (net of an unrealized loss of $918,000) in U.S. Treasury investments and commercial deposits for the payment of interest on the Company's 1999 notes and as security for certain lease financing arrangements.

       CONCENTRATION OF CREDIT RISK AND CREDIT RISK EVALUATIONS

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, restricted cash, short-term investments and accounts receivable. The Company's cash and investment policies limit cash equivalents, restricted cash and short-term investments to short-term, investment grade instruments. Cash and cash equivalents, restricted cash and short-term investments are held with various domestic financial institutions with high credit standing. The Company has not experienced any significant losses on its cash and cash equivalents, restricted cash or short-term investments. The company conducts business with companies in various industries, primarily in the United States. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base. In addition, the Company typically offers its customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Allowances are maintained for potential credit issues and such losses to date have been within management's expectations.

       INVENTORIES

       Inventories are stated at the lower of cost or market and consist primarily of customer premise equipment. Costs are based on the "first-in, first-out" method.

       PROPERTY AND EQUIPMENT

       Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

       Leasehold improvements.........................  15 years or life of the lease
       Electronic communication equipment.............  2 to 5 years
       Furniture and fixtures.........................  3 to 7 years
       Computer equipment.............................  3 years
       Office equipment...............................  2 to 5 years
       Computer software..............................  2 to 7 years

       SOFTWARE DEVELOPMENT COSTS



       The Company capitalizes costs associated with the design, deployment and expansion of the Company's network including internally and externally developed software in accordance with Financial Accounting Standard Board No. 86 "Software Development Costs" ("FAS 86") and Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), respectively. Costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Capitalized external software costs include the actual costs to purchase software from vendors. Capitalized internal software costs generally include personnel and related costs incurred in the enhancement and implementation of purchased software packages. Capitalized internal labor costs for the years ending December 31, 1997, 1998 and 1999 were $139,000, $3,063,000 and $15,733,000, respectively. Capitalized interest cost for the years ending December 31, 1997, 1998 and 1999 were none, $908,000 and $2,756,000, respectively.

                        COVAD COMMUNICATIONS GROUP, INC.

       EQUIPMENT UNDER CAPITAL LEASES

       The Company leases certain of its equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease, whichever is less. Assets under capital lease are amortized over the lease term or useful life of the assets.

       ACCOUNTING FOR STOCK-BASED COMPENSATION

       The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 ("APB 25") and makes the pro forma disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS123")

       ADVERTISING COSTS

       The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998 and 1999 was $120,000, $1,500,000 and $25,798,000, respectively.

       INCOME TAXES

       Due to the Company's overall loss position, there is no provision for income taxes for 1997, 1998 or 1999.



       The reconciliation of income tax computed at the US federal statutory rate to income tax expense is as follows:



                                                                                 DECEMBER 31,
                                                                ----------------------------------------------
                                                                     1997            1998            1999
                                                                --------------- --------------- --------------

       Federal at 34%, statutory..............................       $(757,000)   $(16,363,000)   $(66,435,000)
       Nondeductible interest.................................              --         911,000       2,050,000
       Losses with no current benefits........................         757,000      15,436,000      64,306,000
       Other..................................................              --          16,000          79,000
                                                                --------------  --------------  --------------
       Provision..............................................             $--             $--             $--
                                                                ==============  ==============  ==============



       Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes are as follows:



                                                                                      DECEMBER 31,
                                                                           ------------------------------------
                                                                                 1998               1999
                                                                           -----------------  -----------------
       Deferred tax assets:
          Net operating loss carryforwards..............................   $     16,000,000         45,462,000
          Accrued interest..............................................                 --         15,977,000
          Other.........................................................           2,500,00          1,846,000
                                                                           ----------------   ----------------
          Total Net deferred tax assets.................................         18,500,000         63,285,000
                                                                           ----------------   ----------------
       Valuation allowance..............................................        (18,500,000)       (26,782,000)
                                                                           ----------------   ----------------
       Total tax deferred assets........................................                 --         36,503,000
       Unrealized gain on investments...................................                 --        (36,503,000)
                                                                           ----------------   ----------------
       Net deferred tax assets..........................................                $--                 --
                                                                           ================   ================

       Realization of the Company's deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $8,282,000 during 1999.

       As of December 31, 1999, the Company had federal net operating loss carryforwards for federal tax purposes of approximately $219.5 million which expire in the years 2012 through 2019, if not utilized. The Company also had

                        COVAD COMMUNICATIONS GROUP, INC.

net operating losses carryforwards for state income tax purposes of approximately $122.3 million expiring in year 2004, if not utilized.



       The tax benefits associated with employee stock options provide a deferred tax benefit of $14.5 million for the year-ended December 31, 1999. The deferred tax benefit has been offset by a valuation allowance and will be credited to additional paid-in capital when realized.

       The utilization of the net operating loss is subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.


       FAIR VALUE OF FINANCIAL INSTRUMENTS

       The following methods and assumptions were used to estimate the fair value for financial instruments:

       CASH, CASH EQUIVALENTS AND RESTRICTED CASH. The carrying amount approximates fair value.

       SHORT TERM INVESTMENT. The fair values of short-term investments were estimated based on quoted market prices.

       BORROWINGS. The fair values of borrowings, including long-term debt, capital lease obligations and other obligations, were estimated based on quoted market prices, where available, or by discounting the future cash flows using estimated borrowing rates at which similar types of borrowing arrangements with the same remaining maturities could be obtained by the Company. For all borrowings outstanding at December 31, 1998 and 1999, fair value approximates recorded value.

       LOSS PER SHARE

       Basic loss per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company's Common Stock, after giving consideration to shares subject to repurchase, outstanding during the period.

       Diluted loss per share is determined in the same manner as basic loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted loss per share amount is the same as basic loss per share which has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants and the assumed is not dilutive.

       The consolidated financial statements applicable to the prior periods have been restated to reflect a three-for-two stock split effective May 1999.

       The following table presents the calculation of basic and diluted net income (loss) per share (in thousands, except share and per share amounts):


                                                                              YEAR ENDED DECEMBER 31,
                                                                   ----------------------------------------------
                                                                       1997            1998            1999
                                                                   --------------  --------------  --------------
                                                                       (IN 000'S, EXCEPT SHARE AND PER SHARE
                                                                                     AMOUNTS)
Net loss........................................................   $      (2,612)  $     (48,121)  $    (195,397)
Preferred dividends.............................................              --              --          (1,146)
                                                                   -------------   -------------   -------------
Net loss attributable to common stockholders....................   $      (2,612)  $     (48,121)  $    (196,543)
                                                                   =============   =============   =============
Basic and diluted:
   Weighted average shares of Common Stock outstanding..........      24,797,854      25,886,940     115,675,656
   Less: Weighted average shares subject to repurchase..........      17,436,876      13,042,737       8,027,844
                                                                   -------------   -------------   -------------
Weighted average shares used in computing basic and diluted net        7,360,978      12,844,203     107,647,812
   loss per share...............................................
                                                                   =============   =============   =============
Basic and diluted net loss per share............................   $       (0.35)  $       (3.75)  $       (1.83)
                                                                   =============   =============   =============

                        COVAD COMMUNICATIONS GROUP, INC.

       If the Company had reported net income, the calculation of historical diluted earnings per share would have included an additional 8,574,189, 43,282,296 and 26,517,674 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 1997, 1998 and 1999, respectively.

       KEY SUPPLIERS

       The Company is dependent on limited source suppliers for certain equipment used to provide its services. The Company has generally been able to obtain an adequate supply of equipment. In addition, the Company believes that there are alternative suppliers for the equipment used to provide its services. However, an extended interruption in the supply of equipment currently obtained from limited source suppliers could adversely affect the Company's business and results of operations.

       ACCOUNTS RECEIVABLE ALLOWANCE

       The Company's reserve for uncollectible accounts receivable was $220,000 and $2,857,000 at December 31, 1998 and 1999, respectively. No significant charges were made against this reserve as of December 31, 1999.

       BUSINESS SEGMENTS



       For management purposes, the Company is viewed as one entity with a Chief Executive Officer ("CEO"), who is the Chief Operating Decision Maker. Financial position and results of operations for the entity are provided to the CEO in a format similar to the accompanying financial statements. The Company's management makes financial decisions and allocates resources based on these financial statements.



       SHORT-TERM INVESTMENTS

       At December 31, 1999, all of the Company's investments were classified as available for sale. Investments were also classified as short-term, as their maturing date was less than one year from the balance sheet date. Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation at the end of each period. Unrealized gains and losses on short-term investments as of December 31, 1999, are included as a separate component of stockholders' equity, net of any related tax effect. The amount of realized gains or losses for the years ended December 31, 1997, 1998 and 1999 was not significant.

       The following table summarizes the Company's investments:

                                                                         DECEMBER 31, 1999,
                                                          -------------------------------------------------
                                                                         GROSS       GROSS
                                                           AMORTIZED   UNREALIZED  UNREALIZED
                                                             COST        GAINS       LOSSES     FAIR VALUE
                                                          -----------  ----------- -----------  -----------
                                                                         (AMOUNT IN $000'S)
Commercial paper.......................................     $373,007         $125          --     $373,132
Corporate notes........................................       53,767           --        (596)      53,171
Equity securities......................................       32,200       92,816          --      125,016
                                                          -----------  ----------- -----------  -----------
Total available for sale securities....................     $458,974      $92,941       $(596)    $551,319
                                                          ===========  =========== ===========  ===========


       The company also had a net unrealized loss of $168,000 on cash and cash equivalents and an unrealized loss of $920,000 on long term U.S. Treasury investments, classified as Restricted Cash on the Company's balance sheet.


2.     DEBT


       On March 11, 1998, the Company completed a private placement (the "1998 Private Offering") through the issuance of 260,000 units (the "Units"), each unit consisting of $1,000 in principal amount at maturity of 13 1/2% Senior Discount Notes due 2008 (the "1998 notes") and one warrant, initially exercisable to purchase 43.7346 shares of Common Stock, $0.001 par value, of the Company (the "Unit Warrants"). Net proceeds from the 1998 Private Offering were approximately $129.6 million, after transaction costs of approximately $5.5 million.

                        COVAD COMMUNICATIONS GROUP, INC.

       The principal amount of the 1998 notes will accrete from the date of issuance at the rate of 13 1/2% per annum through March 15, 2003, compounded semi-annually, and thereafter bear interest at the rate of 13 1/2% per annum, payable semi-annually, in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The 1998 notes are unsecured senior obligations of the Company that will mature on March 15, 2008. The 1998 notes will be redeemable at the option of the Company at any time after March 15, 2003 plus accrued and unpaid interest thereon, if any, to the redemption date.

       The 1998 notes were originally recorded at approximately $126.9 million, which represents the $135.1 million in gross proceeds less the approximate $8.2 million value assigned to the Unit Warrants, which is included in additional paid-in capital. The value assigned to the Unit Warrants, representing debt discount, is being amortized over the life of the 1998 notes. Debt issuance costs were incurred through the issuance of additional warrants associated with the commitment of equity by certain investors. The debt issuance costs are also being amortized over the life of the 1998 notes. For the years ended December 31, 1998 and 1999, the accretion of the 1998 notes and the amortization of debt discount and debt issuance costs was $16.0 million and $22.3 million, respectively, of which $15.1 million and $21.0 million, respectively, is included in interest expense and $900,000 and $1.3 million, respectively, is capitalized in property, plant and equipment.

       The Unit Warrants have ten year terms, have exercise prices of $0.0022 per share (subject to adjustment in certain events), contain net exercise provisions and are currently exercisable.

       On February 18, 1999, the Company completed the issuance of $215.0 million senior debt notes (the "1999 notes"). Net proceeds from the 1999 notes were approximately $205.0 million after transaction costs of approximately $9.9 million, which are being amortized over the life of the notes. Amortization expense related to the transaction cost was $827,000 for year ended December 31,1999. The principal amount of the 1999 notes bears interest at the rate of 12 1/2% per annum through February 15, 2009, compounded semi-annually, and thereafter bears interest at the rate of 12 1/2% per annum, payable semi-annually, in arrears on February 15 and August 15 of each year, commencing on August 15, 1999. The 1999 notes are unsecured senior obligations of the Company that will mature on February 15, 2009. The notes will be redeemable at the option of the Company at any time after February 15, 2004 at stated redemption prices plus accrued and unpaid interest thereon.

       The Company purchased approximately $74.1 million of government securities from the net proceeds, representing sufficient funds to pay the first six scheduled interest payments on the 1999 notes. These government securities are pledged as security for repayment of interest on the 1999 notes.

       On June 1, 1999, the Company completed an offer to exchange all outstanding12 1/2% senior notes due February 15, 2009 for 12 1/2% senior notes due February15, 2009, which have been registered under the Securities Act of 1933.

3.     CAPITAL LEASES



       The Company has entered into capital lease arrangements to finance the acquisition of certain operating assets, two of which have bargain purchase options. The original principal value of these leases totaled $865,000 as of December 31, 1999, and was equivalent to the fair value of the assets leased.

                        COVAD COMMUNICATIONS GROUP, INC.

       Future minimum lease payments under capital leases are as follows:

                      YEAR ENDING DECEMBER 31,
                      2000...............................................  $  294,000
                      2001...............................................      44,000
                      2002...............................................       4,000
                      Thereafter.........................................          --
                                                                           ----------
                                                                              342,000

                      Less amount representing interest..................     (30,000)
                      Less current portion...............................    (268,000)
                                                                           ----------
                      Total long-term portion............................     $44,000
                                                                           ==========

       Accumulated amortization for equipment under capital leases is reflected in accumulated depreciation and amortization for property and equipment.

4.     OPERATING LEASES

       The Company leases vehicles, equipment, and office space under various operating leases. Future minimum lease payments by year under operating leases are as follows:

                      YEAR ENDING DECEMBER 31,
                      2000.............................................     5,852,000
                      2001.............................................     5,713,000
                      2002.............................................     5,023,000
                      2003.............................................     3,875,000
                      2004.............................................     3,292,000
                      Thereafter.......................................     2,326,000
                                                                        --------------
                             Total.....................................   $26,081,000
                                                                        ==============

       Rental expense on operating leases totaled $131,000, $1,507,000 and $4,302,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

5.     STOCKHOLDERS' EQUITY


          STRATEGIC INVESTMENT

       In January 1999, the Company entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications Corporation ("Qwest"). As part of these strategic relationships, the Company received equity investments totaling approximately $60 million. The Company recorded intangible assets of $28.7 million associated with these transactions which will be amortized over periods of three to six years. For the year ended December 31, 1999, amortization expense totaled $8.2 million.

       INITIAL PUBLIC OFFERING


       On January 27, 1999, the Company completed the initial public offering
(IPO) of 20,182,500 shares of the Company's Common Stock at a price of $8.00 per share. Net proceeds to the Company from the offering were $150.2 million after deducting underwriting discounts and commissions and offering expenses payable by the Company. As a result of the offering, 41,053,864 shares of the Common Stock and 6,379,177 shares of the Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock) were issued upon the conversion of Preferred Stock, 133,587 shares of Common Stock were issued for cumulative but unpaid dividends on Series A and Series B Preferred Stock and 4,049,439 shares of Common Stock were issued upon the exercise of common warrants.

                        COVAD COMMUNICATIONS GROUP, INC.

       SECONDARY OFFERING

       On June 23, 1999, the Company completed a public offering of 12,937,500 shares of Common Stock sold by certain stockholders of the Company. The Company did not sell any shares in this offering. Accordingly, there were no net proceeds to the Company from this offering. The Company incurred offering expenses of approximately $600,000.


       SECOND PUBLIC OFFERING


       On November 3, 1999 the Company completed a public offering of 22,425,000 shares of Common Stock sold by the Company and certain stockholders of the Company. The net proceeds to the Company from this offering were $568.8 million after deducting underwriting discounts and commissions and offering expenses.

       COMMON STOCK


       Shares of Common Stock outstanding at December 31, 1998 and December 31,1999 were 26,491,494 and 132,331,316 shares, respectively, of which 10,739,437 and 6,679,313 shares, respectively, remain subject to repurchase provisions which generally lapse over a four-year period from the date of issuance. Shares of Class B Common Stock outstanding at December 31, 1998 and December 31, 1999 were 0 and 6,379,177, respectively, of which no shares remain subject to repurchase.


       Common Stock reserved for future issuance as of December 31, 1999 is as follows:

                       Outstanding options......................    24,522,633
                       Options available for grant..............     1,905,080
                       Employee stock purchase plan.............     2,872,836
                       Warrants outstanding.....................     1,995,041
                                                                 --------------
                              Total.............................    31,295,590
                                                                 ==============

PREFERRED STOCK DIVIDENDS



       The holders of Series A, Series B and Series C were entitled to receive in any fiscal year, dividends at the rate of $0.0111 per share, $0.0267 per share and $0.1487 per share, respectively, payable in preference and priority to any payment of dividends on Common Stock. The rights to such dividends were cumulative and accrue to the holders to the extent they were not declared or paid and were payable, in cash or Common Stock, only in the event of a liquidation, dissolution or winding up of the Company, or other liquidity event (as defined in the Certificate of Incorporation). The cumulative dividends at December 31, 1998 and December 31,1999 for Preferred Stock were approximately $1,085,000 and $ 1,146,000, respectively, which were converted into 133,587 shares of Common Stock in connection with the IPO.



6.     EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLAN

       Effective September 1, 1997, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

1998 EMPLOYEE STOCK PURCHASE PLAN



       In January 1999, the Company adopted the 1998 Employee Stock Purchase Plan. The Company has reserved a total of 3,375,000 shares of Common Stock for issuance under the plan. Eligible employees may purchase Common Stock at 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable twenty-four month offering period or the last day of the applicable six month purchase period.

                        COVAD COMMUNICATIONS GROUP, INC.

STOCK OPTION PLANS

       In 1997, the Company adopted the Covad Communications Group, Inc. 1997 Stock Plan (the "Plan"). The Plan provides for the grant of stock purchase rights and options to purchase shares of Common Stock to employees and consultants from time to time as determined by the Board of Directors. The options expire from two to eight years after the date of grant. As of December 31, 1999 the Plan has reserved 34,920,770 shares of the Company's Common Stock for sale and issuance under the Plan at prices to be determined by the Board of Directors.

       The following table summarizes stock option activity for the year ended December 31, 1997, 1998 and December 31, 1999:

                                                                    NUMBER OF SHARES OF      OPTION PRICE
                                                                      COMMON STOCK             PER SHARE
                                                                   ---------------------  -------------------
       Granted..................................................              8,648,438     $0.022-   $ 0.03
       Exercised................................................                (13,500)        ---    $0.02
       Cancelled................................................                (60,750)    $0.022-    $0.03
                                                                   --------------------   ------------------
       Balance as of December 31, 1997..........................              8,574,188     $0.022-    $0.03
       Granted..................................................             21,077,955     $0.067-    $5.44
       Exercised................................................               (466,863)    $0.022-    $0.45
       Cancelled................................................             (1,627,730)    $0.022-    $5.29
                                                                   --------------------   ------------------
       Balance as of December 31, 1998..........................             27,557,550     $0.022-    $5.44
       Granted..................................................              8,774,658     $0.007-   $44.67
       Exercised................................................             (8,012,683)    $0.007-   $38.17
       Cancelled................................................             (3,796,892)    $0.147-   $43.42
                                                                   --------------------   ------------------
       Balance as of December 31, 1999..........................             24,522,633    $0.0007-   $44.67
                                                                   ====================   ==================

       The following is a summary of the status of stock options outstanding at December 31, 1999:


                             OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                      ----------------------------------                      ----------------------------------
     EXERCISE            NUMBER OF       WEIGHTED-AVERAGE  WEIGHTED-AVERAGE     NUMBER OF       WEIGHTED-AVERAGE
   PRICE RANGE            SHARES         LIFE REMAINING    EXERCISE PRICE         SHARES        EXERCISE PRICE
-------------------   ----------------   ---------------   ----------------   ---------------   ----------------
$  .007 - $  6.33          16,509,627         6.1                $1.14             3,592,692          $1.05
$  1.33 - $12.67            1,704,315         7.0                $7.55               326,487          $7.55
$12.67 - $19.00                25,614         7.1               $18.61                 2,757         $18.61
$19.00 - $25.33                34,500         7.1               $20.96                 5,502         $20.91
$25.33 - $31.67             2,944,256         7.4               $28.41               166,840         $28.38
$31.67 - $

38.00                       1,754,922         7.5               $34.50                65,499         $36.21
$38.00 - $44.33             1,534,774         7.3               $40.69               151,818         $40.23
$44.33 - $50.67                14,625         5.6               $44.67                 2,432         $44.67
                      ---------------    ---------------   ----------------   --------------    ----------------
                           24,522,633         6.5                $9.79             4,314,027          $4.57
                      ===============    ===============   ================   ==============    ================


       During the year ended December 31, 1997, the Company recorded deferred compensation of $906,000 as a result of granting stock options and issuing restricted stock with exercise or issue prices per share below the revised fair value per share of the Company's Common Stock at the date of grant or issuance. This amount was recorded as a reduction of stockholders' equity and is being amortized as a charge to operations over the vesting period of the applicable options using a graded vesting method. Such amortization was $295,000 for the year ended December 31, 1997. During the year ended December 31, 1998, the company recorded additional deferred compensation of approximately $8.1 million. Amortization of deferred compensation during this same period was approximately $4.0 million. During the year ended December 31, 1999, the Company recorded additional deferred compensation of approximately $6.6 million. Amortization of deferred compensation during this same period was approximately $4.8 million.

                        COVAD COMMUNICATIONS GROUP, INC.

       STOCK-BASED COMPENSATION

       Pro forma information regarding the results of operations and net loss per share is required by FAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options using the fair value method of FAS 123. The fair value of each option granted is estimated on the date of grant using the Black Scholes valuation model.

       The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercised price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

       The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

       For the years ended December 31, 1997, 1998 and 1999, the fair value of the Company's stock-based awards to employees was estimated using the following weighted average assumptions:

                                                                 1997     1998     1999
                                                                -------  -------  -------
       Expected life of options in years.....................      4.0      4.0      4.0
       Volatility............................................    123.5%   123.5%   123.5%
       Risk-free interest rate...............................      7.0%     7.0%     7.0%
       Expected dividend yield...............................      0.0%    0.00%    0.00%

       The weighted average fair value of stock options granted during the years ended December 31, 1997, 1998 and 1999 was $0.11, $0.91 and $9.79 per share, respectively. For pro forma purposes, the estimated fair value of the Company's stock-based awards to employees is amortized over the options' vesting period which would result in an increase in net loss of approximately $12,000, $1.7 million and $35.2 million for the years ended December 31, 1997, 1998 and 1999, respectively. The result of applying FAS 123 to the Company's option grants was not material to the results of operations or loss per share for the year ended December 31, 1997 and would have increased the net loss per share by $0.20 per share and $0.49 per share for the year ended December 31, 1998 and 1999, respectively.

       The pro forma impact of options on the net loss for the years ended December 31, 1997, 1998, and 1999 is not representative of the effects on net loss for future years, as future years will include the effects of additional years of stock option grants.

7.     RELATED PARTY TRANSACTIONS

       The Company purchases equipment from a supplier which is partially owned by an investor in the Company. Purchases from this supplier totaled $85,000, $5,844,000 and $45,695,000 for the years ending December 31, 1997, 1998 and
1999, respectively. During 1999, an unrelated party acquired this supplier, as such, the Company had no financial interest in them by year end December 31,1999. In addition, the Company acquired an interest in a new supplier. Purchases from this new supplier totaled $3,401,000 for the year ended December 31, 1999.

8.     LEGAL PROCEEDINGS

       The Company is engaged in a variety of negotiations, arbitrations and regulatory and court proceedings with multiple traditional telephone companies. These negotiations, arbitrations and proceedings concern the traditional telephone companies' denial of physical central office space to the Company in certain central offices, the cost and delivery of central office spaces, the delivery of transmission facilities and telephone lines, billing issues and other operational issues. For example, the Company is currently involved in commercial arbitration proceedings with Pacific Bell over these issues. The Company has also filed a lawsuit against Pacific Bell and certain of its affiliates,

                        COVAD COMMUNICATIONS GROUP, INC.

including SBC Communications, in federal court. The Company is pursuing a variety of contract, tort, and antitrust and other claims, such as violations of the Telecommunications Act, in these proceedings. In November 1998, the Company prevailed in its commercial arbitration proceeding against Pacific Bell. The arbitration panel found that Pacific Bell breached its interconnection agreement with the Company and failed to act in good faith on multiple counts. The arbitration panel ruled in favor of awarding the Company direct damages, as well as attorneys fees and costs of the arbitration. Pacific Bell is currently attempting to have the decision vacated. Meanwhile, the arbitration panel is evaluating the Company's claim for additional damages.

       The Company also filed a lawsuit against Bell Atlantic and its affiliates in federal court and is pursuing antitrust and other claims in this lawsuit. In addition, Bell Atlantic has separately filed suit against the Company asserting infringement of a patent issued to them in September 1998 entitled "Variable Rate and Variable Mode Transmission System." However, on February 18, 2000 the court issued a summary judgement ruling holding that the Company had not infringed Bell Atlantic's patent. The Company anticipates that Bell Atlantic may appeal this decision and, while the Company expects that it would prevail on an appeal, the outcome of such an appeal is uncertain.

       A former employee of the Company has filed a complaint against the Company in California Superior Court, alleging that he was terminated wrongfully and is entitled to commissions and other amounts arising from his employment. The Company believes that this employee resigned and that it does not owe him any money, but litigation is unpredictable and there is no guarantee the Company will prevail. Another group of former employees of the Company have filed a Complaint against the Company in California Superior Court alleging that they were terminated wrongfully and are entitled to other amounts arising from their employment. The Company believes it has valid defenses and does not own them any money, but litigation is unpredictable and there is no guarantee the Company will prevail. Failure to resolve these various legal disputes and controversies without excessive delay and cost and in a manner that is favorable, could significantly harm the business.

       The Company is not currently engaged in any other legal proceedings that it believes could have a material adverse effect on the Company's business, prospects, operating results and financial condition. The Company is subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive telecommunications company interconnection agreements in general and the Company's interconnection agreements in particular. In some cases, the Company may be deemed to be bound by the results of ongoing proceedings of these bodies or the legal outcomes of other contested interconnection agreements that are similar to our agreements. The results of any of these proceedings could harm the business.

9.     SUBSEQUENT EVENTS

       On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the Company's 12% senior notes (the "2000 notes") due 2010. The 2000 notes are unsecured senior obligations of the Company maturing on February 15, 2010 and are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon. Net proceeds from the 2000 notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the life of the 2000 notes. These notes were sold in a private placement under Rule 144A and Regulation S under the Securities Act of 1933, as amended.



       The Company has filed a registration statement covering an offer to exchange new registered 12% senior notes due February 15, 2010 for all outstanding 12% senior notes due February 15, 2010.


       On February 15, 2000 the Company's Board of Directors adopted a Stockholder Protection Rights Plan under which stockholders received one right for each share of the Company's Common Stock or Class B Common Stock owned by them. The rights become exercisable, in most circumstances, upon the accumulation by a person or group of 15% or more of the Company's outstanding shares of Common Stock. Each right entitles the holder to purchase from the Company, as provided by the Stockholder protection Rights Agreement, one one-thousandth of a share of Participating Preferred Stock, par value $.001 per share, for $400.00, subject to adjustment.

                        COVAD COMMUNICATIONS GROUP, INC.

       On March 7, 2000, the Company announced a 3-for-2 stock split, which was effectuated through a stock dividend. The Company's Common Stock began trading on a split adjusted basis on April 3, 2000. All share and per share numbers in the accompanying consolidated financial statements have been retroactively adjusted to reflect this split.



       On March 20, 2000 the Company completed the acquisition of Laser Link.Net, a leading provider of branded internet access, based in Media, Pennsylvania in a transaction to be accounted for as a purchase. Under the acquisition agreement, the Company issued 6.45 million shares of Common Stock for all Laser Link.Net outstanding shares, plus assumption of all outstanding debt. The Company anticipates that this acquisition will allow the Company to provide a turnkey broadband access solution to companies and affinity groups who want to offer broadband internet services to their customers, members, or affiliates. Laser Link.Net currently provides a similar service using dial-up access. The total consideration related to the acquisition, was approximately $411.1 million.

                        COVAD COMMUNICATIONS GROUP, INC.

                           CONSOLIDATED BALANCE SHEETS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                         MARCH 31, 2000
                                                                                                        -----------------
                                                              ASSETS

CURRENT ASSETS:
Cash and cash equivalents..........................................................................             $589,145
Accounts receivable, net...........................................................................               18,351
Short term investments.............................................................................              473,644
Unbilled revenue...................................................................................                7,774
Inventories........................................................................................               13,162
Prepaid expenses...................................................................................               12,053
Other current assets...............................................................................                5,317
                                                                                                        -----------------
      Total current Assets.........................................................................            1,119,446
PROPERTY AND EQUIPMENT:
Networks and communication equipment...............................................................              312,707
Computer equipment.................................................................................               37,107
Furniture and fixtures.............................................................................                7,615
Leasehold improvements.............................................................................               17,524
Land...............................................................................................                1,195
                                                                                                        -----------------
                                                                                                                 376,148
Less accumulated depreciation and amortization.....................................................              (46,989)
                                                                                                        -----------------
   Net property and equipment......................................................................              329,159
OTHER ASSETS:
Restricted cash....................................................................................               51,476
Deposits...........................................................................................                1,509
Deferred debt issuance costs (net).................................................................               23,569
Deferred charge (net)..............................................................................               18,438
Goodwill (net).....................................................................................              395,248
Other long term assets.............................................................................                8,608
                                                                                                        -----------------
      Total other assets...........................................................................              498,848
                                                                                                        -----------------
      Total assets.................................................................................           $1,947,453
                                                                                                        =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:

Accounts payable...................................................................................              $77,451
Unearned revenue...................................................................................                8,754
Accrued network costs..............................................................................                7,492
Other accrued liabilities..........................................................................               45,167
Current portion of capital lease obligations.......................................................                  210
                                                                                                        -----------------
      Total current liabilities....................................................................              139,074
Long-term debt (net of discount)...................................................................              805,619
Long-term capital lease obligations................................................................                   35
Other Long-term liabilities........................................................................               17,900
                                                                                                        =================
      Total liabilities............................................................................              962,628
STOCKHOLDERS' EQUITY:
Preferred stock ($0.001 par value):
   Authorized shares--5,000,000
   Issued and outstanding shares-none..............................................................                   --
Common stock ($0.001 par value):
   Authorized shares--190,000,000
   Issued and outstanding shares--148,028,308 .....................................................                  132
Common stock - Class B ($0.001 par value):
   Authorized shares--10,000,000
   Issued and outstanding shares--1,594,794........................................................                    6
Additional paid-in capital.........................................................................            1,252,793
Deferred compensation..............................................................................               (7,414)
Accumulated other comprehensive income.............................................................               92,663
Accumulated deficit................................................................................             (353,355)
                                                                                                        -----------------
      Total stockholders' equity...................................................................              984,825
                                                                                                        -----------------
      Total liabilities and stockholders' equity...................................................           $1,947,453
                                                                                                        =================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                        COVAD COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (AMOUNTS IN 000'S, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                                                THREE MONTHS ENDED MARCH 31,
                                                                                            --------------------------------------
                                                                                                  1999                2000
                                                                                            -----------------   ------------------
Revenues................................................................................    $          5,596    $          41,807
Operating expenses:
      Network and product costs.........................................................               4,960               31,349
      Sales, marketing, general and administrative .....................................              18,113               89,171
      Amortization of deferred compensation.............................................               1,653                1,186
      Depreciation and amortization.....................................................               4,647               20,782
                                                                                            -----------------   ------------------
            Total operating expenses....................................................              29,373              142,488
                                                                                            -----------------   ------------------
Loss from operations....................................................................             (23,777)            (100,681)
Interest income (expense):
      Interest income...................................................................               3,509               13,828
      Interest expense..................................................................              (8,636)             (21,371)
                                                                                            -----------------   ------------------
      Net interest income (expense).....................................................              (5,127)              (7,543)
Other income............................................................................                  --                  999
                                                                                            -----------------   ------------------
Net loss................................................................................             (28,904)            (107,225)
      Preferred dividends...............................................................              (1,146)                  --
Net loss attributable to common stockholders............................................    $        (30,050)   $        (107,225)
                                                                                            =================   ==================
Basic and diluted net loss per common stock share.......................................    $          (0.37)   $           (0.73)
                                                                                            =================   ==================
Weighted average shares used in computing basic and diluted net loss per share..........          80,432,965          146,967,581
                                                                                            =================   ==================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (AMOUNTS IN 000'S)
                                   (UNAUDITED)

                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                    --------------------------------
                                                                                        1999              2000
                                                                                    --------------   ---------------
Net Cash Used In Operating Activities............................................   $     (15,254)   $      (17,044)

Investing Activities:
Purchase of resticted investments................................................         (74,103)               --
Redemption of restriced investments..............................................              --            13,438
Sale of investments..............................................................              --            79,081
Deposits.........................................................................             (11)             (378)
Other long-term assets...........................................................          (6,132)             (784)
Purchase of property and equipment...............................................         (42,802)         (110,652)
Cash acquired through acquisitions...............................................              --             3,948
Acquisitions of business, net of cash acquired...................................              --           (14,903)
                                                                                     -------------   --------------
Net cash used in investing activities............................................        (123,048)          (30,250)

Financing Activities:
Net proceeds from issuance of long-term debt.....................................         205,094           413,269
Principal payments under capital lease obligations...............................             (65)              (67)
Proceeds from common stock issuance, net of offering costs.......................         150,703             7,199
Proceeds from preferred stock issuance...........................................          60,000                --
Preferred Dividends..............................................................             (77)               --
                                                                                     -------------   --------------
Net cash provided by financing activities........................................         415,655           420,401
                                                                                     -------------   --------------
Net increase in cash and cash equivalents........................................         277,353           373,107
Cash and cash equivalents at beginning of period.................................          64,450           216,038
                                                                                     -------------   --------------
Cash and cash equivalents at end of period.......................................   $     341,803    $      589,145
Supplemental disclosures of cash flow information:
   Cash paid during the period for interest......................................   $          --    $       13,257
Supplemental schedule of non-cash investing and financing activities:
   Common Stock Issued for preferred dividends...................................   $          --    $           --
   Issuance of Common Stock for acquisition of business..........................   $          --    $      391,968

                     COVAD COMMUNICATIONS GROUP, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BASIS OF PRESENTATION

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates. The consolidated financial statements of the Company include the accounts of all of its wholly-owned subsidiaries. There were no intercompany accounts and transactions which required elimination.

       The consolidated financial statements at March 31, 2000 and for the three month period ended March 31, 1999 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results. Operating results for the three month periods ended March 31, 2000 and 1999 are not necessarily indicative of results that may be expected for any future periods.

       The information included in this report should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's 1999 Annual Report on Form 10-K.

       LOSS PER SHARE

       Basic loss per share is computed by dividing loss applicable to common stockholders by the weighted average number of shares of the Company's common stock ("Common Stock"), after giving consideration to shares subject to repurchase, outstanding during the period.

       Diluted loss per share is determined in the same manner as basic earnings per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method. The diluted earnings per share amount is the same as basic loss per share, which has not been reported because the Company has a net loss and the impact of the assumed exercise of the stock options and warrants is not dilutive.

       The consolidated financial statements applicable to the prior periods have been restated to reflect a three-for-two stock split effective May 1999, and a three-for-two stock split effective April 2000.

       The following table presents the calculation of basic and diluted net loss per share (in thousands, except share and per share amounts):

                                                THREE MONTHS ENDED MARCH 31,
                                                ----------------------------
                                                    1999           2000
                                                -------------  -------------
Net loss......................................  $    (28,904)  $    (107,225)
   Preferred dividends........................        (1,146)             --
                                                -------------  -------------

Net loss available to common stockholders.....  $    (30,050)  $    (107,225)
Basic and diluted:
Weighted average shares of common stock
outstanding...................................    90,269,528     151,996,934
Less: Weighted average shares subject to
repurchase....................................     9,836,562       5,029,353
                                                -------------  -------------

Weighted average shares used in computing
basic and diluted net loss per share...          (80,432,966)    146,967,581

                                                -------------  -------------
Basic and diluted net loss per share.........   $      (0.37)  $       (0.73)
                                                =============  =============

       RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which establishes accounting and reporting standards for derivative instruments and activities. FAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair

                    COVAD COMMUNICATIONS GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               (Unaudited)


value. The Company will be required to adopt FAS 133 effective January 1, 2001. Management of the Company does not believe the adoption of this statement will have a material effect on the Company's consolidated financial position, results of operations or cash flows.

       Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements," ("SAB 101") which was issued in December 31, 1999 by the Securities and Exchange Commission. SAB 101 provides that, in certain circumstances, revenues which are received in the first month of a contract might have to be recognized over an extended period of time, instead of in the first month of the contract. Due to the complex nature of the widespread implementation of SAB
101, the SEC has deferred the implementation date of SAB 101 until the quarter ended December 31, 2000. The SEC intends to issue further definitive guidance on the implementation of SAB 101. If SAB 101 is implemented and its implementation is contrary to the Company's current practice, it may have an adverse effect on the Company's financial statements.

2. COMPREHENSIVE INCOME

       Comprehensive income for the three months ended March 31, 1999 and 2000 was as follows (in thousands):

                                                        THREE MONTHS ENDED
                                                            MARCH 31,
                                                         -----------------
                                                        1999         2000
                                                      -------     -----------
Net loss...........................................   $ (28,904)  $ (107,225)
Unrealized holding gains, net of tax effect........          --       92,663
                                                                  -----------
Comprehensive income...............................   $ (28,904)  $  (14,562)
                                                      ==========  ===========

3. SHORT-TERM INVESTMENTS

       At March 31, 2000, all of the Company's investments were classified as available for sale. Investments were also classified as short-term, as their maturing date was less than one year from the balance sheet date. Management determines the appropriate classification of investments at the time of purchase and re-evaluates such designation at the end of each period. Unrealized gains and losses on short-term investments as of March 31, 2000 are included as a separate component of stockholders' equity, net of any related tax effect. The amount of realized gains or losses for the three months ended March 31, 2000 and March 31, 1999 was not significant.

       The following table summarizes the Company's investments:

                                                                               GROSS       GROSS
                                                                AMORTIZED    UNREALIZED  UNREALIZED
                         MARCH 31, 2000                           COST          GAINS      LOSSES       FAIR VALUE
                                                                ----------   ----------   ---------     ----------
                                                                               (AMOUNTS IN $000'S)
Commercial paper..............................................  $  133,870   $       --   $     (10)    $  133,860
Corporate notes...............................................       8,340           --         (24)         8,316
U.S. Treasurey & Agency notes.................................     182,142           --          (9)       182,133
Equity securities.............................................      55,113       94,222          --        149,335
                                                                -----------  -----------  ----------    -----------
Total available for sale securities...........................  $  379,465   $   94,222   $     (43)    $  473,644
                                                                ===========  ===========  ==========    ===========


       The company had a net unrealized loss of $844,000 on long term U.S. Treasury investments, at March 31, 2000, classified as restricted cash on the accompanying consolidated balance sheet. The Company also had unrealized losses on cash and cash equivalents which were not significant at March 31, 2000.

4. ACQUISITIONS

       On March 20, 2000, the Company completed the acquisition of LaserLink.net, a leading provider of branded Internet access, based in Media, Pennsylvania in a transaction to be accounted for as a purchase. The Company anticipates that this acquisition will allow the Company to provide a turnkey broadband access solution to

                      COVAD COMMUNICATIONS GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               (Unaudited)

companies and affinity groups who want to offer broadband Internet services to their customers, members, or affiliates. LaserLink.net currently provides a similar service using dial-up access.

       The amounts allocated to purchased research and development were determined through established valuation techniques in the high technology Internet industry and were expensed upon acquisition, because technological feasibility had not been established and no future alternative uses existed. The values assigned to purchased in-process technology were determined by identifying the on-going research projects for which technological feasibility had not been achieved and assessing the state of completion of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to those costs and time to be incurred to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts complete at the date of acquisition, and discounting the net cash flows back to their present value. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

       To determine the values of purchased technology, the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product.

       To determine the value of the customer base, the expected future cash flows from customer payments were discounted back to their present value taking into account, the length of contracts, payment terms, expected life cycle of a customer relationship, and the level of internet usage.

       To determine the values of the acquired workforce, it was concluded all employees would require significant cost to replace and train. Then each employee's partially burdened cost (salary, benefits, facilities), the cost the train the employee, and the recruiting costs (locating, interviewing, and hiring) were estimated. These costs were then aggregated and tax-affected to estimate the value of the assembled workforce.

       Amounts allocated to purchased technology, goodwill and other intangible assets for the business acquisitions that follow are being amortized on a straight-line basis over a period of five years.

       The purchase consideration consisted of approximately 4.3 million shares of Common Stock with a value of $392.0 million, liabilities assumed of $3.6 million and $15.5 million in acquisitions costs. The purchase consideration of the acquired assets and assumed liabilities were allocated based on fair values as follows (in thousands):

Purchased in-process research and development
charged to operations..........................................$    3,726
Assests acquired...............................................     8,738
Purchased technology...........................................    10,798
Customer base..................................................    28,552
Acquired workforce.............................................     1,141
Goodwill.......................................................   358,105
                                                               -----------
Total purchase consideration...................................$  411,060
                                                               ===========

       The pro forma results of operations for the three months ended March 31, 2000 and 1999, for Laser Link were not significant.

5. DEBT

       On January 28, 2000, the Company completed a private placement of $425.0 million aggregate principal amount of the Company's 12% senior notes (the "2000 notes') due 2010 and are redeemable at the option of the Company any time after February 15, 2005 at stated redemption prices plus accrued and unpaid interest thereon.

       Net proceeds from the 2000 Notes were approximately $413.3 million, after discounts, commissions and other transaction costs of approximately $11.7 million. The discount and debt issuance costs are being amortized over the

                   COVAD COMMUNICATIONS GROUP, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               (Unaudited)

life of the 2000 Notes. For the three months ended March 31, 2000, the amortization of debt discount and debt issuance costs was $205,000.

6. STOCKHOLDERS' EQUITY

       STRATEGIC INVESTMENT:

       In January 1999, the Company entered into strategic relationships with AT&T Corp. ("AT&T"), NEXTLINK Communications, Inc. ("NEXTLINK") and Qwest Communications Corporation ("Qwest"). As part of these strategic relationships, the Company received equity investments totaling approximately $60 million. The Company recorded intangible assets of $28.7 million associated with these transactions which will be amortized over periods of three to six years.

       INITIAL PUBLIC OFFERING:

       On January 27, 1999, the Company completed the IPO of 20,182,500 shares of the Company's common stock at a price of $8.00 per share. Net proceeds to the Company from the IPO were $150.2 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. As a result of the IPO, 41,053,865 shares of Common Stock and 6,379,177 shares of Class B Common Stock (which are convertible into 14,353,148 shares of Common Stock) were issued upon the conversion of Preferred Stock, 133,587 shares of Common Stock were issued for cumulative but unpaid dividends on series A and series B Preferred Stock and 4,049,039 shares of Common Stock were issued upon the exercise of common warrants.

       SECONDARY PUBLIC OFFERING:

       On June 23, 1999, the Company completed a public offering of 12,937,500 split adjusted shares of Common Stock sold by certain stockholders of the Company. The Company did not sell any shares in this offering. Accordingly, there were no net proceeds to the Company from this offering. The Company incurred offering expenses of approximately $600,000.

       SECOND PUBLIC OFFERING:

       On November 3, 1999 the Company completed a public offering of 22,425,000 shares of common stock sold by the Company and certain stockholders of the Company. The net proceeds to the Company from this offering are estimated to be approximately $568.8 million after deducting underwriting discounts and commissions and estimated offering expenses.

7. SUBSEQUENT EVENTS

       On May 16, 2000, the Company announced that the American Arbitration Association issued its Intended Award of Damages in arbitration hearings against Pacific Bell for violations of the Telecommunications Act of 1996. The arbitrators awarded the Company $27.2 million plus attorneys' fees and costs which is in addition to the panel's January 1999 interim decision to award the Company $257,166 in damages and $474,995 in attorneys' fees and costs. In November 1998, the arbitrators determined that Pacific Bell had violated the Telecomm Act as well as its contract by failing to timely deliver collocation space and operable loops.

       On June 16, 2000, the Company announced the signing of an agreement to acquire BlueStar Communications Inc. ("BlueStar"), a provider of broadband and Internet services for small- and medium-sized businesses throughout the Southeastern United States. Under the acquisition agreement, the Company will issue 8 million shares of Common Stock for all of BlueStar's outstanding shares, plus assumption of $55 million in debt. Up to five million additional shares of Common Stock may be issued to BlueStar shareholders if certain performance targets are met by BlueStar over the 2001 fiscal year.

                                                                      APPENDIX I

                        COVAD COMMUNICATIONS GROUP, INC.
                                GLOSSARY OF TERMS

     ACCESS LINE--A circuit that connects a telephone end-user to the ILEC Central Office.

     ANALOG MODEM -- A telecommunications device that allows the communication of digital information over analog telephone lines and through the public switched telephone network by translating such information in a way that simulates and uses only the bandwidth of normal voice transmissions.

     ASYNCHRONOUS TRANSFER MODE (ATM)--A standard packet-switching protocol that segments digital information into 53-byte cells (each cell has a 5-byte standard packet-switching header and 48 bytes of data) that are switched very quickly throughout a network over virtual circuits. ATM is able to accommodate multiple types of media (voice, video, data).

     BANDWIDTH--Refers to the maximum amount of data that can be transferred through a computer's backplane or communication channel in a given time. It is usually measured in Hertz for analog communications and bits per second for digital communication.

     CENTRAL OFFICE--ILEC facility where subscriber lines are joined to switching equipment.

     CLEC (COMPETITIVE LOCAL EXCHANGE CARRIER)--Category of telephone service provider (carrier) that offers services similar to those of the ILEC, as allowed by recent changes in telecommunications law and regulation. A CLEC may also provide other types of services such as long distance, Internet access and entertainment.

     COMMUNICATIONS ACT OF 1934--The federal legislation governing broadcast and non-broadcast communications, including both wireless and wired telephone service, and which established the FCC.

     DSL--Digital Subscriber Line.

     FCC (FEDERAL COMMUNICATIONS COMMISSION)--The U.S. government agency charged with the oversight of communications originating in the U.S. and crossing state lines.

     FRAME-RELAY--A high-speed packet-switched data communications protocol.

     HFC (HYBRID FIBER COAX)--A combination of fiber optic and coaxial cable, which has become the primary architecture utilized by cable operators in recent and ongoing upgrades of their systems. An HFC architecture generally utilizes fiber optic wire between the headend and the nodes and coaxial wire from nodes to individual end-users.

     ILEC (INCUMBENT LOCAL EXCHANGE CARRIER)--The local exchange carrier that was the monopoly carrier in a region, prior to the opening of local exchange services to competition.

     ILEC COLLOCATION--A location serving as the interface point for a CLEC network's interconnection to that of the ILEC. Collocation can be (i) physical, in which the CLEC places and directly maintains equipment in the ILEC Central Office, or (ii) virtual, in which the CLEC leases a facility, similar to that which it might build, to effect a presence in the ILEC Central Office.

     INTERCONNECTION (CO-CARRIER) AGREEMENT--A contract between an ILEC and a CLEC for the interconnection of the two networks and CLEC access to ILEC UNEs. These agreements set out the financial and operational aspects of such interconnection and access.

     ISP (INTERNET SERVICE PROVIDER)--A vendor that provides subscribers access to the Internet.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK)--ISDN provides standard interfaces for digital communication networks and is capable of carrying data, voice, and video over digital circuits. ISDN protocols are used worldwide for connections to public ISDN networks or to attach ISDN devices to ISDN-capable PBX systems (ISPBXs). Developed by the International Telecommunications Union, ISDN includes two user-to-network interfaces: basic rate interface (BRI) and primary rate interface (PRI). An ISDN interface contains one signaling channel (D-channel) and a number of information channels ("bearer" or B channels). The D-channel is used for call setup, control, and call clearing on the B-channels. It also transports feature information while calls are in progress. The B-channels carry the voice, data, or video information.

     IXC (INTEREXCHANGE CARRIER)--Facilities-based long distance/interLATA carriers (e.g., AT&T, MCI WorldCom and Sprint), who also provide intraLATA toll service and may operate as CLECs.

     KBPS (KILOBITS PER SECOND)--One thousand bits per second.

     LATA (LOCAL ACCESS AND TRANSPORT AREA)--A geographic area inside of which a local telephone company can offer switched telecommunications services, including long distance (known as toll). There are 196 LATAs in the U.S.

     MBPS (MEGABITS PER SECOND)--One million bits per second.

     RBOCS (REGIONAL BELL OPERATING COMPANIES)--ILECs created by AT&T's divestiture of its local exchange business. The remaining RBOCs include BellSouth, Bell Atlantic Corporation, Ameritech Corporation, U S WEST Communications, Inc. and SBC Communications, Inc.

     T1--This is a Bell system term for a digital transmission link with a capacity of 1.544 Mbps. UNES (UNBUNDLED NETWORK ELEMENTS)--The various portions of an ILEC's network that a CLEC can lease for purposes of building a facilities-based competitive network, including copper lines, Central Office collocation space, inter-office transport, operational support systems, local switching and rights of way.

=========================================================  =========================================================

                                                                              5, 013,466 SHARES
                                                                                [COVAD LOGO]
YOU SHOULD RELY ONLY ON THE INFORMATION                                         COMMON STOCK
CONTAINED OR INCORPORATED BY REFERENCE                                           ----------
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH DIFFERENT                           P R E L I M I N A R Y  P R O S P E C T U S
OR ADDITIONAL INFORMATION. THIS PROSPECTUS                                       ----------
IS NOT AN OFFER TO SELL NOR IS IT
SEEKING AN OFFER TO BUY SHARES OF OUR
COMMON STOCK IN ANY JURISDICTION WHERE
THE OFFER OR SALE IS NOT PERMITTED. THE
INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS IS CORRECT
ONLY AS OF THE DATE OF THIS PROSPECTUS,
REGARDLESS OF THE TIME OF THE DELIVERY OF
THIS PROSPECTUS OR ANY SALE OF OUR COMMON STOCK.


                   TABLE OF CONTENTS

                                                   PAGE
                                                   ----

Prospectus Summary.................................   3
Risk Factors.......................................   9
Use of Proceeds....................................  26
Determination of Offering Price....................  26
Dividend Policy....................................  26
Price Range of Our Common Stock....................  26
Selected Consolidated Financial Data...............  27
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.............  29
Business...........................................  39
Management.........................................  57
Certain Relationships and Related Transactions.....  76
Principal and Selling Shareholders.................  81
Description of Capital Stock.......................  84
Shares Eligible for Future Sale....................  87
Plan of Distribution...............................  89
Where You Can Find More Information................  90
Legal Matters......................................  90
Experts............................................  90
Index to Financial Statements...................... F-1
Glossary........................................... I-1

         DEALER PROSPECTUS DELIVERY OBLIGATION

DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE
REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION
TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS
WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                                                              JULY _______, 2000
=========================================================  =========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, payable by the Company in connection with the sale of common stock being registered. All amounts are estimates except for the SEC Registration Fee and NASD fee.



                                                                                                  AMOUNT TO BE
                                                                                                   PAID BY THE
                                                                                                     COMPANY
                                                                                                 ----------------

SEC registration fee..........................................................................   $     42,882.31
Printing......................................................................................            35,000
Legal fees and expenses.......................................................................            35,000
Accounting fees and expenses..................................................................            25,000
Miscellaneous.................................................................................             5,000

                                                                                                 ----------------
     Total....................................................................................   $    142,882.31
                                                                                                 ================

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by Section 102(b)(7) of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that limits a director's personal liability to the Registrant or its stockholders for monetary damages for breaches of his or her fiduciary duty as a director. Article X of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

     As permitted by Section 145 of the DGCL, the Registrant's Bylaws provide that, to the fullest extent permitted by the DGCL, directors, officers and certain other persons who are made, or are threatened to be made, parties to, or are involved in, any action, suit or proceeding will be indemnified by the Registrant with respect thereto. Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

     The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Registrant. The Registrant also entered into agreements to indemnify the Registrant's directors and executive officers, in addition to the indemnification provided for in the Registrant's Amended and Restated Certificate of Incorporation and Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in October 1996, we have issued and sold unregistered securities as follows:


     (1) An aggregate of 18,216,000 shares of common stock was issued in a private placement in November 1996 to Messrs. McMinn, Khanna, Haas, Davidson and Lynch pursuant to Restricted Stock Purchase Agreements. The consideration received for such shares was $50,600. We repurchased 3,615,444 shares of common stock issued to Mr. Davidson in July 1997. See "Certain Transactions."

     (2) An aggregate of 1,687,500 shares of common stock was issued in a private placement in July 1997 to Mr. Cardinale pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $37,500.

     (3) An aggregate of 750,000 shares of series A preferred stock was issued in a private placement in June 1997 to Messrs. McMinn, Khanna, Haas and Lynch. The aggregate consideration received for such shares was $249,975.

     (4) An aggregate of 17,000,001 shares of series B preferred stock was issued in a private placement in July 1997 to Warburg, Crosspoint and Intel. The aggregate consideration received for such shares was $8,500,000.50, a portion of which was paid by cancellation of a $500,000 demand note issued to Warburg in June 1997.

     (5) An aggregate of 517,500 shares of common stock was issued in a private placement in August 1997 to Mr. Laehy pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $17,250.

     (6) An aggregate of 216,000 shares of common stock was issued in a private placement in October 1997 to Mr. Marshall pursuant to a Restricted Stock Purchase Agreement. The consideration received for such shares was $7,200.

     (7) An aggregate of 1,125 shares of common stock was issued in a private placement in December 1997 to one investor pursuant to an Assignment, Transfer and Sale Agreement and a Restricted Stock Purchase Agreement. The consideration for such shares was receipt of a mark and domain name.

     (8) An aggregate of 100,002 shares of series B preferred stock was issued in a private placement in February 1998 to Mr. Marshall. The consideration received for such shares was $100,002.

     (9) Warrants for the purchase of an aggregate of 2,700,000 shares of common stock with an exercise price of $0.0022 per share were issued in February 1998 to Warburg, Crosspoint and Intel in connection with a series C preferred stock and Warrant Subscription Agreement.

     (10) An aggregate of 360,144 shares of series C preferred stock was issued in a private placement in March 1998 to Intel. The consideration received for such shares was $999,999.84.

     (11) In March 1998, we issued 260,000 units consisting of 13 1/2% senior discount notes due 2008 and warrants to purchase 7,580,646 shares of common stock with exercise prices of $0.0022 per share to Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated, as initial purchasers, for resale to qualified institutional buyers. Bear, Stearns & Co. Inc. and BT Alex. Brown Incorporated received commissions of $4,728,542 for acting as initial purchasers in connection with this transaction.

     (12) An aggregate of 36,015 shares of series C preferred stock was issued in a private placement in April 1998 to Mr. Hawk. The consideration received for such shares was $100,001.65.

     (13) An aggregate of 144,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in April 1998 to Mr. Hawk. The consideration received for such shares was $64,000.

     (14) A warrant for the purchase of an aggregate of 202,500 shares of common stock with an exercise price of $.6666 per share was issued in July 1998 to a consultant in connection with services rendered.

     (15) An aggregate of 60,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in August 1998 to Mr. Hawk. The consideration received for such shares was $230,000.

     (16) An aggregate of 13,500 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in October 1998 to one investor. The consideration received for such shares was services rendered.

     (17) An aggregate of 13,167 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in November 1998 to two consultants. The consideration received for such shares was services rendered.

     (18) An aggregate of 12,000 shares of common stock was issued in a private placement pursuant to a Restricted Stock Purchase Agreement in December 1998 to a consultant. The consideration received for such shares was services rendered.

     (19) From July 1997 through December 31, 1998, we granted stock options to purchase an aggregate of 19,795,090 shares of common stock to employees, consultants and directors with exercise prices ranging from $0.0222 to $5.44 per share pursuant to our 1997 Stock Plan. To date, 320,248 shares of common stock have been issued upon exercise of vested options.

     (20) An aggregate of 2,701,049 shares of series C-1 preferred stock and 2,083,334 shares of series D-1 preferred stock were issued in a private placement in January 1999 to four investors. The consideration received for such shares was $45 million.

     (21) An aggregate of 900,349 shares of series C-1 preferred stock and 694,445 shares of series D-1 preferred stock were issued in a private placement in January 1999 to an investor. The consideration received for such shares was $15 million.

     (22) In February 1999, we issued $215 million aggregate principal amount of 12 1/2% senior notes due 2009 to Bear, Stearns & Co. Inc., BT Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co., as initial purchasers for resale to qualified institutional buyers. The initial purchasers received commissions of $5,106,250 for acting as such in connection with the transaction.

     (23) In April 1999, we issued a warrant to purchase 450,000 split-adjusted shares of common stock to a customer. This warrant vested with respect to 225,000 shares on April 1, 2000 and will vest with respect to the remaining 225,000 shares on April 1, 2001, subject to the customer achieving certain performance goals. The exercise price for 225,000 of the shares is $48.4375. The exercise price for the remaining 225,000 shares will be the fair market value of the common stock on the ten trading days preceding the second vesting date.

     (24) In January 2000, we issued $425 million aggregate principal amount of 12% senior notes due 2010 to Bear, Stearns & Co., Inc. and Morgan Stanley & Co., Inc., as initial purchasers for resale to qualified institutional buyers. The initial purchasers received commissions of $10,306,250 for acting as such in connection with the transaction.

     (25) On March 20, 2000, pursuant to the Agreement and Plan of Merger dated as of March 8, 2000, Laser Link.Net, Inc. was acquired in a merger of Lightsaber Acquisition Co., our wholly-owned subsidiary, with Laser Link in which Lightsaber was the surviving entity. As a result, in a transaction exempt under
Section 4(2) of the Securities Act, we issued shares of our common stock to shareholders of Laser Link.Net in exchange for their Laser Link.Net Stock.

     No underwriters were used in connection with these sales and issuances except for the issuance of the 1998 notes and related warrants in (11) above, the issuance of the 1999 notes in (22) above and the issuance of the 2000 notes in (24) above. The sales and issuances of these securities except for those in note (11), note (22) and note (24) were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuance in note
(11), note (22) and note (24) were exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resale by the initial purchasers of the securities described in note (11), note (22) and note (24), Rule 144A thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER       DESCRIPTION
------       -----------
  2.1(3)     Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and
             Laser Link.Net, Inc., dated as of March 8, 2000.
  2.2(8)     Agreement and Plan of Merger and Reorganization among Covad Communications Group, Inc., Covad
             Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.
  3.2        Amended and Restated Certificate of Incorporation.
  3.4(5)     Bylaws, as currently in effect.
  3.5        Form of Certificate of Amendment of Certificate of Incorporation of the Registrant.
  4.1(1)     Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4(1)     Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and Bear,
             Stearns & Co., Inc. and BT Alex. Brown Incorporated.
  4.5(1)     Specimen 13 1/2% Senior Note Due 2008.
  4.6(1)     Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.
  4.7(2)     Indenture dated as of February 18, 1999 among the Registrant and The Bank of New York.
  4.8(2)     Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the Initial
             Purchasers.
  4.9(2)     Specimen 12 1/2% Senior Note Due 2009.
  4.10(7)    Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of
             New York.
  4.11(7)    Registration Rights Agreement dated as of January 28, 2000, between the Registrant and Bear, Stearns
             & Co., Inc.
  4.12(7)    Specimen 12% Senior Note Due 2010.
  4.14(4)    Stockholder Protection Rights Agreement dated February 15, 2000.
  5.1        Opinion of Irell & Manella LLP.
 10.1(2)     Form of Indemnification Agreement entered into between the
             Registrant and each of the Registrant's executive officers and directors.
 10.5(2)     Series C Preferred Stock and Warrant Subscription Agreement
             dated as of February 20, 1998 among the Registrant, Warburg, Pincus
             Ventures, L.P., Crosspoint Venture Partners 1996 and Intel
             Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant
             Subscription Agreement dated as of April 24, 1998 among the
             Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6(2)     Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.
 10.7(2)     Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.
 10.8(2)     1998 Employee Stock Purchase Plan and related agreements, as currently in effect.
 10.10(2)    Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg,
             Pincus Ventures, L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.
 10.11(5)    Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine A. Hemmer and John J. Hemmer in favor of the Registrant.
 10.12(5)    1997 Stock Plan and related option agreement, as currently in effect.
 10.13(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
             AT&T Venture Fund II, LP and two affiliated funds.
 10.14(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant,
             AT&T Venture Fund II, LP and two affiliated funds.
 10.15(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.16(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK Communications, Inc.
 10.17(5)    Series C-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 10.18(5)    Series D-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource, Inc.
 11.1(6)     Statement of Computation of Per Share Earnings.
 12.1(6)     Statement of Computation of Ratios.
 21.1(6)     Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP, independent auditors.
 23.2        Consent of Irell & Manella LLP (Included in Exhibit 5.1).



                                      II-4


 24.1        Power of Attorney (Included in Part II).
 27.1(6)     Financial Data Schedules.
--------------

  (1) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-51097) as originally filed on April 27, 1998 and as subsequently amended.


  (2) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-75955) as originally filed on April 4, 1999 and as subsequently amended.

  (3) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.

  (4) Incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form 8-A as originally filed on February 22, 2000 and as subsequently amended.

  (5) Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form S-1 (File No. 333-63899) as originally filed on September 21, 1998 and as subsequently amended.

  (6) Incorporated by reference to the exhibit of corresponding number filed with our report on Form 10-K as originally filed on March 30, 2000 and as subsequently amended.

  (7) Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No. 333-30360) as originally filed on February 14, 2000 and as subsequently amended.

  (8) Incorporated by reference to the exhibit of correspondingb number filed with our Registration Statement on Form 8-K as originally filed on July 7, 2000 and as subsequently amended.

(b)      FINANCIAL STATEMENTS

     None.



ITEM 17. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

PROVIDED HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registrant by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       3.  The undersigned Registrant hereby undertakes:


          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SANTA CLARA, STATE OF CALIFORNIA, ON THE 14TH DAY OF JULY 2000.


COVAD COMMUNICATIONS GROUP, INC.


                                 By: /s/ Timothy Laehy
                                    ------------------------------------------
                                       Timothy Laehy
                                       EXECUTIVE VICE PRESIDENT AND
                                       CHIEF FINANCIAL OFFICER


                                POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Knowling, Jr. and Timothy Laehy and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July 14, 2000 in the capacities indicated.



           SIGNATURE                                              TITLE

/s/ Robert E. Knowling, Jr.                            Chairman of the Board, President and Chief
-----------------------------------------------
         (Robert E. Knowling, Jr.)                     Executive Officer (Principal Executive Officer)

/s/ Timothy Laehy                                      Executive Vice President and Chief Financial Officer
-----------------------------------------------
         (Timothy Laehy)                               (Principal Financial and Accounting Officer)

/s/ Robert Hawk                                        Director
-----------------------------------------------
         (Robert Hawk)

/s/ Hellene Runtagh                                    Director
-----------------------------------------------
         (Hellene Runtagh)

/s/ Larry Irving                                       Director
-----------------------------------------------
         (Larry Irving)

/s/ Daniel Lynch                                       Director
-----------------------------------------------
         (Daniel Lynch)

/s/ Frank Marshall                                     Director
-----------------------------------------------
         (Frank Marshall)

/s/ Debra Dunn                                         Director
-----------------------------------------------
         (Debra Dunn)

                                                       Director
-----------------------------------------------
         (Rich Shapero)

EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
  2.1(3)     Agreement and Plan of Merger Among Covad Communications Group, Inc., LightSaber Acquisition Co. and Laser Link.Net,
             Inc., dated as of March 8, 2000.
  2.2(8)     Agreement and Plan of Merger and Reorganization among Covad Communications Group, Inc., Covad
             Acquisition Corp. and BlueStar Communications Group, Inc., dated as of June 15, 2000.
  3.2        Amended and Restated Certificate of Incorporation.
  3.4(5)     Bylaws, as currently in effect.
  3.5        Form of Certificate of Amendment of Certificate of Incorporation of the Registrant.
  4.1(1)     Indenture dated as of March 11, 1998 between the Registrant and The Bank of New York.
  4.4(1)     Warrant Registration Rights Agreement dated as of March 11, 1998 among the Registrant and Bear, Stearns & Co., Inc. and
             BT Alex. Brown Incorporated.
  4.5(1)     Specimen 13 1/2% Senior Note Due 2008.
  4.6(1)     Amended and Restated Stockholders Rights Agreement dated January 19, 1999 among the Registrant and certain of its stockholders.
  4.7(2)     Indenture dated as of February 18, 1999 among the Registrant and The Bank of New York.
  4.8(2)     Registration Rights Agreement dated as of February 18, 1999 among the Registrant and the Initial Purchasers.
  4.9(2)     Specimen 12 1/2% Senior Note Due 2009.
  4.10(7)    Indenture dated as of January 28, 2000, between the Registrant and United States Trust Company of New York.
  4.11(7)    Registration Rights Agreement dated as of January 28, 2000, between the Registrant and Bear, Stearns & Co., Inc.
  4.12(7)    Specimen 12% Senior Note Due 2010.
  4.14(4)    Stockholder Protection Rights Agreement dated February 15, 2000.
  5.1        Opinion of Irell & Manella LLP.
 10.1(2)     Form of Indemnification Agreement entered into between the Registrant and each of the Registrant's executive officers and directors.
 10.5(2)     Series C Preferred Stock and Warrant Subscription Agreement dated as of February 20, 1998 among the Registrant,
             Warburg, Pincus Ventures, L.P., Crosspoint Venture Partners 1996 and Intel Corporation, as amended by the Assignment and Assumption Agreement and First Amendment to the Series C Preferred Stock and Warrant Subscription Agreement dated as of April 24, 1998 among the Registrant, Warburg, Crosspoint and Robert Hawk.
 10.6(2)     Employment Agreement dated June 21, 1999 between the Registrant and Robert E. Knowling, Jr.
 10.7(2)     Sublease Agreement dated July 6, 1998 between Auspex Systems, Inc. and the Registrant with respect to Registrant's facilities in Santa Clara, California.
 10.8(2)     1998 Employee Stock Purchase Plan and related agreements, as currently in effect.
 10.10(2)    Form of Warrant to purchase Common Stock issued by the Registrant on February 20, 1998 to Warburg, Pincus Ventures,
             L.P., Crosspoint Ventures Partners 1996 and Intel Corporation.
 10.11(5)    Note Secured by Deed of Trust dated October 7, 1998 issued by Catherine A. Hemmer and John J. Hemmer in favor of the
             Registrant.
 10.12(5)    1997 Stock Plan and related option agreement, as currently in effect.
 10.13(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant, AT&T Venture Fund II,
             LP and two affiliated funds.
 10.14(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 among the Registrant, AT&T Venture Fund II,
             LP and two affiliated funds.
 10.15(5)    Series C-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK
             Communications, Inc.
 10.16(5)    Series D-1 Preferred Stock Purchase Agreement dated as of December 30, 1998 between the Registrant and NEXTLINK
             Communications, Inc.
 10.17(5)    Series C-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource,
             Inc.
 10.18(5)    Series D-1 Preferred Stock Purchase Agreement dated as of January 19, 1998 between the Registrant and U.S. Telesource,
             Inc.
 11.1(6)     Statement of Computation of Per Share Earnings.
 12.1(6)     Statement of Computation of Ratios.


 21.1(6)     Subsidiaries of the Registrant.
 23.1        Consent of Ernst & Young LLP, independent auditors.
 23.2        Consent of Irell & Manella LLP (Included in Exhibit 5.1).
 24.1        Power of Attorney (Included in Part II).
 27.1(6)     Financial Data Schedules.

--------------


  (1)  Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No.
       333-51097) as originally filed on April 27, 1998 and as subsequently amended.
  (2)  Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No.
       333-75955) as originally filed on April 4, 1999 and as subsequently amended.
  (3)  Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form 8-K as originally filed on March 23, 2000 and as subsequently amended.
  (4)  Incorporated by reference to Exhibit 4.1 filed with our Registration Statement on Form 8-A as originally filed on February
       22, 2000 and as subsequently amended.
  (5)  Incorporated by reference to the exhibit of corresponding number filed with our Registration Statement on Form S-1 (File No. 333-63899) as
       originally filed on September 21, 1998 and as subsequently amended.
  (6)  Incorporated by reference to the exhibit of corresponding number filed with our report on Form 10-K as originally filed on
       March 30, 2000 and as subsequently amended.
  (7)  Incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-4 (No.
       333-30360) as originally filed on February 14, 2000 and as subsequently amended.
  (8)  Incorporated by reference to the exhibit of correspondingb number filed with our Registration Statement on Form 8-K as originally filed on
       July 7, 2000 and as subsequently amended.

